EXHIBIT 10.2

AMENDED AND RESTATED CREDIT AGREEMENT

dated as of

July 13, 2011

among

MATERION CORPORATION

MATERION ADVANCED MATERIALS TECHNOLOGIES AND SERVICES NETHERLANDS B.V.

The Other Foreign Subsidiary Borrowers Party Hereto

The Lenders Party Hereto

JPMORGAN CHASE BANK, N.A.

as Administrative Agent

and

BANK OF AMERICA, N.A., KEYBANK NATIONAL ASSOCIATION

and WELLS FARGO BANK, NATIONAL ASSOCIATION

as Co-Syndication Agents

J.P. MORGAN SECURITIES LLC

as Sole Bookrunner and Sole Lead Arranger

Table of Contents

(continued)

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Table of Contents

(continued)

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AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”) dated as of July 13, 2011 among MATERION CORPORATION, MATERION ADVANCED MATERIALS TECHNOLOGIES AND SERVICES NETHERLANDS B.V., the other FOREIGN SUBSIDIARY BORROWERS from time to time party hereto, the LENDERS from time to time party hereto, JPMORGAN CHASE BANK, N.A., as Administrative Agent, and BANK OF AMERICA, N.A., KEYBANK NATIONAL ASSOCIATION and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Co-Syndication Agents.

WHEREAS, the Company (formerly known as Brush Engineered Materials Inc.), the Foreign Subsidiary Borrowers party thereto, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent thereunder, are currently party to the Credit Agreement, dated as of November 7, 2007 (as amended, supplemented or otherwise modified prior to the date hereof, the “Existing Credit Agreement”).

WHEREAS, the Company, the Foreign Subsidiary Borrowers, the Lenders and the Administrative Agent have agreed to enter into this Agreement in order to (i) amend and restate the Existing Credit Agreement in its entirety, (ii) re-evidence the “Obligations” under, and as defined in, the Existing Credit Agreement, which shall be repayable in accordance with the terms of this Agreement, and (iii) set forth the terms and conditions under which the Lenders will, from time to time, make loans and extend other financial accommodations to or for the benefit of the Borrowers.

WHEREAS, it is the intent of the parties hereto that this Agreement not constitute a novation of the obligations and liabilities of the parties under the Existing Credit Agreement or be deemed to evidence or constitute full repayment of such obligations and liabilities, but that this Agreement amend and restate in its entirety the Existing Credit Agreement and re-evidence the obligations and liabilities of the Company and the other Loan Parties outstanding thereunder, which shall be payable in accordance with the terms hereof.

WHEREAS, it is also the intent of the Company and the other Loan Parties to confirm that all obligations under the applicable “Loan Documents” (as referred to and defined in the Existing Credit Agreement) shall continue in full force and effect as modified or restated by the Loan Documents (as referred to and defined herein) and that, from and after the Effective Date, all references to the “Credit Agreement” contained in any such existing “Loan Documents” shall be deemed to refer to this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto agree that the Existing Credit Agreement is hereby amended and restated as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to a Loan, or the Loans comprising such Borrowing, bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acquisition” means any transaction, or any series of related transactions, consummated on or after the Effective Date, by which the Company or any Subsidiary (a) acquires any going business or all or substantially all of the assets of any Person, whether through purchase of assets, merger or otherwise or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the Equity Interests of a Person which has ordinary voting power for the election of directors or other similar management personnel of a Person (other than Equity Interests having such power only by reason of the happening of a contingency) or a majority of the outstanding Equity Interests of a Person.

“Adjusted LIBO Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the sum of (i) (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate plus, without duplication, (ii) in the case of Loans by a Lender from its office or branch in the United Kingdom, the Mandatory Cost.

“Administrative Agent” means JPMorgan Chase Bank, N.A. (including its branches and affiliates), in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Foreign Subsidiary” means any Foreign Subsidiary to the extent such Foreign Subsidiary acting as a Subsidiary Guarantor would cause a Deemed Dividend Problem or a Financial Assistance Problem.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Commitment” means the aggregate of the Commitments of all of the Lenders, as reduced or increased from time to time pursuant to the terms and conditions hereof. As of the Effective Date, the Aggregate Commitment is $325,000,000.

“Agreed Currencies” means (i) Dollars, (ii) euro, (iii) Pounds Sterling, (iv) Japanese Yen and (v) any other Foreign Currency agreed to by the Administrative Agent and each of the Lenders.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such page) at approximately 11:00 a.m. London time on such day. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.

“Applicable Percentage” means, with respect to any Lender, the percentage of the Aggregate Commitment represented by such Lender’s Commitment; provided that, in the case of Section 2.24 when a Defaulting Lender shall exist, “Applicable Percentage” shall mean the percentage of the Aggregate Commitment (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments and to any Lender’s status as a Defaulting Lender at the time of determination.

“Applicable Pledge Percentage” means 100%, but 65% in the case of a pledge by the Company or any Domestic Subsidiary of its Equity Interests in a Subsidiary to the extent a 100% pledge would cause a Deemed Dividend Problem.

“Applicable Rate” means, for any day, with respect to commitment fees payable hereunder, Eurocurrency Revolving Loans, ABR Revolving Loans or with respect to commissions on outstanding commercial Letters of Credit payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “Commitment Fee Rate”, “Eurocurrency Spread”, “ABR Spread” or “Commercial L/C Rate”, as the case may be, based upon the Leverage Ratio applicable on such date:

	Leverage Ratio:	Commitment Fee Rate	Eurocurrency Spread	ABR Spread	Commercial L/C Rate
Category 1:	< 1.00 to 1.00	0.225%	1.50%	0.50%	0.75%

Category 2:	≥ 1.00 to 1.00 but < 1.50 to 1.00	0.25%	1.75%	0.75%	0.875%

Category 3:	≥ 1.50 to 1.00 but < 2.00 to 1.00	0.30%	2.00%	1.00%	1.00%

Category 4:	≥ 2.00 to 1.00 but < 2.50 to 1.00	0.35%	2.25%	1.25%	1.125%

Category 5:	≥ 2.50 to 1.00	0.40%	2.50%	1.50%	1.25%

For purposes of the foregoing,

(i) if at any time the Company fails to deliver the Financials on or before the date the Financials are due pursuant to Section 5.01, Category 5 shall be deemed applicable for the period commencing three (3) Business Days after the required date of delivery and ending on the date which is three (3) Business Days after the Financials are actually delivered, after which the Category shall be determined in accordance with the table above as applicable;

(ii) adjustments, if any, to the Category then in effect shall be effective three (3) Business Days after the Administrative Agent has received the applicable Financials (it being understood and agreed that each change in Category shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change); and

(iii) notwithstanding the foregoing, Category 1 shall be deemed to be applicable until the Administrative Agent’s receipt of the applicable Financials for the Company’s first full or partial Fiscal Quarter ending after the Effective Date (unless such Financials demonstrate that Category 2, 3, 4 or 5 should have been applicable during such period, in which case such other Category shall be deemed to be applicable during such period) and adjustments to the Category then in effect shall thereafter be effected in accordance with the preceding paragraphs.

“Approved Fund” has the meaning assigned to such term in Section 9.04.

“Assignment and Assumption” means an assignment and assumption agreement entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Augmenting Lender” has the meaning assigned to such term in Section 2.20.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

“Banking Services” means each and any of the following bank services provided to the Company or any Subsidiary by any Lender or any of its Affiliates: (a) credit cards for commercial customers (including, without limitation, commercial credit cards and purchasing cards), (b) stored value cards and (c) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).

“Banking Services Agreement” means any agreement entered into by the Company or any Subsidiary in connection with Banking Services.

“Banking Services Obligations” means any and all obligations of the Company or any Subsidiary, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

“Beryllium Contracts” means any and all agreements or other arrangements (however styled) for the purchase, procurement or other acquisition of Beryllium, in whatever form (including, without limitation, Beryl ore, Copper Beryllium Master Alloy, Vacuum Cast Beryllium Ingot, and Vacuum Hot Pressed Beryllium Billet), entered into from time to time by the Company or any Subsidiary, but only to the extent that the Dollar Amount of any Indebtedness related thereto does not exceed $20,000,000 during any consecutive 12-month period.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means the Company or any Foreign Subsidiary Borrower.

“Borrowing” means (a) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect or (b) a Swingline Loan.

“Borrowing Request” means a request by any Borrower for a Revolving Borrowing in accordance with Section 2.03.

“Borrowing Subsidiary Agreement” means a Borrowing Subsidiary Agreement substantially in the form of Exhibit F-1.

“Borrowing Subsidiary Termination” means a Borrowing Subsidiary Termination substantially in the form of Exhibit F-2.

“Burdensome Restrictions” means any consensual encumbrance or restriction of the type described in clause (a) or (b) of Section 6.08 (without giving effect to any exceptions described in clauses (i) through (v) of such Section 6.08).

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurocurrency Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in the relevant Agreed Currency in the London interbank market or the principal financial center of the country in which payment or purchase of such Agreed Currency can be made (and, if the Borrowings or LC Disbursements which are the subject of a borrowing, drawing, payment, reimbursement or rate selection are denominated in euro, the term “Business Day” shall also exclude any day on which the TARGET payment system is not open for the settlement of payments in euro).

“Capital Expenditures” means, without duplication, any expenditure of money for any purchase or other acquisition or development of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of the Company and its Subsidiaries prepared in accordance with GAAP.

“Capitalized Lease” of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with GAAP.

“Capitalized Lease Obligations” of a Person means the aggregate amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP.

“Cash Equivalent Investments” means (a) direct obligations of, or fully guaranteed by, the U.S. maturing within one year from the date of acquisition thereof, (b) commercial paper rated A-1 or better by S&P or P-1 or better by Moody’s, (c) demand deposit accounts maintained in the ordinary course of business, and (d) certificates of deposit issued by and time deposits with any Lender or any commercial bank (whether domestic or foreign) having capital and surplus in excess of $100,000,000; provided that, in each case, the same provides for payment of both principal and interest (and not principal alone or interest alone) and is not subject to any contingency regarding the payment of principal or interest.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of Equity Interests representing more than 20% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Company; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Company by Persons who were neither (i) nominated by the board of directors of the Company nor (ii) appointed by directors so nominated; or (c) the occurrence of a change in control, or other similar provision, as defined in any agreement or instrument evidencing any Material Indebtedness (triggering a default or mandatory prepayment, which default or mandatory prepayment has not been waived in writing).

“Change in Law” means the occurrence, after the date of this Agreement (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rules, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted, issued or implemented.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Swingline Loans.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means any and all property owned, leased or operated by a Person covered by the Collateral Documents and any and all other property of any Loan Party, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of Administrative Agent, on behalf of itself and the Holders of Secured Obligations, to secure the Secured Obligations.

“Collateral Documents” means, collectively, the Security Agreement, the Mortgages and all other agreements, instruments and documents executed in connection with this Agreement that are intended to create, perfect or evidence Liens to secure the Secured Obligations, including, without limitation, all other security agreements, pledge agreements, mortgages, deeds of trust, loan agreements, notes, guarantees, subordination agreements, pledges, powers of attorney, consents, assignments, contracts, fee letters, notices, leases, financing statements and all other written matter whether heretofore, now, or hereafter executed by the Company or any of its Subsidiaries and delivered to the Administrative Agent.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced or terminated from time to time pursuant to Section 2.09, (b) increased from time to time pursuant to Section 2.20 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption or other documentation contemplated hereby pursuant to which such Lender shall have assumed its Commitment, as applicable.

“Company” means Materion Corporation, an Ohio corporation.

“Computation Date” is defined in Section 2.04.

“Consolidated EBITDA” means Consolidated Net Income plus, to the extent deducted from revenues in determining Consolidated Net Income, (a) Consolidated Interest Expense, (b) Consolidated Tax Expense, (c) depreciation, (d) amortization, (e) depletion expense and (f) nonrecurring losses incurred other than in the ordinary course of business, minus, to the extent included in Consolidated Net Income, nonrecurring gains realized other than in the ordinary course of business, all calculated for the Company and its Subsidiaries on a consolidated basis.

“Consolidated Fixed Charges” means, with reference to any period, without duplication, Consolidated Interest Expense to the extent paid in cash during such period, plus scheduled principal payments on Indebtedness made during such period, plus Capitalized Lease payments made during such period, all calculated for the Company and its Subsidiaries on a consolidated basis.

“Consolidated Funded Debt” means all Indebtedness for borrowed money and Capitalized Leases, including, without limitation, current, long-term and Subordinated Indebtedness, for the Company and its Subsidiaries on a consolidated basis; provided that, for purposes of this definition, obligations under the following will not be considered in calculating Consolidated Funded Debt: (a) obligations under Swap Agreements, (b) Permitted Precious Metals Agreements (up to a maximum outstanding amount of $500,000,000), (c) the Beryllium Contracts, and (d) Indebtedness under any Sale and Leaseback Transaction.

“Consolidated Interest Expense” means, with reference to any period, the interest expense of the Company and its Subsidiaries calculated on a consolidated basis for such period (but not including any up-front fees paid in connection with this Agreement).

“Consolidated Net Income” means, with reference to any period, the net income (or loss) of the Company and its Subsidiaries calculated on a consolidated basis for such period.

“Consolidated Net Worth” means, on any date, all amounts that would be included under stockholders’ equity on a consolidated balance sheet of the Company and its consolidated Subsidiaries, as determined on a consolidated basis in accordance with GAAP.

“Consolidated Tax Expense” means, with reference to any period, the tax expense of the Company and its Subsidiaries calculated on a consolidated basis for such period.

“Consolidated Total Assets” means, as of the date of any determination thereof, total assets of the Company and its Subsidiaries calculated in accordance with GAAP on a consolidated basis as of such date.

“Contingent Obligation” of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement, take-or-pay contract or the obligations of any such Person as general partner of a partnership with respect to the liabilities of the partnership.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Co-Syndication Agent” means each of Bank of America, N.A., Keybank National Association and Wells Fargo Bank, National Association in its capacity as co-syndication agent for the credit facility evidenced by this Agreement.

“Country Risk Event” means:

(i) any law or action by any Governmental Authority in any Borrower’s or Letter of Credit beneficiary’s country which has the effect of:

(a) changing the obligations under the relevant Letter of Credit, this Agreement or any of the other Loan Documents as originally agreed or otherwise creating any additional liability, cost or expense to the Issuing Bank, the Lenders or the Administrative Agent,

(b) changing the ownership or control by such Borrower or Letter of Credit beneficiary of its business, or

(c) preventing or restricting the conversion into or transfer of the applicable Agreed Currency;

(ii) force majeure; or

(iii) any similar event

which, in relation to (i), (ii) and (iii), directly or indirectly, prevents or restricts the payment or transfer of any amounts owing under the relevant Letter of Credit in the applicable Agreed Currency to the Administrative Agent or the Issuing Bank and freely available to the Administrative Agent or the Issuing Bank.

“Credit Event” means a Borrowing, the issuance of a Letter of Credit, an LC Disbursement or any of the foregoing.

“Credit Party” means the Administrative Agent, the Issuing Bank, the Swingline Lender or any other Lender.

“Deemed Dividend Problem” means, with respect to any Foreign Subsidiary or with respect to any Domestic Subsidiary that is disregarded for U.S. federal income tax purposes that owns the Equity Interests of any Foreign Subsidiary, such Foreign Subsidiary’s accumulated and undistributed earnings and profits being deemed to be repatriated to the Company or a Domestic Subsidiary under Section 956 of the Code and the effect of such repatriation causing materially adverse tax consequences to the Company or such Domestic Subsidiary, in each case as determined by the Company in its commercially reasonable judgment acting in good faith and in consultation with its legal and tax advisors.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Company or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of a Lender Bankruptcy Event.

“Dollar Amount” of any currency at any date shall mean (i) the amount of such currency if such currency is Dollars or (ii) the equivalent in such currency of Dollars if such currency is a Foreign Currency, calculated on the basis of the Exchange Rate for such currency, on or as of the most recent Computation Date provided for in Section 2.04.

“Dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means a Subsidiary organized under the laws of a jurisdiction located in the United States of America.

“Dutch Borrower” means Materion Advanced Materials Technologies and Services Netherlands B. V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands having its corporate seat (statutaire zetel) in Amsterdam, The Netherlands.

“Dutch Financial Supervision Act” means the Dutch Financial Supervision Act (Wet op het financieel toezicht), as amended from time to time.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Eligible Foreign Subsidiary” means any Foreign Subsidiary that is approved from time to time by the Administrative Agent, which approval shall not be unreasonably withheld.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources or the management, release or threatened release of any Hazardous Material.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Company or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“Equivalent Amount” of any currency with respect to any amount of Dollars at any date shall mean the equivalent in such currency of such amount of Dollars, calculated on the basis of the Exchange Rate for such other currency at 11:00 a.m., London time, on the date on or as of which such amount is to be determined.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Company, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Company or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Company or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Company or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal of the Company or any of its ERISA Affiliates from any Plan or Multiemployer Plan; or (g) the receipt by the Company or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Company or any ERISA Affiliate of any notice, concerning the imposition upon the Company or any of its ERISA Affiliates of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“EU” means the European Union.

“euro” and/or “€” means the single currency of the participating member states of the EU.

“Eurocurrency”, when used in reference to a currency means an Agreed Currency and, when used in reference to any Loan or Borrowing, means that such Loan, or the Loans comprising such Borrowing, bears interest at a rate determined by reference to the Adjusted LIBO Rate.

“Eurocurrency Payment Office” of the Administrative Agent shall mean, for each Foreign Currency, the office, branch, affiliate or correspondent bank of the Administrative Agent for such currency as specified from time to time by the Administrative Agent to the Company and each Lender.

“Event of Default” has the meaning assigned to such term in Article VII.

“Exchange Rate” means, on any day, with respect to any Foreign Currency, the rate at which such Foreign Currency may be exchanged into Dollars, as set forth at approximately 11:00 a.m., Local Time, on such date on the Reuters World Currency Page for such Foreign Currency. In the event that such rate does not appear on any Reuters World Currency Page, the Exchange Rate with respect to such Foreign Currency shall be determined by reference to such other publicly available service for displaying exchange rates as may be reasonably selected by the Administrative Agent or, in the event no such service is selected, such Exchange Rate shall instead be calculated on the basis of the arithmetical mean of the buy and sell spot rates of exchange of the Administrative Agent for such Foreign Currency on the London market at 11:00 a.m., Local Time, on such date for the purchase of Dollars with such Foreign Currency, for delivery two Business Days later; provided, that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent, after consultation with the Company, may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Company hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America or any other Governmental Authority, including the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any other Governmental Authority, including any similar tax imposed by any other jurisdiction in which the Company or any Subsidiary is located, and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Company under Section 2.19(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender resulting from any law in effect (including FATCA) on the date such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.17(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Company with respect to such withholding tax pursuant to Section 2.17(a).

“Existing Credit Agreement” is defined in the recitals hereof.

“Existing Letters of Credit” is defined in Section 2.06(a).

“Existing Loans” is defined in Section 2.01.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement, and any current or future regulations or official interpretations thereof.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Assistance Problem” means, with respect to any Foreign Subsidiary, the inability of such Foreign Subsidiary to become a Subsidiary Guarantor or to permit its Equity Interests from being pledged pursuant to a pledge agreement on account of legal or financial limitations imposed by the jurisdiction of organization of such Foreign Subsidiary or other relevant jurisdictions having authority over such Foreign Subsidiary, in each case as determined by the Company in its commercially reasonable judgment acting in good faith and in consultation with its legal and tax advisors.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Company.

“Financials” means the annual or quarterly financial statements, and accompanying certificates and other documents, of the Company and its Subsidiaries required to be delivered pursuant to Section 5.01(a) or 5.01(b).

“First Tier Foreign Subsidiary” means each Foreign Subsidiary with respect to which any one or more of the Company and its Domestic Subsidiaries directly owns or controls more than 50% of such Foreign Subsidiary’s issued and outstanding Equity Interests.

“Fiscal Quarter” means any of the quarterly accounting periods of the Company.

“Fiscal Year” means any of the annual accounting periods of the Company ending on December 31st of each year.

“Fixed Charge Coverage Ratio” means, the ratio, determined as of the end of each Fiscal Quarter of the Company for the then most-recently ended four Fiscal Quarters of (a) Consolidated EBITDA, minus cash taxes paid, minus the unfinanced portion of Capital Expenditures, minus cash dividends, plus cash tax refunds to (b) Consolidated Fixed Charges, all calculated for the Company and its Subsidiaries on a consolidated basis.

“Foreign Currencies” means currencies other than Dollars.

“Foreign Currency LC Exposure” means, at any time, the sum of (a) the Dollar Amount of the aggregate undrawn and unexpired amount of all outstanding Foreign Currency Letters of Credit at such time plus (b) the aggregate principal Dollar Amount of all LC Disbursements in respect of Foreign Currency Letters of Credit that have not yet been reimbursed at such time.

“Foreign Currency Letter of Credit” means a Letter of Credit denominated in a Foreign Currency.

“Foreign Currency Sublimit” means $30,000,000.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Company is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary which is not a Domestic Subsidiary.

“Foreign Subsidiary Borrower” means (i) the Dutch Borrower and (ii) any other Eligible Foreign Subsidiary that becomes a Foreign Subsidiary Borrower pursuant to Section 2.23 and that has not ceased to be a Foreign Subsidiary Borrower pursuant to such Section.

“Foreign Subsidiary Borrower Sublimit” means $30,000,000.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Holders of Secured Obligations” means the holders of the Secured Obligations from time to time and shall include (i) each Lender and the Issuing Bank in respect of its Loans and LC Exposure respectively, (ii) the Administrative Agent, the Issuing Bank and the Lenders in respect of all other present and future obligations and liabilities of the Company and each Subsidiary of every type and description arising under or in connection with this Agreement or any other Loan Document, (iii) each Lender and affiliate of such Lender in respect of Swap Agreements and Banking Services Agreements entered into with such Person by the Company or any Subsidiary, (iv) each indemnified party under Section 9.03 in respect of the obligations and liabilities of the Borrowers to such Person hereunder and under the other Loan Documents, and (v) their respective successors and (in the case of a Lender, permitted) transferees and assigns.

“Hostile Acquisition” means (a) the Acquisition of the Equity Interests of a Person through a tender offer or similar solicitation of the owners of such Equity Interests which has not been approved (prior to such Acquisition) by the board of directors (or any other applicable governing body) of such Person or by similar action if such Person is not a corporation and (b) any such Acquisition as to which such approval has been withdrawn.

“Increasing Lender” has the meaning assigned to such term in Section 2.20.

“Incremental Term Loan” has the meaning assigned to such term in Section 2.20.

“Incremental Term Loan Amendment” has the meaning assigned to such term in Section 2.20.

“Indebtedness” of a Person means, without duplication, such Person’s (a) obligations for borrowed money, (b) obligations representing the deferred purchase price of Property or services (other than accounts payable arising in the ordinary course of such Person’s business payable on terms customary in the trade), (c) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from Property now or hereafter owned or acquired by such Person, (d) obligations which are evidenced by notes, acceptances, or other similar instruments, (e) obligations of such Person to purchase securities or other Property arising out of or in connection with the sale of the same or substantially similar securities or Property or any other Off-Balance Sheet Liabilities, (f) Capitalized Lease Obligations, (g) Contingent Obligations for which the underlying transaction constitutes Indebtedness under this definition, (h) the stated face amount of all letters of credit or bankers’ acceptances issued for the account of such Person and, without duplication, all reimbursement obligations with respect to such issued letters of credit, (i) any and all obligations, contingent or otherwise, whether now existing or hereafter arising, under or in connection with Swap Agreements, including, without limitation, Net Mark-to-Market Exposure, and (j) obligations of such Person under any Sale and Leaseback Transaction.

“Indemnified Taxes” means Taxes that are imposed on or with respect to any payment made by a Borrower hereunder other than Excluded Taxes or Other Taxes.

“Information Memorandum” means the Confidential Information Memorandum dated June 2011 relating to the Company and the Transactions.

“Intercreditor Agreements” means (a) that certain Amended and Restated Intercreditor Agreement dated as of December 28, 2007 by and between the Administrative Agent, on behalf of itself and the Lenders, and The Bank of Nova Scotia, on behalf of itself and as collateral agent on behalf of other consignors of Precious Metal and (b) every other intercreditor agreement related to the Loans entered into by the Administrative Agent, on behalf of itself and the other Lenders, on or after the Effective Date, in each case, as amended, restated, supplemented or otherwise modified from time to time.

“Interest Election Request” means a request by the applicable Borrower to convert or continue a Revolving Borrowing in accordance with Section 2.08.

“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the last day of each March, June, September and December and the Maturity Date, (b) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and the Maturity Date and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid and the Maturity Date.

“Interest Period” means with respect to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the applicable Borrower (or the Company on behalf of the applicable Borrower) may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurocurrency Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurocurrency Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Revolving Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investment” of a Person means any (a) loan or advance, (b) extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade), (c) contribution of capital by such Person, (d) stocks, bonds, mutual funds, partnership interests, notes, debentures, securities or other Equity Interest owned by such Person, (e) any deposit accounts and certificate of deposit owned by such Person, and (f) structured notes, derivative financial instruments and other similar instruments or contracts owned by such Person.

“Issuing Bank” means JPMorgan Chase Bank, N.A., in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.06(i). The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Japanese Yen” and/or “JPY” means the lawful currency of Japan.

“LC Collateral Account” has the meaning assigned to such term in Section 2.06(j).

“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn Dollar Amount of all outstanding Letters of Credit at such time plus (b) the aggregate Dollar Amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Company at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“Lender Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Lender Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a Lender hereunder pursuant to Section 2.20 or pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“Leverage Ratio” means, the ratio, determined as of the end of each Fiscal Quarter of the Company for the then most-recently ended four Fiscal Quarters of (a) Consolidated Funded Debt to (b) Consolidated EBITDA.

“LIBO Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, the rate appearing on, in the case of Dollars, Reuters Screen LIBOR01 Page and, in the case of any Foreign Currency, the appropriate page of such service which displays British Bankers Association Interest Settlement Rates for deposits in such Foreign Currency (or, in each case, on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to deposits in the relevant Agreed Currency in the London interbank market) at approximately 11:00 a.m., London time, two (2) Business Days prior to (or, in the case of Loans denominated in Pounds Sterling, on the day of) the commencement of such Interest Period, as the rate for deposits in the relevant Agreed Currency with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurocurrency Borrowing for such Interest Period shall be the rate at which deposits in the relevant Agreed Currency in an Equivalent Amount of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two (2) Business Days prior to (or, in the case of Loans denominated in Pounds Sterling, on the day of) the commencement of such Interest Period.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” means this Agreement, each Borrowing Subsidiary Agreement, each Borrowing Subsidiary Termination, any promissory notes issued pursuant to Section 2.10(e) of this Agreement, any Letter of Credit applications, the Collateral Documents, the Subsidiary Guaranty, and all other agreements, instruments, documents and certificates identified in Section 4.01 executed and delivered to, or in favor of, the Administrative Agent or any Lenders and including all other pledges, powers of attorney, consents, assignments, contracts, notices, letter of credit agreements, intercreditor agreements and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Loan Party and delivered to the Administrative Agent or any Lender in connection with this Agreement or the transactions contemplated hereby. Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to this Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Loan Parties” means, collectively, the Borrowers and the Subsidiary Guarantors.

“Loans” means the loans made by the Lenders to the Borrowers pursuant to this Agreement.

“Local Time” means (i) Chicago time in the case of a Loan, Borrowing or LC Disbursement denominated in Dollars to, or for the account of, the Company and (ii) local time at the place of the relevant Loan, Borrowing or LC Disbursement (or such earlier local time as is necessary for the relevant funds to be received and transferred to the Administrative Agent for same day value on the date the relevant reimbursement obligation is due) in the case of a Loan, Borrowing or LC Disbursement which is denominated in a Foreign Currency or which is to, or for the account of, a Foreign Subsidiary Borrower (it being understood that such local time shall mean London, England time unless otherwise notified by the Administrative Agent).

“Mandatory Cost” is described in Schedule 2.02.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, property, condition (financial or otherwise) or prospects of the Company and the Subsidiaries taken as a whole, (b) the ability of the Loan Parties to perform any of their material obligations under the Loan Documents or (c) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Administrative Agent and the Lenders thereunder.

“Material Indebtedness” means any Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Company and its Subsidiaries in an aggregate principal amount exceeding $20,000,000 (or the equivalent thereof in currencies other than Dollars). For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Company or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Company or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Material Subsidiary” means each Subsidiary (i) which, as of the most recent Fiscal Quarter of the Company, for the period of four consecutive Fiscal Quarters then ended, for which financial statements have been delivered pursuant to Section 5.01, contributed greater than ten percent (10%) of the Company’s Consolidated EBITDA for such period or (ii) which contributed greater than ten percent (10%) of the Company’s Consolidated Total Assets as of such date; provided that, if at any time the aggregate amount of the Company’s Consolidated EBITDA or Company’s Consolidated Total Assets attributable to Subsidiaries (other than Affected Foreign Subsidiaries) that are not Subsidiary Guarantors exceeds twenty percent (20%) of the Company’s Consolidated EBITDA for any such period or twenty percent (20%) of the Company’s Consolidated Total Assets as of the end of any such Fiscal Quarter, the Company (or, in the event the Company has failed to do so within ten days, the Administrative Agent) shall designate sufficient Subsidiaries (other than Affected Foreign Subsidiaries) as “Material Subsidiaries” to eliminate such excess, and such designated Subsidiaries shall for all purposes of this Agreement constitute Material Subsidiaries.

“Maturity Date” means July 13, 2016.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means each mortgage, deed of trust or other agreement which conveys or evidences a Lien in favor of the Administrative Agent, for the benefit of the Administrative Agent and the Holders of Secured Obligations, on real property of a Loan Party, including any amendment, restatement, modification or supplement thereto.

“Mortgage Instruments” means such title reports, ALTA title insurance policies (with endorsements), evidence of zoning compliance, property insurance, flood certifications and flood insurance, opinions of counsel, ALTA surveys, appraisals (and, if applicable FEMA form acknowledgements of insurance), environmental assessments and reports, mortgage tax affidavits and declarations and other similar information and related certifications as are reasonably requested by, and in form and substance reasonably acceptable to, the Administrative Agent from time to time.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Mark-to-Market Exposure” of a Person means, as of any date of determination, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from Swap Agreements. As used in this definition, “unrealized losses” means the fair market value of the cost to such Person of replacing such Swap Agreement as of the date of determination (assuming the Swap Agreement were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Swap Agreement as of the date of determination (assuming such Swap Agreement were to be terminated as of that date).

“New Money Credit Event” means with respect to the Issuing Bank, any increase (directly or indirectly) in the Issuing Bank’s exposure (whether by way of additional credit or banking facilities or otherwise, including as part of a restructuring) to any Borrower or any Governmental Authority in any Borrower’s or any applicable Letter of Credit beneficiary’s country occurring by reason of (i) any law, action or requirement of any Governmental Authority in such Borrower’s or such Letter of Credit beneficiary’s country, or (ii) any request in respect of external indebtedness of borrowers in such Borrower’s or such Letter of Credit beneficiary’s country applicable to banks generally which conduct business with such borrowers, in each case to the extent calculated by reference to the aggregate Revolving Credit Exposures outstanding prior to such increase.

“Off-Balance Sheet Liability” of a Person means (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (b) any indebtedness, liability or obligation under any Sale and Leaseback Transaction to which such Person is a party which is not a Capitalized Lease, (c) any indebtedness, liability or obligation under any so-called “synthetic lease” transaction entered into by such Person, or (d) any indebtedness, liability or obligation arising with respect to any other transaction to which such Person is a party which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheets of such Person, but excluding obligations with respect to Operating Leases.

“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all LC Exposure, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations and indebtedness (including interest and fees accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), obligations and liabilities of any of the Loan Parties to any of the Lenders, the Administrative Agent, the Issuing Bank or any indemnified party, individually or collectively, existing on the Effective Date or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, in each case, arising by contract, operation of law or otherwise, arising or incurred under this Agreement or any of the other Loan Documents or in respect of any of the Loans made or reimbursement or other obligations incurred or any of the Letters of Credit or other instruments at any time evidencing any thereof.

“Operating Lease” of a Person means any lease of Property (other than a Capitalized Lease) by such Person as lessee which has an original term (including any required renewals and any renewals effective at the option of the lessor) of one year or more.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Overnight Foreign Currency Rate” means, for any amount payable in a Foreign Currency, the rate of interest per annum as reasonably determined by the Administrative Agent at which overnight or weekend deposits in the relevant currency (or if such amount due remains unpaid for more than three Business Days, then for such other period of time as the Administrative Agent may reasonably elect) for delivery in immediately available and freely transferable funds would be offered by the Administrative Agent to major banks in the interbank market upon request of such major banks for the relevant currency as determined above and in an amount comparable to the unpaid principal amount of the related Credit Event, plus any taxes, levies, imposts, duties, deductions, charges or withholdings imposed upon, or charged to, the Administrative Agent by any relevant correspondent bank in respect of such amount in such relevant currency.

“Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Participant” has the meaning set forth in Section 9.04.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Liens” is defined in Section 6.02.

“Permitted Precious Metals Agreements” means precious metals agreements and arrangements (whether styled as debt, a lease, a consignment or otherwise) entered into from time to time by the Company or any Subsidiary, but only to the extent that the aggregate Dollar Amount of the precious metals outstanding thereunder does not exceed $500,000,000. For purposes of this definition, “precious metals” shall include, without limitation, gold, silver, platinum, palladium, rhodium and copper (even though copper is not generally deemed to be a precious metal).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Company or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pledge Subsidiary” means (i) each Domestic Subsidiary which is a Material Subsidiary and (ii) each First Tier Foreign Subsidiary which is a Material Subsidiary.

“Pounds Sterling” means the lawful currency of the United Kingdom.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Precious Metals” has the meaning set forth in Section 5.09(b).

“Pro Forma Basis” means, with respect to any event, that the Company is in compliance to the reasonable satisfaction of the Administrative Agent on a pro forma basis with the applicable covenant, calculation or requirement herein recomputed as if the event with respect to which compliance on a Pro Forma Basis is being tested had occurred on the first day of the four Fiscal Quarter period most recently ended on or prior to such date and for which financial statements have been delivered pursuant to Section 5.01.

“Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person; other assets owned by such Person; and to the extent of such Person’s interest therein, other assets leased or operated by such Person.

“Register” has the meaning set forth in Section 9.04.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Required Lenders” means, at any time, Lenders having Revolving Credit Exposures and unused Commitments representing more than 50% of the sum of the total Revolving Credit Exposures and unused Commitments at such time.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Company or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Company or any Subsidiary or any option, warrant or other right to acquire any such Equity Interests in the Company or any Subsidiary.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and its LC Exposure and Swingline Exposure at such time.

“Revolving Loan” means a Loan made pursuant to Section 2.01.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.

“Sale and Leaseback Transaction” means any sale or other transfer of Property by any Person with the intent to lease such Property as lessee.

“Secured Obligations” means all Obligations, together with all Swap Obligations and Banking Services Obligations owing to one or more Lenders or their respective Affiliates.

“Security Agreement” means that certain Amended and Restated Pledge and Security Agreement (including any and all supplements thereto), dated as of the Effective Date, between the Loan Parties and the Administrative Agent, for the benefit of the Administrative Agent and the other Holders of Secured Obligations, and any other pledge or security agreement entered into, after the date of this Agreement by any other Loan Party (as required by this Agreement or any other Loan Document), or any other Person, as the same may be amended, restated or otherwise modified from time to time.

“Solvent” means, in reference to any Borrower, (i) the fair value of the assets of such Borrower, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (ii) the present fair saleable value of the property of such Borrower will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) such Borrower will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) such Borrower will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted after the Effective Date.

“Statutory Reserve Rate” means, with respect to any currency, a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve, liquid asset or similar requirements (including any marginal, special, emergency or supplemental reserves or other requirements) established by any central bank, monetary authority, the Board, the Financial Services Authority, the European Central Bank or other Governmental Authority for any category of deposits or liabilities customarily used to fund loans in such currency, expressed in the case of each such requirement as a decimal. Such reserve, liquid asset or similar requirements shall, in the case of Dollar denominated Loans, include those imposed pursuant to Regulation D of the Board. Eurocurrency Loans shall be deemed to be subject to such reserve, liquid asset or similar requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under any applicable law, rule or regulation, including Regulation D of the Board. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve, liquid asset or similar requirement.

“Subordinated Indebtedness” means any Indebtedness of the Company or any Subsidiary the payment of which is subordinated to payment of the Secured Obligations.

“Subordinated Indebtedness Documents” means any document, agreement or instrument evidencing any Subordinated Indebtedness or entered into in connection with any Subordinated Indebtedness.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, Controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Company.

“Subsidiary Guarantor” means each Material Subsidiary (other than Affected Foreign Subsidiaries) that is party to the Subsidiary Guaranty (including pursuant to a joinder or supplement thereto). The Subsidiary Guarantors on the Effective Date are identified as such in Schedule 3.01 hereto.

“Subsidiary Guaranty” means that certain Amended and Restated Guaranty dated as of the Effective Date (including any and all supplements thereto) and executed by each Subsidiary Guarantor party thereto, and, in the case of any guaranty by a Foreign Subsidiary, any other guaranty agreements executed by a Foreign Subsidiary for the benefit of the Administrative Agent and the other Holders of Secured Obligations, in each case as amended, restated, supplemented or otherwise modified from time to time.

“Substantial Portion” means Property which represents more than 10% of the Consolidated Total Assets of the Company or Property which is responsible for more than 10% of the consolidated net sales or of the Consolidated Net Income of the Company, in each case, as would be shown in the consolidated financial statements of the Company as at the beginning of the four-quarter period ending with the quarter in which such determination is made (or if financial statements have not been delivered hereunder for that quarter which begins the four quarter period, then the financial statements delivered hereunder for the quarter ending immediately prior to that quarter).

“Swap Agreement” means any transaction (including an agreement with respect thereto) now existing or hereafter entered into by the Company or any Subsidiary which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

“Swap Obligations” means any and all obligations of the Company or any Subsidiary, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Agreements permitted hereunder with a Lender or an Affiliate of a Lender, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any such Swap Agreement transaction.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.

“Swingline Lender” means JPMorgan Chase Bank, N.A., in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.05.

“TARGET” means the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) reasonably determined by the Administrative Agent to be a suitable replacement) for the settlement of payments in euro.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, assessment fees, similar charges or withholdings imposed by any Governmental Authority.

“Transactions” means the execution, delivery and performance by the Loan Parties of this Agreement and the other Loan Documents, the borrowing of Loans and other credit extensions, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.

“Unliquidated Obligations” means, at any time, any Secured Obligations (or portion thereof) that are contingent in nature or unliquidated at such time, including any Secured Obligation that is: (i) an obligation to reimburse a bank for drawings not yet made under a letter of credit issued by it; (ii) any other obligation (including any guarantee) that is contingent in nature at such time; or (iii) an obligation to provide collateral to secure any of the foregoing types of obligations.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurocurrency Loan”) or by Class and Type (e.g., a “Eurocurrency Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurocurrency Borrowing”) or by Class and Type (e.g., a “Eurocurrency Revolving Borrowing”).

SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law), and all judgments, orders and decrees, of all Governmental Authorities. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Company notifies the Administrative Agent that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Company that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Company or any Subsidiary at “fair value”, as defined therein and (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

SECTION 1.05. Amendment and Restatement of the Existing Credit Agreement. The parties to this Agreement agree that, upon (i) the execution and delivery by each of the parties hereto of this Agreement and (ii) satisfaction of the conditions set forth in Section 4.01, the terms and provisions of the Existing Credit Agreement shall be and hereby are amended, superseded and restated in their entirety by the terms and provisions of this Agreement. This Agreement is not intended to and shall not constitute a novation. All Loans made and Obligations incurred under the Existing Credit Agreement which are outstanding on the Effective Date shall continue as Loans and Obligations under (and, as of the Effective Date, shall be governed by the terms of) this

Agreement and the other Loan Documents. Without limiting the foregoing, upon the effectiveness hereof: (a) all references in the “Loan Documents” (as defined in the Existing Credit Agreement) to the “Administrative Agent”, the “Credit Agreement” and the “Loan Documents” shall be deemed to refer to the Administrative Agent, this Agreement and the Loan Documents, (b) the Existing Letters of Credit which remain outstanding on the Effective Date shall continue as Letters of Credit under (and, as of the Effective Date, shall be governed by the terms of) this Agreement, (c) all obligations constituting “Obligations” with any Lender or any Affiliate of any Lender which are outstanding on the Effective Date shall continue as Obligations under this Agreement and the other Loan Documents, (d) the Administrative Agent shall make such reallocations, sales, assignments or other relevant actions in respect of each Lender’s credit exposure under the Existing Credit Agreement as are necessary in order that each such Lender’s Revolving Credit Exposure and outstanding Revolving Loans hereunder reflect such Lender’s Applicable Percentage of the outstanding aggregate Revolving Exposures on the Effective Date and (e) the Company hereby agrees to compensate each Lender for any and all losses, costs and expenses incurred by such Lender in connection with the sale and assignment of any Eurocurrency Loans (including the “Eurocurrency Loans” under the Existing Credit Agreement) and such reallocation described above, in each case on the terms and in the manner set forth in Section 2.16 hereof.

ARTICLE II

The Credits

SECTION 2.01. Commitments. Prior to the Effective Date, certain loans were previously made to the Borrowers under the Existing Credit Agreement which remain outstanding as of the date of this Agreement (such outstanding loans being hereinafter referred to as the “Existing Loans”). Subject to the terms and conditions set forth in this Agreement, the Borrowers and each of the Lenders agree that on the Effective Date but subject to the satisfaction of the conditions precedent set forth in Section 4.01 and the reallocation and other transactions described in Section 1.05, the Existing Loans shall, as of the Effective Date, be reevidenced as Loans under this Agreement and the terms of the Existing Loans shall be restated in their entirety and shall be evidenced by this Agreement. Subject to the terms and conditions set forth herein, each Lender agrees to make Revolving Loans to the Borrowers in Agreed Currencies from time to time during the Availability Period in an aggregate principal amount that will not result in (a) subject to Sections 2.04 and 2.11(b), the Dollar Amount of such Lender’s Revolving Credit Exposure exceeding the Dollar Amount of such Lender’s Commitment, (b) subject to Sections 2.04 and 2.11(b), the sum of the Dollar Amount of the total Revolving Credit Exposures exceeding the Aggregate Commitment, (c) subject to Sections 2.04 and 2.11(b), the Dollar Amount of the total outstanding Revolving Loans and LC Exposure, in each case denominated in Foreign Currencies, exceeding the Foreign Currency Sublimit or (d) subject to Sections 2.04 and 2.11(b), the Dollar Amount of the total Revolving Credit Exposures in respect of Foreign Subsidiary Borrowers exceeding the Foreign Subsidiary Borrower Sublimit. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Revolving Loans.

SECTION 2.02. Loans and Borrowings. (a) Each Revolving Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Revolving Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.14, each Revolving Borrowing shall be comprised entirely of ABR Loans or Eurocurrency Loans as the relevant Borrower may request in accordance herewith; provided that each ABR Loan shall only be made in Dollars and shall only be made to the Company. Each Swingline Loan shall be an ABR Loan. Each Lender at its option may make any Eurocurrency Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan (and in the case of an Affiliate, the provisions of Sections 2.14, 2.15, 2.16 and 2.17 shall apply to such Affiliate to the same extent as to such Lender); provided that any exercise of such option shall not affect the obligation of the relevant Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Eurocurrency Revolving Borrowing that is made to the Company, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 (or, if such Borrowing is denominated in (i) Japanese Yen, JPY100,000,000 or (ii) a Foreign Currency other than Japanese Yen, 1,000,000 units of such currency) and not less than $3,000,000 (or, if such Borrowing is denominated in (i) Japanese Yen, JPY300,000,000 or (ii) a Foreign Currency other than Japanese Yen, 3,000,000 units of such currency). Subject to paragraph (e) of this Section, at the commencement of each Interest Period for any Eurocurrency Revolving Borrowing that is made to a Foreign Subsidiary Borrower, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 (or, if such Borrowing is denominated in (i) Japanese Yen, JPY10,000,000 or (ii) a Foreign Currency other than Japanese Yen, 100,000 units of such currency) and not less than $100,000 (or, if such Borrowing is denominated in (i) Japanese Yen, JPY10,000,000 or (ii) a Foreign Currency other than Japanese Yen, 100,000 units of such currency). At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $1,000,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Aggregate Commitment or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e). Each Swingline Loan shall be in an amount that is an integral multiple of $500,000 and not less than $500,000. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of eight (8) Eurocurrency Revolving Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, no Borrower shall be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

(e) An initial Borrowing from a Lender to any Borrower that is organized under the laws of The Netherlands and any amount transferred to a new Lender in relation to a Loan or Commitment made to any Borrower that is organized under the laws of The Netherlands shall be at least €50,000 (or its equivalent in another currency) or any other amount which becomes applicable at any time pursuant to Wijzigingsbesluit financiële markten 2012 (or any other regulation amending the currently applicable amount of €50,000) or, if it is less, the Lender or such new Lender (as the case may be) shall confirm in writing to such relevant Borrower that it is a professional market party within the meaning of the Dutch Financial Supervision Act.

SECTION 2.03. Requests for Revolving Borrowings. To request a Revolving Borrowing, the applicable Borrower, or the Company on behalf of the applicable Borrower, shall notify the Administrative Agent of such request (a) by irrevocable written notice (via a written Borrowing Request in a form approved by the Administrative Agent and signed by the applicable Borrower, or the Company on behalf of the applicable Borrower, promptly followed by telephonic confirmation of such request) in the case of a Eurocurrency Borrowing, not later than 11:00 a.m., Local Time, three (3) Business Days (in the case of a Eurocurrency Borrowing denominated in Dollars to the Company) or by irrevocable written notice (via a written Borrowing Request in a form approved by the Administrative Agent and signed by such Borrower, or the Company on its behalf) not later than four (4) Business Days (in the case of a Eurocurrency Borrowing denominated in a Foreign Currency or a Eurocurrency Borrowing to a Foreign Subsidiary Borrower), in each case before the date of the proposed Borrowing or (b) by telephone in the case of an ABR Borrowing, not later than 11:00 a.m., Chicago time, one (1) Business Day before the date of the proposed Borrowing; provided that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e) may be given not later than 10:00 a.m., Chicago time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the applicable Borrower, or the Company on behalf of the applicable Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the aggregate amount of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing;

(iv) in the case of a Eurocurrency Borrowing, the Agreed Currency and initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v) the location and number of the applicable Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07.

If no election as to the Type of Revolving Borrowing is specified, then, in the case of a Borrowing denominated in Dollars to the Company, the requested Revolving Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurocurrency Revolving Borrowing, then the relevant Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04. Determination of Dollar Amounts. The Administrative Agent will determine the Dollar Amount of:

(a) each Eurocurrency Borrowing as of the date three (3) Business Days prior to the date of such Borrowing or, if applicable, the date of conversion/continuation of any Borrowing as a Eurocurrency Borrowing,

(b) the LC Exposure as of the date of each request for the issuance, amendment, renewal or extension of any Letter of Credit, and

(c) all outstanding Credit Events on and as of the last Business Day of each calendar quarter and, during the continuation of an Event of Default, on any other Business Day elected by the Administrative Agent in its discretion or upon instruction by the Required Lenders.

Each day upon or as of which the Administrative Agent determines Dollar Amounts as described in the preceding clauses (a), (b) and (c) is herein described as a “Computation Date” with respect to each Credit Event for which a Dollar Amount is determined on or as of such day.

SECTION 2.05. Swingline Loans. (a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans in Dollars to the Company from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $25,000,000 or (ii) the Dollar Amount of the total Revolving Credit Exposures exceeding the Aggregate Commitment; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Company may borrow, prepay and reborrow Swingline Loans.

(b) To request a Swingline Loan, the Company shall notify the Administrative Agent of such request by telephone (confirmed by telecopy), not later than 12:00 noon, Chicago time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Company. The Swingline Lender shall make each Swingline Loan available to the Company by means of a credit to the general deposit account of the Company with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e), by remittance to the Issuing Bank) by 3:00 p.m., Chicago time, on the requested date of such Swingline Loan.

(c) The Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., Chicago time, on any Business Day require the Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable

Percentage of such Swingline Loan or Loans. Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders. The Administrative Agent shall notify the Company of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Company (or other party on behalf of the Company) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Company for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Company of any default in the Company’s repayment of such Swingline Loan.

SECTION 2.06. Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, the Company may request the issuance of Letters of Credit denominated in Agreed Currencies for its own account or any Subsidiary, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Company to, or entered into by the Company with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control; provided, however, if the Issuing Bank is requested to issue Letters of Credit with respect to a jurisdiction the Issuing Bank deems, in its reasonable judgment, may at any time subject it to a New Money Credit Event or a Country Risk Event, the Company shall, at the request of the Issuing Bank, guaranty and indemnify the Issuing Bank against any and all costs, liabilities and losses to the extent resulting from such New Money Credit Event or Country Risk Event, in each case in a form and substance reasonably satisfactory to the Issuing Bank. The letters of credit identified on Schedule 2.06 (the “Existing Letters of Credit”) shall be deemed to be “Letters of Credit” issued on the Effective Date for all purposes of the Loan Documents, except that the Issuing Bank shall not collect any issuance or fronting fee or similar compensation with respect to the deemed issuance thereof on the Effective Date.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Company shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the Agreed Currency applicable thereto, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, the Company also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Company shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) subject to Sections 2.04 and 2.11(b), the Dollar Amount of the LC Exposure shall not exceed $100,000,000, (ii) subject to Sections 2.04 and 2.11(b), the sum of the Dollar Amount of the total Revolving Credit Exposures shall not exceed the Aggregate Commitment and (iii) subject to Sections 2.04 and 2.11(b), the

Dollar Amount of the sum of the total outstanding Revolving Loans and LC Exposure, in each case denominated in Foreign Currencies, shall not exceed the Foreign Currency Sublimit.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five (5) Business Days prior to the Maturity Date.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate Dollar Amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Company on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Company for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Company shall reimburse such LC Disbursement by paying to the Administrative Agent in Dollars the Dollar Amount equal to such LC Disbursement, calculated as of the date the Issuing Bank made such LC Disbursement (or if the Issuing Bank shall so elect in its sole discretion by notice to the Company, in such other Agreed Currency which was paid by the Issuing Bank pursuant to such LC Disbursement in an amount equal to such LC Disbursement) not later than 12:00 noon, Local Time, on the date that such LC Disbursement is made, if the Company shall have received notice of such LC Disbursement prior to 10:00 a.m., Local Time, on such date, or, if such notice has not been received by the Company prior to such time on such date, then not later than 12:00 noon, Local Time, on the Business Day immediately following the day that the Company receives such notice; provided that, if such LC Disbursement is at least the Dollar Amount of $1,000,000, the Company may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.05 that such payment be financed with an ABR Revolving Borrowing or Swingline Loan in an equivalent Dollar Amount of such LC Disbursement and, to the extent so financed, the Company’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan. If the Company fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Company in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Company, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Company pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Company of its obligation to reimburse such LC Disbursement. If the Company’s reimbursement of, or obligation to reimburse, any amounts in any Foreign Currency would subject the Administrative Agent, the Issuing Bank or any Lender to any stamp duty, ad valorem charge or similar tax that would not be payable if such reimbursement were made or required to be made in Dollars, the Company shall, at its option, either (x) pay the amount of any such tax requested by the Administrative Agent, the Issuing Bank or the relevant Lender or (y) reimburse each LC Disbursement made in such Foreign Currency in Dollars, in an amount equal to the Equivalent Amount, calculated using the applicable Exchange Rates, on the date such LC Disbursement is made, of such LC Disbursement.

(f) Obligations Absolute. The Company’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Company’s obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank. Notwithstanding anything to the contrary in this paragraph, nothing herein shall be construed to excuse the Issuing Bank from liability to the Company to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Company to the extent permitted by applicable law) suffered by the Company that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank, the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the Company by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Company of its obligation to reimburse the Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the Company shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Company reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans (or in the case such LC Disbursement is denominated in a Foreign Currency, at the Overnight Foreign Currency Rate for such Agreed Currency plus the then effective Applicable Rate with respect to Eurocurrency Revolving Loans); provided that, if the Company fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Replacement of the Issuing Bank. The Issuing Bank may be replaced at any time by written agreement among the Company, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Company shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit then outstanding and issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Company receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Company shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders (the “LC Collateral Account”), an amount in cash equal to 105% of the Dollar Amount of the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that (i) the portions of such amount attributable to undrawn Foreign Currency Letters of Credit or LC Disbursements in a Foreign Currency that the Company is not late in reimbursing shall be deposited in the applicable Foreign Currencies in the actual amounts of such undrawn Letters of Credit and LC Disbursements and (ii) the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Company described in clause (h) or (i) of Article VII. For the purposes of this paragraph, the Foreign Currency LC Exposure shall be calculated using the applicable Exchange Rates on the date notice demanding cash collateralization is delivered to the Company. The Company also shall deposit cash collateral pursuant to this paragraph as and to the extent required by Section 2.11(b). Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Secured Obligations. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account and the Company hereby grants the Administrative Agent a security interest in the LC Collateral Account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Company’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Company for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other Secured Obligations. If the Company is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Company within three (3) Business Days after all Events of Default have been cured or waived.

(k) Conversion. In the event that the Loans become immediately due and payable on any date pursuant to Article VII, all amounts (i) that the Company is at the time or thereafter becomes required to reimburse or otherwise pay to the Administrative Agent in respect of LC Disbursements made under any Foreign Currency Letter of Credit (other than amounts in respect of which the Company has deposited cash collateral pursuant to paragraph (j) above, if such cash collateral was deposited in the applicable Foreign Currency to the extent so deposited or applied), (ii) that the Lenders are at the time or thereafter become required to pay to the Administrative Agent and the Administrative Agent is at the time or thereafter becomes required to distribute to the Issuing Bank pursuant to paragraph (e) of this Section in respect of unreimbursed LC Disbursements made under any Foreign Currency Letter of Credit and (iii) of each Lender’s participation in any Foreign Currency Letter of Credit under which an LC Disbursement has been made shall, automatically and with no further action required, be converted into the Dollar Amount, calculated using the Exchange Rates on such date (or in the case of any LC Disbursement made after such date, on the date such LC Disbursement is made), of such amounts. On and after such conversion, all amounts accruing and owed to the Administrative Agent, the Issuing Bank or any Lender in respect of the obligations described in this paragraph shall accrue and be payable in Dollars at the rates otherwise applicable hereunder.

SECTION 2.07. Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds (i) in the case of Loans denominated in Dollars to the Company, by 12:00 noon, Chicago time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders and (ii) in the case of each Loan denominated in a Foreign Currency or to a Foreign Subsidiary Borrower, by 12:00 noon, Local Time, in the city of the Administrative Agent’s Eurocurrency Payment Office for such currency and Borrower and at such Eurocurrency Payment Office; provided that Swingline Loans shall be made as provided in Section 2.05. The Administrative Agent will make such Loans available to the relevant Borrower by promptly crediting the amounts so received, in like funds, to (x) an account of the Company maintained with the Administrative Agent in New York City or Chicago and designated by the relevant Borrower in the applicable Borrowing Request, in the case of Loans denominated in Dollars to the Company and (y) an account of such Borrower and designated by such Borrower in the applicable Borrowing Request, in the case of Loans denominated in a Foreign Currency or to a Foreign Subsidiary Borrower; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the Issuing Bank.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the relevant Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and such Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation (including without limitation the Overnight Foreign Currency Rate in the case of Loans denominated in a Foreign Currency) or (ii) in the case of such Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.08. Interest Elections. (a) Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Revolving Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the relevant Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurocurrency Revolving Borrowing, may elect Interest Periods therefor, all as provided in this Section. A Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

(b) To make an election pursuant to this Section, a Borrower, or the Company on its behalf, shall notify the Administrative Agent of such election (by telephone or irrevocable written notice in the case of a Borrowing denominated in Dollars to the Company or by irrevocable written notice (via an Interest Election Request in a form approved by the Administrative Agent and signed by such Borrower, or the Company on its behalf) in the case of a Borrowing denominated in a Foreign Currency or to a Foreign Subsidiary Borrower) by the time that a Borrowing Request would be required under Section 2.03 if such Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the

Administrative Agent and signed by the relevant Borrower, or the Company on its behalf. Notwithstanding any contrary provision herein, this Section shall not be construed to permit any Borrower to (i) change the currency of any Borrowing, (ii) elect an Interest Period for Eurocurrency Loans that does not comply with Section 2.02(d) or (iii) convert any Borrowing to a Borrowing of a Type not available under the Class of Commitments pursuant to which such Borrowing was made.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; and

(iv) if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period and Agreed Currency to be applicable thereto after giving effect to such election, which Interest Period shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the relevant Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Revolving Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period (i) in the case of a Borrowing denominated in Dollars borrowed by the Company, such Borrowing shall be converted to an ABR Borrowing and (ii) in the case of a Borrowing denominated in a Foreign Currency (or in Dollars by a Foreign Subsidiary Borrower) in respect of which the applicable Borrower shall have failed to deliver an Interest Election Request prior to the third (3rd) Business Day preceding the end of such Interest Period, such Borrowing shall automatically continue as a Eurocurrency Borrowing in the same Agreed Currency with an Interest Period of one month unless such Eurocurrency Borrowing is or was repaid in accordance with Section 2.11. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Company, then, so long as an Event of Default is continuing (i) no outstanding Revolving Borrowing borrowed by the Company may be converted to or continued as a Eurocurrency Borrowing, (ii) unless repaid, each Eurocurrency Revolving Borrowing borrowed by the Company shall be converted to an ABR Borrowing (and any such Eurocurrency Revolving Borrowing in a Foreign Currency shall be redenominated in Dollars at the time of such conversion) at the end of the Interest Period applicable thereto and (iii) unless repaid, each Eurocurrency Revolving Borrowing by a Foreign Subsidiary Borrower shall automatically be continued as a Eurocurrency Borrowing with an Interest Period of one month.

SECTION 2.09. Termination and Reduction of Commitments. (a) Unless previously terminated, the Commitments shall terminate on the Maturity Date.

(b) The Company may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $5,000,000 and not less than $10,000,000 and (ii) the Company shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.11, the Dollar Amount of the sum of the Revolving Credit Exposures would exceed the Aggregate Commitment.

(c) The Company shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Company pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Company may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Company (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

SECTION 2.10. Repayment of Loans; Evidence of Debt. (a) Each Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan made to such Borrower on the Maturity Date in the currency of such Loan and (ii) in the case of the Company, to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two Business Days after such Swingline Loan is made; provided that on each date that a Revolving Borrowing is made, the Company shall repay all Swingline Loans then outstanding.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class, Agreed Currency and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of any Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans made by it to any Borrower be evidenced by a promissory note. In such event, the relevant Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent and consistent with the terms of this Agreement. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.11. Prepayment of Loans.

(a) Any Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with the provisions of this Section 2.11(a). The applicable Borrower, or the Company on behalf of the applicable Borrower, shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurocurrency Revolving Borrowing, not later than 11:00 a.m., Local Time, three Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Revolving Borrowing, not later than 11:00 a.m., Chicago time, one Business Day before the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 12:00 noon, Chicago time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09. Promptly following receipt of any such notice relating to a Revolving Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Revolving Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by (i) accrued interest to the extent required by Section 2.13 and (ii) break funding payments pursuant to Section 2.16.

(b) If at any time, (i) other than as a result of fluctuations in currency exchange rates, (A) the sum of the aggregate principal Dollar Amount of all of the Revolving Credit Exposures (calculated, with respect to those Credit Events denominated in Foreign Currencies, as of the most recent Computation Date with respect to each such Credit Event) exceeds the Aggregate Commitment or such sum in respect of Foreign Subsidiary Borrowers exceeds the Foreign Subsidiary Borrower Sublimit or (B) the sum of the aggregate principal Dollar Amount of all of the outstanding Revolving Credit Exposures denominated in Foreign Currencies (the “Foreign Currency Exposure”) (so calculated), as of the most recent Computation Date with respect to each such Credit Event, exceeds the Foreign Currency Sublimit or (ii) solely as a result of fluctuations in currency exchange rates, (A) the sum of the aggregate principal Dollar Amount of all of the Revolving Credit Exposures (so calculated) exceeds 105% of the Aggregate Commitment or such sum in respect of Foreign Subsidiary Borrowers exceeds 105% of the Foreign Subsidiary Borrower Sublimit or (B) the Foreign Currency Exposure, as of the most recent Computation Date with respect to each such Credit Event, exceeds 105% of the Foreign Currency Sublimit, the Borrowers shall in each case immediately repay Borrowings or cash collateralize LC Exposure in an account with the Administrative Agent pursuant to Section 2.06(j), as applicable, in an aggregate principal amount sufficient to cause (x) the aggregate Dollar Amount of all Revolving Credit Exposures (so calculated) to be less than or equal to the Aggregate Commitment, (y) the Foreign Currency Exposure to be less than or equal to the Foreign Currency Sublimit and (z) the aggregate Dollar Amount of all Revolving Credit Exposures in respect of the Foreign Subsidiary Borrowers to be less than the Foreign Subsidiary Borrower Sublimit.

SECTION 2.12. Fees. (a) The Company agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the Applicable Rate on the average daily unused Dollar Amount of the Commitment of such Lender during the period from and including the Effective Date to but excluding the date on which such Commitment terminates. Accrued commitment fees shall be payable in arrears on the third (3rd) Business Day immediately following the last day of March, June, September and December of each year and on the date on which the Commitments terminate, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing commitment fees, (i) the Commitment of a Lender (other than the Swingline Lender) shall be deemed to be used to the extent of the outstanding Revolving Loans and LC Exposure of such Lender, and (ii) the Commitment of the Lender acting as Swingline Lender shall be deemed to be used to the extent of the outstanding Revolving Loans, LC Exposure and Swingline Loans of such Lender.

(b) The Company agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue, in the case of commercial Letters of Credit, at the Applicable Rate and, in the case of standby Letters of Credit, at the same Applicable Rate used to determine the interest rate applicable to Eurocurrency Revolving Loans on the average daily Dollar Amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank for its own account a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily Dollar Amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) attributable to Letters of Credit issued by the Issuing Bank during the period from and including the Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s standard fees and commissions (including, without limitation, standard commissions with respect to commercial Letters of Credit, payable at the time of invoice of such amounts) with respect to the issuance, amendment, cancellation, negotiation, transfer, presentment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Unless otherwise specified above, participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third (3rd) Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within ten (10) days after invoice. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) The Company agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Company and the Administrative Agent.

(d) All fees payable hereunder shall be paid on the dates due, in Dollars and immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

SECTION 2.13. Interest. (a) The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b) The Loans comprising each Eurocurrency Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by any Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Revolving Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest (i) computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and (ii) for Borrowings denominated in Pounds Sterling shall be computed on the basis of a year of 365 days, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.14. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurocurrency Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the applicable Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the applicable Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Eurocurrency Borrowing shall be ineffective and any such Eurocurrency Borrowing shall be repaid on the last day of the then current Interest Period applicable thereto, (ii) any Eurocurrency Borrowing by a Foreign Subsidiary Borrower that is requested to be continued shall be repaid on the last day of the then current Interest Period applicable thereto and (iii) if any Borrowing Request by the Company requests a Eurocurrency Revolving Borrowing in Dollars, such Borrowing shall be made as an ABR Borrowing (and if any Borrowing Request requests a Eurocurrency Revolving Borrowing by a Foreign Subsidiary Borrower or denominated in a Foreign Currency, such Borrowing Request shall be ineffective); provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.

SECTION 2.15. Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank;

(ii) impose on any Lender or the Issuing Bank or the London interbank market any other condition, cost or expense affecting this Agreement or Eurocurrency Loans made by such Lender or any Letter of Credit or participation therein; or

(iii) subject the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payments to be made by or on account of any obligation of any Borrower hereunder to any Taxes on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto (other than the imposition or change in rate of any (A) Indemnified Taxes, (B) Excluded Taxes or (C) Other Taxes);

and the result of any of the foregoing shall be to increase the cost to such Person of making or maintaining any Loan or of maintaining its obligation to make any such Loan (including, without limitation, pursuant to any conversion of any Borrowing denominated in an Agreed Currency into a Borrowing denominated in any other Agreed Currency) or to increase the cost to such Person of participating in, issuing or maintaining any Letter of Credit (including, without limitation, pursuant to any conversion of any Borrowing denominated in an Agreed Currency into a Borrowing denominated in any other Agreed Currency) or to reduce the amount of any sum received or receivable by such Person hereunder, whether of principal, interest or otherwise (including, without limitation, pursuant to any conversion of any Borrowing denominated in an Agreed Currency into a Borrowing denominated in any other Agreed Currency), then the applicable Borrower will pay to such Person such additional amount or amounts as will compensate such Person for such additional costs incurred or reduction suffered.

(b) If any Lender or the Issuing Bank reasonably determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved with respect thereto but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time the applicable Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or the Issuing Bank describing the Change in Law in reasonable detail and setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the

Company and shall be conclusive absent manifest error. The Company shall pay, or cause the other Borrowers to pay, such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Company shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16. Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or as a result of any prepayment pursuant to Section 2.11), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurocurrency Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(a) and is revoked in accordance therewith) or (d) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Company pursuant to Section 2.19, then, in any such event, the Borrowers shall compensate each Lender for the loss, cost and expense attributable to such event. Such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in the relevant currency of a comparable amount and period from other banks in the eurocurrency market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the applicable Borrower and shall be conclusive absent manifest error. The applicable Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

SECTION 2.17. Taxes. (a) Any and all payments by or on account of any obligation of each Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if any Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions and (iii) such Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, each Borrower shall pay any Other Taxes related to such Borrower and imposed on or incurred by the Administrative Agent, a Lender or the Issuing Bank to the relevant Governmental Authority in accordance with applicable law.

(c) The relevant Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of such Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Company by a Lender or the Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Borrower to a Governmental Authority, such Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which a Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to such Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by such Borrower as will permit such payments to be made without withholding or at a reduced rate.

(f) If the Administrative Agent or a Lender determines, in its reasonable discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrowers or with respect to which a Borrower has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to such Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section 2.17 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that such Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to any Borrower or any other Person.

(g) Each Lender shall severally indemnify the Administrative Agent for any Taxes (but, in the case of any Indemnified Taxes or Other Taxes, only to the extent that the Borrowers have not already indemnified the Administrative Agent for such Indemnified Taxes or Other Taxes and without limiting the obligation of each Borrower to do so) attributable to such Lender that are paid or payable by the Administrative Agent in connection with this Agreement and any reasonable expenses arising therefrom or with respect thereto, whether or not such amounts were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 2.17(g) shall be paid within 10 days after the Administrative Agent delivers to the applicable Lender a certificate stating the amount so paid or payable by the Administrative Agent. Such certificate shall be conclusive of the amount so paid or payable absent manifest error.

(h) If a payment made to a Lender under this Agreement would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Company and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for each Borrower and the Administrative Agent to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.17(h), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

SECTION 2.18. Payments Generally; Allocations of Proceeds; Pro Rata Treatment; Sharing of Set-offs.

(a) Each Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to (i) in the case of payments denominated in Dollars by the Company, 12:00 noon, Chicago time and (ii) in the case of payments denominated in a Foreign Currency or by a Foreign Subsidiary Borrower, 12:00 noon, Local Time, in the city of the Administrative Agent’s Eurocurrency Payment Office for such currency, in each case on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made (i) in the same currency in which the applicable Credit Event was made (or where such currency has been converted to euro, in euro) and (ii) to the Administrative Agent at its offices at 10 South Dearborn Street, Chicago, Illinois 60603 or, in the case of a Credit Event denominated in a Foreign Currency or to a Foreign Subsidiary Borrower, the Administrative Agent’s Eurocurrency Payment Office for such currency, except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments denominated in the same currency received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. Notwithstanding the foregoing provisions of this Section, if, after the making of any Credit Event in any Foreign Currency, currency control or exchange regulations are imposed in the country which issues such currency with the result that the type of currency in which the Credit Event was made (the “Original Currency”) no longer exists or any Borrower is not able to make payment to the Administrative Agent for the account of the Lenders in such Original Currency, then all payments to be made by such Borrower hereunder in such currency shall instead be made when due in Dollars in an amount equal to the Dollar Amount (as of the date of repayment) of such payment due, it being the intention of the parties hereto that the Borrowers take all risks of the imposition of any such currency control or exchange regulations.

(b) Any proceeds of Collateral received by the Administrative Agent (i) not constituting a specific payment of principal, interest, fees or other sum payable under the Loan Documents (which shall be applied as specified by the Company) or (ii) after an Event of Default has occurred and is continuing and the Administrative Agent so elects or the Required Lenders so direct, such funds shall be applied ratably first, to pay any fees, indemnities, or expense reimbursements including amounts then due to the Administrative Agent and the Issuing Bank from any Borrower, second, to pay any fees or expense reimbursements then due to the Lenders from any Borrower, third, to pay interest then due and payable on the Loans ratably, fourth, to prepay principal on the Loans and unreimbursed LC Disbursements and any other amounts owing with respect to Banking Services Obligations and Swap Obligations ratably, fifth, to pay an amount to the Administrative Agent equal to one hundred five percent (105%) of the aggregate undrawn face amount of all outstanding Letters of Credit and the aggregate amount of any unpaid LC Disbursements, to be held as cash collateral for such Obligations, and sixth, to the payment of any other Secured Obligation due to the Administrative Agent or any Lender by any Borrower. Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Company, or unless an Event of Default is in existence, none of the Administrative Agent or any Lender shall apply any payment which it receives to any Eurocurrency Loan of a Class, except (a) on the expiration date of the Interest Period applicable to any such Eurocurrency Loan or (b) in the event, and only to the extent, that there are no outstanding ABR Loans of the same Class and, in any event, the Borrowers shall pay the break funding payment required in accordance with Section 2.16. The Administrative Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Secured Obligations.

(c) At the election of the Administrative Agent, all payments of principal, interest, LC Disbursements, fees, premiums, reimbursable expenses (including, without limitation, all reimbursement for fees and expenses pursuant to Section 9.03), and other sums payable under the Loan Documents, may be paid from the proceeds of Borrowings made hereunder whether made following a request by a Borrower (or the Company on behalf of a Borrower) pursuant to Section 2.03 or a deemed request as provided in this Section or may be deducted from any deposit account of such Borrower maintained with the Administrative Agent. Each Borrower hereby irrevocably authorizes (i) the Administrative Agent to make a Borrowing for the purpose of paying each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents and agrees that all such amounts charged shall constitute Loans (including Swingline Loans) and that all such Borrowings shall be deemed to have been requested pursuant to Sections 2.03, 2.04 or 2.05, as applicable and (ii) the Administrative Agent to charge any deposit account of the relevant Borrower maintained with the Administrative Agent for each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents.

(d) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by any Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements and Swingline Loans to any assignee or participant, other than to the Company or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower under this Agreement in the amount of such participation.

(e) Unless the Administrative Agent shall have received notice from the relevant Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if such Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation (including without limitation the Overnight Foreign Currency Rate in the case of Loans denominated in a Foreign Currency).

(f) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(c), 2.06(d) or (e), 2.07(b), 2.18(e) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender and for the benefit of the Administrative Agent, the Swingline Lender or the Issuing Bank to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under such Sections; in the case of each of (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

SECTION 2.19. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.15, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such

Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Company hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If (i) any Lender requests compensation under Section 2.15, (ii) any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17 or (iii) any Lender becomes a Defaulting Lender, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under the Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Company shall have received the prior written consent of the Administrative Agent (and if a Commitment is being assigned, the Issuing Bank), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.

SECTION 2.20. Expansion Option. The Company may from time to time elect to increase the Commitments or enter into one or more tranches of term loans (each an “Incremental Term Loan”), in each case in minimum increments of $25,000,000 so long as, after giving effect thereto, the aggregate amount of such increases and all such Incremental Term Loans does not exceed $100,000,000. The Company may arrange for any such increase or tranche to be provided by one or more Lenders (each Lender so agreeing to an increase in its Commitment, or to participate in such Incremental Term Loans, an “Increasing Lender”), or by one or more new banks, financial institutions or other entities (each such new bank, financial institution or other entity, an “Augmenting Lender”), to increase their existing Commitments, or to participate in such Incremental Term Loans, or extend Commitments, as the case may be; provided that (i) each Augmenting Lender, shall be subject to the approval of the Company and the Administrative Agent and (ii) (x) in the case of an Increasing Lender, the Company and such Increasing Lender execute an agreement substantially in the form of Exhibit C hereto, and (y) in the case of an Augmenting Lender, the Company and such Augmenting Lender execute an agreement substantially in the form of Exhibit D hereto. No consent of any Lender (other than the Lenders participating in the increase or any Incremental Term Loan) shall be required for any increase in Commitments or Incremental Term Loan pursuant to this Section 2.20. Increases and new Commitments and Incremental Term Loans created pursuant to this Section 2.20 shall become effective on the date agreed by the Company, the Administrative Agent and the relevant Increasing Lenders or Augmenting Lenders and the Administrative Agent shall notify each Lender thereof. Notwithstanding the foregoing, no increase in the Commitments (or in the Commitment of any Lender) or tranche of Incremental Term Loans shall become effective under this paragraph unless, (i) on the proposed date of the effectiveness of such increase or Incremental Term Loans, (A) the conditions set forth in paragraphs (a) and (b) of Section 4.02 shall be satisfied or waived by the Required Lenders and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Financial Officer of the Company and (B) the Company shall be in compliance (on a Pro Forma Basis) with the covenants contained in Section 6.11 and (ii) the Administrative Agent shall have received documents consistent with those delivered on the Effective Date as to the corporate power and authority of the Borrowers to borrow hereunder after giving effect to such increase. On the effective date of any increase in the Commitments or any Incremental Term Loans being made, (i) each relevant Increasing Lender and Augmenting Lender shall make available to the Administrative Agent such amounts in immediately available funds as the Administrative Agent shall determine, for the benefit of the other Lenders, as being required in order to cause, after giving effect to such increase and the use of such amounts to make payments to such other Lenders, each Lender’s portion of the outstanding Revolving Loans of all the Lenders to equal its Applicable Percentage of such outstanding Revolving Loans, and

(ii) except in the case of any Incremental Term Loans, the Borrowers shall be deemed to have repaid and reborrowed all outstanding Revolving Loans as of the date of any increase in the Commitments (with such reborrowing to consist of the Types of Revolving Loans, with related Interest Periods if applicable, specified in a notice delivered by the applicable Borrower, or the Company on behalf of the applicable Borrower, in accordance with the requirements of Section 2.03). The deemed payments made pursuant to clause (ii) of the immediately preceding sentence shall be accompanied by payment of all accrued interest on the amount prepaid and, in respect of each Eurocurrency Loan, shall be subject to indemnification by the Borrowers pursuant to the provisions of Section 2.16 if the deemed payment occurs other than on the last day of the related Interest Periods. The Incremental Term Loans (a) shall rank pari passu in right of payment with the Revolving Loans, (b) shall not mature earlier than the Maturity Date (but may have amortization prior to such date) and (c) shall be treated substantially the same as (and in any event no more favorably than) the Revolving Loans; provided that (i) the terms and conditions applicable to any tranche of Incremental Term Loans maturing after the Maturity Date may provide for material additional or different financial or other covenants or prepayment requirements applicable only during periods after the Maturity Date and (ii) the Incremental Term Loans may be priced differently than the Revolving Loans. Incremental Term Loans may be made hereunder pursuant to an amendment or restatement (an “Incremental Term Loan Amendment”) of this Agreement and, as appropriate, the other Loan Documents, executed by the Borrowers, each Increasing Lender participating in such tranche, each Augmenting Lender participating in such tranche, if any, and the Administrative Agent. The Incremental Term Loan Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the provisions of this Section 2.20. Nothing contained in this Section 2.20 shall constitute, or otherwise be deemed to be, a commitment on the part of any Lender to increase its Commitment hereunder, or provide Incremental Term Loans, at any time.

SECTION 2.21. Market Disruption. Notwithstanding the satisfaction of all conditions referred to in Article II and Article IV with respect to any Credit Event to be effected in any Foreign Currency, if (i) there shall occur on or prior to the date of such Credit Event any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which would in the reasonable opinion of the Administrative Agent, the Issuing Bank (if such Credit Event is a Letter of Credit) or the Required Lenders make it impracticable for the Eurocurrency Borrowings or Letters of Credit comprising such Credit Event to be denominated in the Agreed Currency specified by the applicable Borrower or (ii) an Equivalent Amount of such currency is not readily calculable, then the Administrative Agent shall forthwith give notice thereof to such Borrower, the Lenders and, if such Credit Event is a Letter of Credit, the Issuing Bank, and such Credit Events shall not be denominated in such Agreed Currency but shall, except as otherwise set forth in Section 2.07, be made on the date of such Credit Event in Dollars, (a) if such Credit Event is a Borrowing, in an aggregate principal amount equal to the Dollar Amount of the aggregate principal amount specified in the related Credit Event Request or Interest Election Request, as the case may be, as ABR Loans, unless such Borrower notifies the Administrative Agent at least one Business Day before such date that (i) it elects not to borrow on such date or (ii) it elects to borrow on such date in a different Agreed Currency, as the case may be, in which the denomination of such Loans would in the reasonable opinion of the Administrative Agent and the Required Lenders be practicable and in an aggregate principal amount equal to the Dollar Amount of the aggregate principal amount specified in the related Credit Event Request or Interest Election Request, as the case may be or (b) if such Credit Event is a Letter of Credit, in a face amount equal to the Dollar Amount of the face amount specified in the related request or application for such Letter of Credit, unless such Borrower notifies the Administrative Agent at least one (1) Business Day before such date that (i) it elects not to request the issuance of such Letter of Credit on such date or (ii) it elects to have such Letter of Credit issued on such date in a different Agreed Currency, as the case may be, in which the denomination of such Letter of Credit would in the reasonable opinion of the Issuing Bank, the Administrative Agent and the Required Lenders be practicable and in face amount equal to the Dollar Amount of the face amount specified in the related request or application for such Letter of Credit, as the case may be.

SECTION 2.22. Judgment Currency. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from any Borrower hereunder in the currency expressed to be payable herein (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the specified currency with such other currency at the Administrative Agent’s main New York City office on the Business Day preceding that on which final, non-appealable judgment is given. The obligations of each Borrower in respect of any sum due to any Lender or the Administrative Agent hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Administrative Agent (as the case may be) of any sum adjudged to be so due in such other currency such Lender or the Administrative Agent (as the case may be) may in accordance with normal, reasonable banking procedures purchase the specified currency with such other currency. If the amount of the specified currency so purchased is less than the sum originally due to such Lender or the Administrative Agent, as the case may be, in the specified currency, each Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Administrative Agent, as the case may be, against such loss, and if the amount of the specified currency so purchased exceeds (a) the sum originally due to any Lender or the Administrative Agent, as the case may be, in the specified currency and (b) any amounts shared with other Lenders as a result of allocations of such excess as a disproportionate payment to such Lender under Section 2.18, such Lender or the Administrative Agent, as the case may be, agrees to remit such excess to such Borrower.

SECTION 2.23. Designation of Foreign Subsidiary Borrowers. The Company may at any time and from time to time designate any Eligible Foreign Subsidiary as a Foreign Subsidiary Borrower by delivery to the Administrative Agent of a Borrowing Subsidiary Agreement executed by such Subsidiary and the Company and the satisfaction of the other conditions precedent set forth in Section 4.03, and upon such delivery and satisfaction such Subsidiary shall for all purposes of this Agreement be a Foreign Subsidiary Borrower and a party to this Agreement until the Company shall have executed and delivered to the Administrative Agent a Borrowing Subsidiary Termination with respect to such Subsidiary, whereupon such Subsidiary shall cease to be a Foreign Subsidiary Borrower and a party to this Agreement. Notwithstanding the preceding sentence, no Borrowing Subsidiary Termination will become effective as to any Foreign Subsidiary Borrower at a time when any principal of or interest on any Loan to such Borrower shall be outstanding hereunder; provided that such Borrowing Subsidiary Termination shall be effective to terminate the right of such Foreign Subsidiary Borrower to make further Borrowings under this Agreement. As soon as practicable upon receipt of a Borrowing Subsidiary Agreement, the Administrative Agent shall furnish a copy thereof to each Lender.

SECTION 2.24. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.12(a);

(b) the Commitment and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.02); provided, that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification pursuant to Section 9.02(b) requiring the consent of such Lender or each Lender directly affected thereby;

(c) if any Swingline Exposure or LC Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i) all or any part of the Swingline Exposure and LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent the sum of all non-Defaulting Lenders’ Revolving Credit Exposures plus such Defaulting Lender’s Swingline Exposure and LC Exposure does not exceed the total of all non-Defaulting Lenders’ Commitments;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Company shall within three (3) Business Days following notice by the Administrative Agent (x) first, prepay such Swingline Exposure and (y) second, cash collateralize for the benefit of the Issuing Bank only the Borrowers’ obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.06(j) for so long as such LC Exposure is outstanding;

(iii) if the Company cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv) if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Sections 2.12(a) and 2.12(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; and

(v) if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Bank or any other Lender hereunder, all letter of credit fees payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Bank until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and

(d) so long as such Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Company in accordance with Section 2.24(c), and participating interests in any such newly made Swingline Loan or any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.24(c)(i) (and such Defaulting Lender shall not participate therein).

If (i) a Lender Bankruptcy Event with respect to a Parent of any Lender shall occur following the date hereof and for so long as such event shall continue or (ii) the Swingline Lender or the Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling any of its funding obligations under one or more other agreements in which such Lender commits to extend credit, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless the Swingline Lender or the Issuing Bank, as the case may be, shall have entered into arrangements with the Company or such Lender, satisfactory to the Swingline Lender or the Issuing Bank, as the case may be, to defease any risk to it in respect of such Lender hereunder.

In the event that the Administrative Agent, the Company, the Swingline Lender and the Issuing Bank each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.

ARTICLE III

Representations and Warranties

Each Borrower represents and warrants to the Lenders that:

SECTION 3.01. Organization; Powers; Subsidiaries. Each Loan Party is duly organized, validly existing and in good standing (to the extent such concept is applicable in the relevant jurisdiction) under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing (to the extent such concept is applicable) in, every jurisdiction where such qualification is required. Schedule 3.01 hereto (as supplemented from time to time) identifies each Subsidiary, if such Subsidiary is a Material Subsidiary, the jurisdiction of its incorporation or organization, as the case may be, the percentage of issued and outstanding shares of each class of its capital stock or other equity interests owned by the Company and the other Subsidiaries and, if such percentage is not 100% (excluding directors’ qualifying shares as required by law), a description of each class issued and outstanding. All of the outstanding shares of capital stock and other equity interests of each Loan Party (other than the Company) are validly issued and outstanding and fully paid and nonassessable and all such shares and other equity interests indicated on Schedule 3.01 as owned by the Company or another Loan Party are owned, beneficially and of record, by the Company or any other Loan Party free and clear of all Liens, other than Liens created under the Loan Documents. There are no outstanding commitments or other obligations of any Loan Party to issue, and no options, warrants or other rights of any Person to acquire, any shares of any class of capital stock or other equity interests of any Loan Party, except pursuant to compensation plans of the Loan Parties.

SECTION 3.02. Authorization; Enforceability. The Transactions are within each Loan Party’s corporate powers and have been duly authorized by all necessary corporate and, if required, shareholder action. The Loan Documents to which each Loan Party is a party have been duly executed and delivered by such Loan Party and constitute a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03. Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except for filings necessary to perfect Liens created pursuant to the Loan Documents, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of any Loan Party or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture or material agreement or other instrument binding upon any Loan Party or its assets, or give rise to a right thereunder to require any payment to be made by any Loan Party, and (d) will not result in the creation or imposition of any Lien (other than a Permitted Lien) on any asset of any Loan Party, except Liens created pursuant to the Loan Documents.

SECTION 3.04. Financial Condition; No Material Adverse Change. (a) The Company has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders equity and cash flows (i) as of and for the Fiscal Year ended December 31, 2010 reported on by Ernst & Young LLP, independent public accountants, and (ii) as of and for the Fiscal Quarter and the portion of the Fiscal Year ended April 1, 2011, certified by its chief financial officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Company and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(b) Since December 31, 2010, there has been no material adverse change in the business, assets, operations or condition, financial or otherwise, of the Company and its Subsidiaries, taken as a whole.

SECTION 3.05. Properties. (a) Each Loan Party has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

(b) Each Loan Party owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Loan Parties does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.06. Litigation and Environmental Matters. (a) There are no actions, suits, proceedings or investigations by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Borrower, threatened against or affecting any Loan Party (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that question the validity of this Agreement or the Transactions. There are no labor controversies pending against or, to the knowledge of the Company, threatened against or affecting any Loan Party (i) which could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, or (ii) that question the validity of this Agreement or the Transactions.

(b) Except with respect to any matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, none of the Loan Parties (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

SECTION 3.07. Compliance with Laws. Each Loan Party is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. Furthermore, the Dutch Borrower does not qualify as a credit institution subject to the Dutch Financial Supervision Act, or otherwise falls within an applicable exemption from such act.

SECTION 3.08. Investment Company Status. None of the Loan Parties is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.09. Taxes. Each Loan Party has timely filed or caused to be filed all Tax returns and related reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which such Loan Party has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.11. Disclosure. The Company has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it or any of the other Loan Parties is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Neither the Information Memorandum nor any of the other reports, financial statements, certificates or other information furnished by or on behalf of the Company or any other Loan Party to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrowers represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

SECTION 3.12. Federal Reserve Regulations. No part of the proceeds of any Loan have been used or will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

SECTION 3.13. Liens. There are no Liens on any of the Collateral except for Permitted Liens.

SECTION 3.14. No Default. Each Borrower is in full compliance with this Agreement and no Default or Event of Default has occurred and is continuing.

SECTION 3.15. No Burdensome Restrictions. On the date hereof, no Borrower is subject to any Burdensome Restrictions except Burdensome Restrictions permitted under Section 6.08.

SECTION 3.16. Solvency.

(a) Immediately after the consummation of the Transactions to occur on the Effective Date, the Loan Parties, taken as a whole, are and will be Solvent.

(b) The Company does not intend to, nor will it permit any of the other Loan Parties to, and the Company does not believe that it or any of the other Loan Parties will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it or any such Loan Party and the timing of the amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Loan Party.

SECTION 3.17. Insurance. Except as qualified below, the Company maintains, and has caused each other Loan Party to maintain, with financially sound and reputable insurance companies, insurance on all their real and personal property in such amounts, subject to such deductibles and self-insurance retentions and covering such properties and risks as are adequate and customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations. The Company and the other Loan Parties are self-insured for general liability coverage.

SECTION 3.18. Security Interest in Collateral. The provisions of this Agreement and the other Loan Documents create legal and valid Liens on all the Collateral in favor of the Administrative Agent, for the benefit of the Holders of Secured Obligations, and provided that the Administrative Agent does what is required to continue the perfection of such Liens under the UCC or other applicable law, such Liens constitute perfected and continuing Liens on the Collateral, securing the Secured Obligations, enforceable against the applicable Loan Party and all third parties, and having priority over all other Liens on the Collateral except in the case of (a) Permitted Liens, to the extent any such Permitted Liens would have priority over the Liens in favor of the Administrative Agent pursuant to any applicable law or any Intercreditor Agreements and (b) Liens perfected only by possession (including possession of any certificate of title) to the extent the Administrative Agent has not obtained or does not maintain possession of such Collateral.

ARTICLE IV

Conditions

SECTION 4.01. Effective Date. The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a) The Administrative Agent (or its counsel) shall have received from (i) each party hereto either (A) a counterpart of this Agreement signed on behalf of such party or (B) written evidence satisfactory to the Administrative Agent (which may include telecopy or electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement and (ii) duly executed copies of the Loan Documents and such other legal opinions, certificates, documents, instruments and agreements as the Administrative Agent shall reasonably request in connection with the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel and as further described in the list of closing documents attached as Exhibit E.

(b) The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders, and dated the Effective Date) of (i) Jones Day, U.S. counsel for the Loan Parties, substantially in the form of Exhibit B-1, and (ii) BarentsKrans N.V., Dutch counsel for the Dutch Borrower, substantially in the form of Exhibit B-2 and in each case covering such other matters relating to the Loan Parties, the Loan Documents or the Transactions as the Administrative Agent shall reasonably request. The Company hereby requests such counsel to deliver such opinions.

(c) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the initial Loan Parties, the authorization of the Transactions and any other legal matters relating to such Loan Parties, the Loan Documents or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel and as further described in the list of closing documents attached as Exhibit E.

(d) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Company, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02, as further described in the list of closing documents attached as Exhibit E.

(e) The Administrative Agent shall have received evidence reasonably satisfactory to it that all governmental and third party approvals necessary or, in the reasonable discretion of the Administrative Agent, advisable in connection with the Transactions have been obtained and are in full force and effect.

(f) The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Company hereunder.

(g) The Administrative Agent shall have received the results of a recent lien search in each of the jurisdictions where the Loan Parties are organized, and such search shall reveal no liens on any of the assets of the Loan Parties except for Permitted Liens or discharged on or prior to the Effective Date pursuant to a pay-off letter or other documentation satisfactory to the Administrative Agent, as further described in the list of closing documents attached as Exhibit E.

(h) The Administrative Agent shall have received (i) the certificates representing the shares of Equity Interests pledged pursuant to the Security Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note (if any) pledged to the Administrative Agent pursuant to the Security Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

(i) Each document (including any UCC financing statement) required by the Collateral Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Holders of Secured Obligations, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Permitted Liens), shall be in proper form for filing, registration or recordation.

(j) The Administrative Agent shall have received evidence of insurance coverage in form, scope, and substance reasonably satisfactory to the Administrative Agent and otherwise in compliance with the terms of Section 5.05, as further described in the list of closing documents attached as Exhibit E.

(k) The Administrative Agent shall have received from the Dutch Borrower a confirmation by an authorized signatory of the Dutch Borrower that there is no works council with jurisdiction over the transactions as envisaged by any Loan Document to which it is a party and that there is no obligation for the Dutch Borrower to establish a works council pursuant to the Works Council Act (Wet op de Ondernemingsraden), or, if a works council is established, a confirmation that all consultation obligations in respect of such works council have been complied with and that positive unconditional advice has been obtained, attaching a copy of such advice and a copy of the request for such advice.

The Administrative Agent shall notify the Company and the Lenders of the Effective Date, and such notice shall evidence the satisfaction (or waiver in accordance of Section 9.02) of all of the conditions in this Section 4.01 and shall be conclusive and binding.

SECTION 4.02. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a) The representations and warranties of the Borrowers set forth in this Agreement shall be true and correct on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable.

(b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

(c) No law or regulation shall prohibit, and no order, judgment or decree of any Governmental Authority shall enjoin, prohibit or restrain, any Lender from making the requested Loan or the Issuing Bank or any Lender from issuing, renewing, extending or increasing the face amount of or participating in the Letter of Credit requested to be issued, renewed, extended or increased; provided that any of the forgoing shall only affect or limit a requested Borrowing to the extent of such injunction, prohibition or restraint.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrowers on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

SECTION 4.03. Designation of a Foreign Subsidiary Borrower. The designation of a Foreign Subsidiary Borrower pursuant to Section 2.23 is subject to the condition precedent that the Company or such proposed Foreign Subsidiary Borrower shall have furnished or caused to be furnished to the Administrative Agent:

(a) Copies, certified by the Secretary or Assistant Secretary (or comparable officer) of such Subsidiary, of its Board of Directors’ resolutions (and resolutions of other bodies, if any are deemed necessary by counsel for the Administrative Agent) approving the Borrowing Subsidiary Agreement and any other Loan Documents to which such Subsidiary is becoming a party;

(b) An incumbency certificate, executed by the Secretary or Assistant Secretary (or comparable officer) of such Subsidiary, which shall identify by name and title and bear the signature of the officers of such Subsidiary authorized to request Borrowings hereunder and sign the Borrowing Subsidiary Agreement and the other Loan Documents to which such Subsidiary is becoming a party, upon which certificate the Administrative Agent and the Lenders shall be entitled to rely until informed of any change in writing by the Company or such Subsidiary;

(c) Opinions of counsel to such Subsidiary, in form and substance reasonably satisfactory to the Administrative Agent and its counsel, with respect to the laws of its jurisdiction of organization and such other matters as are reasonably requested by counsel to the Administrative Agent and addressed to the Administrative Agent and the Lenders; and

(d) Any promissory notes requested by any Lender, and any other instruments and documents reasonably requested by the Administrative Agent.

ARTICLE V

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Company covenants and agrees with the Lenders that:

SECTION 5.01. Financial Statements and Other Information. The Company will furnish to the Administrative Agent for distribution to each Lender:

(a) within ninety (90) days after the end of each Fiscal Year of the Company, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all reported on by Ernst & Young LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied (except as may be described as required by paragraph (c)(iii) of this Section);

(b) within forty-five (45) days after the end of each of the first three Fiscal Quarters of each Fiscal Year of the Company, its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such Fiscal Quarter and the then elapsed portion of the Fiscal Year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments, the absence of footnotes and any matters described as required by paragraph (c)(iii) of this Section;

(c) concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Company (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.11 and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d) concurrently with any delivery of financial statements under clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines);

(e) as soon as available, but in any event at least thirty (30) days prior to the end of each Fiscal Year of the Company, a copy of the plan and forecast (including a projected consolidated and consolidating balance sheet, income statement and funds flow statement) of the Company for the upcoming Fiscal Year in form reasonably satisfactory to the Administrative Agent; and

(f) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Company or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender (acting through the Administrative Agent) may reasonably request.

SECTION 5.02. Notices of Material Events. The Company will furnish to the Administrative Agent for distribution to each Lender prompt written notice of the following:

(a) the occurrence of any Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Company or any Affiliate thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; and

(d) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Company setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03. Existence; Conduct of Business. The Company will, and will cause each other Loan Party to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, qualifications, licenses, permits, privileges, franchises, governmental authorizations and intellectual property rights material to the conduct of its business, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.

SECTION 5.04. Payment of Obligations. The Company will, and will cause each other Loan Party to, pay its obligations, including Tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Company or such other Loan Party has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.05. Maintenance of Properties; Insurance. The Company will, and will cause each other Loan Party to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain with financially sound and reputable carriers (i) insurance in such amounts (with no greater risk retention) and against such risks (including loss or damage by fire and loss in transit; theft, burglary, pilferage, larceny, embezzlement, and other criminal activities; business interruption; and general liability) and such other hazards, as is customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations and (ii) all insurance required pursuant to the Collateral Documents; provided, that the Loan Parties shall be entitled to self-insure for general liability in a manner consistent with historical practices. The Company will furnish to the Administrative Agent, upon request, information in reasonable detail as to the insurance so maintained. The Company shall deliver to the Administrative Agent endorsements (x) to all “All Risk” physical damage insurance policies on all of the Loan Parties’ tangible personal property and assets naming the Administrative Agent as lender loss payee, and (y) to all general liability and other liability policies naming the Administrative Agent an additional insured. In the event the Company or any other Loan Party at any time or times hereafter shall fail to obtain or maintain any of the policies or insurance required herein or to pay any premium in whole or in part relating thereto, then after notice to the Company and a reasonable time to cure, the Administrative Agent, without waiving or releasing any obligations or resulting Default hereunder, may at any time or times thereafter (but shall be under no obligation to do so) obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto which the Administrative Agent deems reasonably advisable. All sums so disbursed by the Administrative Agent shall constitute part of the Obligations, payable as provided in this Agreement. The Company will furnish to the Administrative Agent and the Lenders prompt written notice of any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any material portion of the Collateral or interest therein under power of eminent domain or by condemnation or similar proceeding.

SECTION 5.06. Books and Records; Inspection Rights. The Company will, and will cause each other Loan Party to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Company will, and will cause each other Loan Party to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, including environmental assessment reports and Phase I or Phase II studies commissioned previously by the Company or any other Loan Party (it being understood that the Administrative Agent and Lenders will not be entitled to conduct their own environmental studies with respect to the Company or any of the Loan Parties), and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested. During any inspection or examination, the Administrative Agent will make reasonable efforts to cause all of its representatives to comply in all material respects with all health, safety and security requirements of general application of the Company or applicable Loan Party, or otherwise applicable to the relevant location. The Company acknowledges that the Administrative Agent, after exercising its rights of inspection, may prepare and distribute to the Lenders certain reports pertaining to the Company and the other Loan Parties’ assets for internal use by the Administrative Agent and the Lenders.

SECTION 5.07. Compliance with Laws and Material Contractual Obligations. The Company will, and will cause each other Loan Party to, (i) comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property (including without limitation Environmental Laws) and (ii) perform in all material respects its obligations under material agreements to which it is a party, in each case except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.08. Use of Proceeds. The proceeds of the Loans will be used only to finance the working capital needs, and for general corporate purposes, of the Company and its Subsidiaries in the ordinary course of business. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

SECTION 5.09. Subsidiary Guarantors; Pledges; Additional Collateral; Further Assurances.

(a) As promptly as possible but in any event within thirty (30) days (or such later date as may be agreed upon by the Administrative Agent) after any Person becomes, or is designated by the Company as, or qualifies independently as a Subsidiary Guarantor pursuant to the definitions of “Material Subsidiary” and “Subsidiary Guarantor”, the Company shall provide the Administrative Agent with written notice thereof setting forth information in reasonable detail describing the material assets of such Person and shall cause each such Subsidiary which also qualifies as a Subsidiary Guarantor to deliver to the Administrative Agent a joinder to the Subsidiary Guaranty and the Security Agreement (in each case in the form contemplated thereby) pursuant to which such Subsidiary agrees to be bound by the terms and provisions thereof, such Subsidiary Guaranty and the Security Agreement to be accompanied by appropriate corporate resolutions, other corporate documentation and legal opinions in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(b) The Company will cause, and will cause each other Loan Party to cause, all of its owned property (whether real, personal, tangible, intangible, or mixed; provided that (x) real property shall be limited to mining property and (y) such owned property shall exclude precious metal, any and all inventory or work-in-process that contains precious metal and any proceeds of the foregoing (collectively, “Precious Metal”)), to be subject at all times to first priority, perfected Liens in favor of the Administrative Agent for the benefit of the Holders of Secured Obligations to secure the Secured Obligations in accordance with the terms and conditions of the Collateral Documents, subject in any case to Permitted Liens. Without limiting the generality of the foregoing, the Company (i) will cause the Applicable Pledge Percentage of the issued and outstanding Equity Interests of each Pledge Subsidiary directly owned by the Company or any other Loan Party to be subject at all times to a first priority, perfected Lien in favor of the Administrative Agent to secure the Secured Obligations in accordance with the terms and conditions of the Collateral Documents or such other security documents as the Administrative Agent shall reasonably request and (ii) will, and will cause each Subsidiary Guarantor to, deliver Mortgages and Mortgage Instruments with respect to real mining Property owned by the Company or such Guarantor to the extent, and within such time period as is, reasonably required by the Administrative Agent. Notwithstanding the foregoing, (i) no such Mortgages and Mortgage Instruments are required to be delivered hereunder until the date that is sixty (60) days after the Effective Date or such later date as the Administrative Agent may agree in the exercise of its reasonable discretion with respect thereto and (ii) no such pledge agreement in respect of the Equity Interests of a Foreign Subsidiary shall be required hereunder (A) until the date that is sixty (60) days after the Effective Date or such later date as the Administrative Agent may agree in the exercise of its reasonable discretion with respect thereto, and (B) to the extent the Administrative Agent or its counsel determines that such pledge would not provide material credit support for the benefit of the Holders of Secured Obligations pursuant to legally valid, binding and enforceable pledge agreements.

(c) Without limiting the foregoing, the Company will, and will cause each other Loan Party to, execute and deliver, or cause to be executed and delivered, to the Administrative Agent such documents, agreements and instruments, and will take or cause to be taken such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents and such other actions or deliveries of the type required by Section 4.01, as applicable), which may be required by law or which the Administrative Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents and to ensure perfection and priority of the Liens created or intended to be created by the Collateral Documents, all at the expense of the Company.

(d) If any assets (including any real mining property or improvements thereto or any interest therein but excluding Precious Metal) are acquired by a Loan Party after the Effective Date (other than assets constituting Collateral under the Security Agreement that become subject to the Lien in favor of the Security Agreement upon acquisition thereof), the Company will notify the Administrative Agent thereof, and, if requested by the

Administrative Agent, the Company will cause such assets to be subjected to a Lien securing the Secured Obligations and will take, and cause the other Loan Parties to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect such Liens, including actions described in paragraph (c) of this Section, all at the expense of the Company.

ARTICLE VI

Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, the Company covenants and agrees with the Lenders that:

SECTION 6.01. Indebtedness. The Company will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(a) the Secured Obligations;

(b) Indebtedness existing on the date hereof and set forth in Schedule 6.01 and extensions, renewals and replacements of any such Indebtedness with Indebtedness of a similar type that does not increase the outstanding principal amount thereof;

(c) Indebtedness of (i) any Loan Party to any other Loan Party, (ii) any Loan Party to any Subsidiary and (iii) any Subsidiary that is not a Loan Party to any other Subsidiary that is not a Loan Party;

(d) Guarantees by (i) any Loan Party of Indebtedness of any other Loan Party, (ii) any Subsidiary of Indebtedness of any Loan Party and (iii) any Subsidiary that is not a Loan Party of Indebtedness of any other Subsidiary that is not a Loan Party;

(e) Indebtedness of the Company or any Subsidiary incurred to finance the acquisition, construction or improvement of any assets, including Capitalized Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that the aggregate principal amount of Indebtedness incurred in any Fiscal Year pursuant to this clause (e) shall not exceed $25,000,000;

(f) Contingent Obligations (i) by endorsement of instruments for deposit or collection in the ordinary course of business, (ii) consisting of the reimbursement obligations in respect of LC Disbursements hereunder, (iii) consisting of the Subsidiary Guaranty and Guarantees of Indebtedness incurred for the benefit of any other Loan Party if the primary obligation is expressly permitted elsewhere in this Section 6.01, and (iv) under the Beryllium Contracts;

(g) Indebtedness arising under Swap Agreements having a Net Mark-to-Market Exposure not exceeding $50,000,000, which amount shall include the Swap Agreements in existence on the Effective Date;

(h) Indebtedness arising under Permitted Precious Metals Agreements in an aggregate principal amount not to exceed $500,000,000;

(i) unsecured Indebtedness of the Company (including unsecured Subordinated Indebtedness to the extent subordinated to the Secured Obligations on terms reasonably acceptable to the Administrative Agent) in the form of publicly issued notes, to the extent not otherwise permitted under this Section 6.01, and any Indebtedness of the Company constituting refinancings, renewals or replacements of any such Indebtedness; provided that (i) both immediately prior to and after giving effect (including giving effect on a Pro Forma Basis) thereto, no Default or Event of Default shall exist or would result therefrom, (ii) such Indebtedness matures after, and does not require any scheduled amortization or other scheduled payments of principal prior to, the date that is 181 days after the Maturity Date (it being understood that any provision requiring an offer to purchase such Indebtedness as a result of change of control or asset sale shall not violate the foregoing restriction), (iii) such Indebtedness is not guaranteed by any Subsidiary of the Company other than the Subsidiary Guarantors (which guarantees, if such Indebtedness is subordinated, shall be expressly subordinated to the Secured Obligations on terms not less favorable to the Lenders than the subordination terms of such Subordinated Indebtedness), (iv) the covenants applicable to such Indebtedness are not more onerous or more restrictive in any material respect (taken as a whole) than the applicable covenants set forth in this Agreement and (v) both immediately prior to and after giving effect (including giving effect on a Pro Forma Basis) thereto, the Company is in compliance with Section 6.11; and

(j) other unsecured Indebtedness in an amount not in excess of $100,000,000.

SECTION 6.02. Liens. The Company will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any Collateral, except the following (collectively, “Permitted Liens”):

(a) Liens created pursuant to any Loan Document;

(b) Liens arising in connection with Permitted Precious Metals Agreements subject to the Intercreditor Agreement referenced in clause (a) of the definition of “Intercreditor Agreements” to the extent applicable;

(c) any Lien on any property or asset of the Company or any Subsidiary existing on the date hereof and set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of the Company or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(d) any Lien existing on any property or asset prior to the acquisition thereof by the Company or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Company or any Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(e) Liens on assets acquired, constructed or improved by the Company or any Subsidiary; provided that (i) such security interests secure Indebtedness permitted by clause (e) of Section 6.01, (ii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such assets and (iii) such security interests shall not apply to any other property or assets of the Company or any Subsidiary;

(f) Liens for taxes, fees, assessments, or other governmental charges or levies on the Property of the Company or any Subsidiary if such Liens (a) shall not at the time be delinquent or (b) subject to the provisions of Section 5.04, do not secure obligations in excess of $15,000,000 and a stay of enforcement of such Lien is in effect;

(g) Liens imposed by law, such as carrier’s, warehousemen’s, and mechanic’s Liens and other similar Liens arising in the ordinary course of business which secure payment of obligations not more than ten days past due or which are being contested in good faith by appropriate proceedings diligently pursued and for which adequate reserves shall have been provided on the Company or such Subsidiary’s books;

(h) statutory Liens in favor of landlords of real Property leased by the Company or any Subsidiary; provided that, the Company or such Subsidiary is current with respect to payment of all rent and other material amounts due to such landlord under any lease of such real Property;

(i) Liens arising out of pledges or deposits under worker’s compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation or to secure the performance of bids, tenders, or contracts (other than for the repayment of Indebtedness) or to secure indemnity, performance, or other similar bonds for the performance of bids, tenders, or contracts (other than for the repayment of Indebtedness) or to secure statutory obligations (other than liens arising under ERISA or Environmental Laws) or surety or appeal bonds, or to secure indemnity, performance, or other similar bonds;

(j) utility easements, building restrictions, and such other encumbrances or charges against real Property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the marketability of such real Property or interfere in any material respect with the use thereof in the business of the Company or any Subsidiary;

(k) the equivalent of the types of Liens discussed in clauses (f) through (j) above, inclusive, in any jurisdiction in which the Company or any Subsidiary is engaged in business or owns Property or assets;

(l) Liens arising from judgments or orders under circumstances that do not constitute an Event of Default under clause (k) of Article VII; and

(m) other Liens not otherwise permitted above so long as the aggregate principal amount of the obligations subject to such Liens does not at any time exceed $20,000,000.

SECTION 6.03. Fundamental Changes and Asset Sales. (a) The Company will not, and will not permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) any of its assets, (including pursuant to a Sale and Leaseback Transaction), or any of the Equity Interests of any of its Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing:

(i) any Person may merge into the Company in a transaction in which the Company is the surviving corporation;

(ii) any Subsidiary may merge into a Loan Party in a transaction in which the surviving entity is such Loan Party (provided that any such merger involving the Company must result in the Company as the surviving entity) and any Subsidiary which is not a Loan Party may merge into another Subsidiary which is not a Loan Party;

(iii) any Subsidiary may sell, transfer, lease or otherwise dispose of its assets to a Loan Party and any Subsidiary which is not a Loan Party may sell, transfer, lease or otherwise dispose of its assets to another Subsidiary which is not a Loan Party;

(iv) the Company and its Subsidiaries may (A) sell inventory in the ordinary course of business, (B) effect sales, trade-ins or dispositions of equipment that is obsolete or no longer useful in any meaningful way in its business, (C) enter into licenses of technology in the ordinary course of business, and (D) make any other sales, transfers, leases or dispositions that, together with all other Property of the Company and its Subsidiaries previously leased, sold or disposed of as permitted by this clause (D) during any Fiscal Year of the Company, does not represent Property with a book value that (1) is greater than 10% of the Consolidated Total Assets of the Company or (2) is responsible for more than 10% of the consolidated net sales or of the Consolidated Net Income of the Company, in each case, as would be shown in the consolidated financial statements of the Company as at the beginning of the four-quarter period ending with the quarter in which such determination is made (or if financial statements have not been delivered hereunder for that quarter which begins the four quarter period, then the financial statements delivered hereunder for the quarter ending immediately prior to that quarter); and

(v) any Subsidiary may liquidate or dissolve if the Company determines in good faith that such liquidation or dissolution is in the best interests of the Company and is not materially disadvantageous to the Lenders; provided that any such merger involving a Person that is not a wholly owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 6.04.

(b) The Company will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Company and its Subsidiaries on the date of execution of this Agreement and businesses reasonably related thereto.

(c) The Company will not, nor will it permit any of its Subsidiaries to, change its Fiscal Year from the basis in effect on the Effective Date.

SECTION 6.04. Investments, Loans, Advances, Guarantees and Acquisitions. The Company will not, and will not permit any of its Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary prior to such merger) any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, Guarantee any obligations of, or make or permit to exist any Investment in, any other Person, or make any Acquisition, except:

(a) Cash Equivalent Investments;

(b) Investments in Subsidiaries existing as of the Effective Date and additional Investments in Subsidiaries which are Loan Parties;

(c) other Investments in existence on the Effective Date and described in Schedule 6.04;

(d) Investments consisting of loans or advances made to employees of the Company or any Subsidiary on an arms-length basis in the ordinary course of business consistent with past practices for travel and entertainment expenses, and similar purposes up to a maximum of $50,000 to any employee and up to a maximum of $250,000 in the aggregate at any one time outstanding;.

(e) Investments comprised of notes payable, or stock or other securities issued by account debtors to the Company or any Subsidiary pursuant to negotiated agreements with respect to settlement of such account debtor’s accounts in the ordinary course of business, consistent with past practices;

(f) Investments made in connection with employee compensation arrangements, employee option plans or deferred director compensation, all in a manner consistent with the Company’s historical practices;

(g) Acquisitions; provided, that, at the time of and immediately after giving effect to any such Acquisition, (i) no Event of Default has occurred and is continuing or would arise after giving effect thereto, (ii) such Acquisition is not a Hostile Acquisition, (iii) such Person or division or line of business is engaged in the same or a similar line of business as the Company and the Subsidiaries or business reasonably related thereto, (iv) all actions required to be taken with respect to such acquired or newly formed Subsidiary under Section 5.09 shall be taken in accordance with, and subject to the time periods required under, Section 5.09, (v) the Company and the Subsidiaries are in compliance, on a Pro Forma Basis after giving effect to such Acquisition (but without giving effect to any synergies or cost savings), with the covenants contained in Section 6.11 recomputed as of the last day of the most recently ended Fiscal Quarter of the Company for which financial statements are available, as if such Acquisition (and any related incurrence or repayment of Indebtedness, with any new Indebtedness being deemed to be amortized over the applicable testing period in accordance with its terms) had occurred on the first day of each relevant period for testing such compliance and, if the aggregate consideration paid in respect of such Acquisition exceeds $50,000,000, the Company shall have delivered to the Administrative Agent a certificate of a Financial Officer of the Company to such effect, together with all relevant financial information, statements and projections reasonably requested by the Administrative Agent, (vi) in the case of an Acquisition or merger involving the Company or a Subsidiary, the Company or such Subsidiary is the surviving entity of such merger and/or consolidation (provided that any such merger involving the Company must result in the Company as the surviving entity), (vii) immediately prior to and immediately after giving effect to any such Acquisition, the Leverage Ratio does not exceed 3.25 to 1.00 and (viii) the aggregate cash consideration paid in respect of such Acquisition, when taken together with the aggregate cash consideration paid in respect of all other Acquisitions, does not exceed $100,000,000 during any Fiscal Year of the Company; provided, however, that the foregoing $100,000,000 aggregate limitation for Acquisitions shall not apply as long as the Leverage Ratio does not exceed 3.00 to 1.00 immediately prior to and immediately after giving effect to any such Acquisition;

(h) Investments under Permitted Precious Metal Agreements;

(i) other Investments in non-Loan Party Subsidiaries (other than non-Loan Party Subsidiaries of the Dutch Borrower) in an amount not to exceed $40,000,000 at any time;

(j) other Investments not to exceed $50,000,000 at any time outstanding; and

(k) Acquisitions made by any Foreign Subsidiary that is not a Loan Party.

SECTION 6.05. Swap Agreements. The Company will not, and will not permit any of its Subsidiaries to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which the Company or any Subsidiary has actual exposure (other than those in respect of Equity Interests of the Company or any of its Subsidiaries), and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Company or any Subsidiary.

SECTION 6.06. Transactions with Affiliates. The Company will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to the Company or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Company and its wholly owned Subsidiaries not involving any other Affiliate and (c) any Restricted Payment permitted by Section 6.07.

SECTION 6.07. Restricted Payments. The Company will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except (a) the Company may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its common stock, (b) Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests, (c) the Company may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Company and its Subsidiaries and (d) the Company and its Subsidiaries may make any other Restricted Payment so long as no Default or Event of Default has occurred and is continuing prior to making such Restricted Payment or would arise after giving effect (including giving effect on a Pro Forma Basis) thereto and the aggregate amount of such Restricted Payments does not exceed 10% of Consolidated Net Worth as of the most recently ended Fiscal Quarter of the Company for which Financials have been delivered; provided, that the foregoing aggregate limitation for Restricted Payments shall not apply as long as the Leverage Ratio does not exceed 2.50 to 1.00 immediately prior to and immediately after giving effect (including giving effect on a Pro Forma Basis) to any such Restricted Payment.

SECTION 6.08. Restrictive Agreements. The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Company or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to holders of its Equity Interests or to make or repay loans or advances to the Company or any other Subsidiary or to Guarantee Indebtedness of the Company or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document, (ii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale; provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iii) the foregoing shall not apply to restrictions and conditions set forth in any Permitted Precious Metals Agreement that is subject to the Intercreditor Agreement referenced in clause (a) of the definition of “Intercreditor Agreements”, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (v) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.

SECTION 6.09. Subordinated Indebtedness and Amendments to Subordinated Indebtedness Documents. The Company will not, and will not permit any Subsidiary to, directly or indirectly voluntarily prepay, defease or in substance defease, purchase, redeem, retire or otherwise acquire, any Subordinated Indebtedness or any

Indebtedness from time to time outstanding under the Subordinated Indebtedness Documents. Furthermore, the Company will not, and will not permit any Subsidiary to, amend the Subordinated Indebtedness Documents or any document, agreement or instrument evidencing any Indebtedness incurred pursuant to the Subordinated Indebtedness Documents (or any replacements, substitutions, extensions or renewals thereof) or pursuant to which such Indebtedness is issued where such amendment, modification or supplement provides for the following or which has any of the following effects:

(a) increases the overall principal amount of any such Indebtedness or increases the amount of any single scheduled installment of principal or interest;

(b) shortens or accelerates the date upon which any installment of principal or interest becomes due or adds any additional mandatory redemption provisions;

(c) shortens the final maturity date of such Indebtedness or otherwise accelerates the amortization schedule with respect to such Indebtedness;

(d) increases the rate of interest accruing on such Indebtedness;

(e) provides for the payment of additional fees or increases existing fees;

(f) amends or modifies any financial or negative covenant (or covenant which prohibits or restricts the Company or any Subsidiary from taking certain actions) in a manner which is more onerous or more restrictive in any material respect to the Company or such Subsidiary or which is otherwise materially adverse to the Company, any Subsidiary and/or the Lenders or, in the case of any such covenant, which places material additional restrictions on the Company or such Subsidiary or which requires the Company or such Subsidiary to comply with more restrictive financial ratios or which requires the Company to better its financial performance, in each case from that set forth in the existing applicable covenants in the Subordinated Indebtedness Documents or the applicable covenants in this Agreement; or

(g) amends, modifies or adds any affirmative covenant in a manner which (i) when taken as a whole, is materially adverse to the Company, any Subsidiary and/or the Lenders or (ii) is more onerous than the existing applicable covenant in the Subordinated Indebtedness Documents or the applicable covenant in this Agreement.

SECTION 6.10. Sale and Leaseback Transactions. The Company shall not, nor shall it permit any Subsidiary to, enter into any Sale and Leaseback Transaction other than (a) Sale and Leaseback Transactions entered into in connection with any Permitted Precious Metals Agreement, and (b) Sale and Leaseback Transactions entered into in connection with any project financing involving municipal bond offerings otherwise permitted by this Agreement.

SECTION 6.11. Financial Covenants.

(a) Maximum Leverage Ratio. The Company will not permit the Leverage Ratio, determined as of the end of each of its Fiscal Quarters for the then most-recently ended four Fiscal Quarters, to be greater than 3.50 to 1.00.

(b) Minimum Fixed Charge Coverage Ratio. The Company will not permit the Fixed Charge Coverage Ratio, determined as of the end of each of its Fiscal Quarters for the then most-recently ended four Fiscal Quarters, to be less than 1.50 to 1.00.

ARTICLE VII

Events of Default

If any of the following events (“Events of Default”) shall occur:

(a) any Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) any Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days;

(c) any representation or warranty made or deemed made by or on behalf of any Loan Party in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been materially incorrect when made or deemed made;

(d) the Company shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.03 (with respect to any Borrower’s existence), 5.08 or 5.09 or in Article VI or in Article X;

(e) any Loan Party, as applicable, shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article) or any other Loan Document, and such failure shall continue unremedied for a period of thirty (30) days after notice thereof from the Administrative Agent to the Company (which notice will be given at the request of any Lender);

(f) the Company or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable;

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Company or any other Loan Party or its debts, or of a Substantial Portion of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any other Loan Party or for a Substantial Portion of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Company or any other Loan Party shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any other Loan Party or for a Substantial Portion of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) the Company or any other Loan Party shall admit in writing its inability or fail generally to pay its debts as they become due;

(k) one or more judgments for the payment of money in an aggregate amount in excess of $20,000,000 (or the equivalent thereof in currencies other than Dollars) shall be rendered against the Company, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of thirty (30) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Company or any Subsidiary to enforce any such judgment;

(l) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(m) a Change in Control shall occur;

(n) the occurrence of any “Default”, as defined in any Loan Document (other than this Agreement) or the breach of any of the terms or provisions of any Loan Document (other than this Agreement), which default or breach continues beyond any period of grace therein provided;

(o) any material provision of any Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms (or any Loan Party shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms); or

(p) any Collateral Document shall for any reason fail to create a valid and perfected first priority security interest in any portion of the Collateral purported to be covered thereby, except as permitted by the terms of any Loan Document;

then, and in every such event (other than an event with respect to the Company described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Company, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other Secured Obligations of the Borrowers accrued hereunder and under the other Loan Documents, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers; and in case of any event with respect to any Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other Secured Obligations accrued hereunder and under the other Loan Documents, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall, exercise any rights and remedies provided to the Administrative Agent under the Loan Documents or at law or equity, including all remedies provided under the UCC.

ARTICLE VIII

The Administrative Agent

Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf, including execution of the other Loan Documents, and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.

The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with Company or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Company or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or (vi) the creation, perfection or priority of Liens on the Collateral or the existence of the Collateral.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Company. Upon any such resignation, the Required Lenders shall have the right (with the consent of the Company, such consent not to be unreasonably withheld or delayed; provided that no such consent shall be required if an Event of Default has occurred and is continuing) to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by any Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between such Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.

None of the Lenders, if any, identified in this Agreement as a Co-Syndication Agent shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender. Each Lender hereby makes the same acknowledgments with respect to the relevant Lenders in their respective capacities as Co-Syndication Agents as it makes with respect to the Administrative Agent in the preceding paragraph.

Except with respect to the exercise of setoff rights of any Lender, in accordance with Section 9.08, the proceeds of which are applied in accordance with this Agreement, each Lender agrees that it will not take any action, nor institute any actions or proceedings, against any Loan Party or with respect to any Loan Document, without the prior written consent of the Required Lenders or, as may be provided in this Agreement or the other Loan Documents, with the consent of the Administrative Agent.

The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Administrative Agent) authorized to act for, any other Lender. The Administrative Agent shall have the exclusive right on behalf of the Lenders to enforce the payment of the principal of and interest on any Loan after the date such principal or interest has become due and payable pursuant to the terms of this Agreement.

In its capacity, the Administrative Agent is a “representative” of the Holders of Secured Obligations within the meaning of the term “secured party” as defined in the UCC. Each Lender authorizes the Administrative Agent to enter into each of the Collateral Documents to which it is a party and to take all action contemplated by such documents. Each Lender agrees that no Holder of Secured Obligations (other than the Administrative Agent) shall have the right individually to seek to realize upon the security granted by any Collateral Document, it being understood and agreed that such rights and remedies may be exercised solely by the Administrative Agent for the benefit of the Holders of Secured Obligations upon the terms of the Collateral Documents. In the event that any Collateral is hereafter pledged by any Person as collateral security for the Secured Obligations, the Administrative Agent is hereby authorized, and hereby granted a power of attorney, to execute and deliver on behalf of the Holders of Secured Obligations any Loan Documents necessary or appropriate to grant and perfect a Lien on such Collateral in favor of the Administrative Agent on behalf of the Holders of Secured Obligations. The Lenders hereby authorize the Administrative Agent, at its option and in its discretion, to release any Lien granted to or held by the Administrative Agent upon any Collateral (i) as described in Section 9.02(c); (ii) as permitted by, but only in accordance with, the terms of the applicable Loan Document; or (iii) if approved, authorized or ratified in writing by the Required Lenders, unless such release is required to be approved by all of the Lenders hereunder. Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent’s authority to release particular types or items of Collateral pursuant hereto. Upon any sale or transfer of assets constituting Collateral which is permitted pursuant to the terms of any Loan Document, or consented to in writing by the Required Lenders or all of the Lenders, as applicable, and upon at least five Business Days’ prior written request by the Company to the Administrative Agent, the Administrative Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to the Administrative Agent for the benefit of the Holders of Secured Obligations herein or pursuant hereto upon the Collateral that was sold or transferred; provided, however, that (i) the Administrative Agent shall not be required to execute any such document on terms which, in the Administrative Agent’s reasonable opinion, would expose the Administrative Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Secured Obligations or any Liens upon (or obligations of the Loan Parties in respect of) all interests retained by any Loan Party, including (without limitation) the proceeds of the sale, all of which shall continue to constitute part of the Collateral.

Each Borrower, on its behalf and on behalf of its Subsidiaries, and each Lender, on its behalf and on the behalf of its affiliated Holders of Secured Obligations, hereby irrevocably constitute the Administrative Agent as the holder of an irrevocable power of attorney (fondé de pouvoir within the meaning of Article 2692 of the Civil Code of Québec) in order to hold hypothecs and security granted by each Borrower or any Subsidiary on property pursuant to the laws of the Province of Quebec to secure obligations of any Borrower or any Subsidiary under any bond, debenture or similar title of indebtedness issued by any Borrower or any Subsidiary in connection with this Agreement, and agree that the Administrative Agent may act as the bondholder and mandatary with respect to any bond, debenture or similar title of indebtedness that may be issued by any Borrower or any Subsidiary and pledged in favor of the Holders of Secured Obligations in connection with this Agreement. Notwithstanding the provisions of Section 32 of the An Act respecting the special powers of legal persons (Quebec), JPMorgan Chase Bank, N.A. as Administrative Agent may acquire and be the holder of any bond issued by any Borrower or any Subsidiary in connection with this Agreement (i.e., the fondé de pouvoir may acquire and hold the first bond issued under any deed of hypothec by any Borrower or any Subsidiary).

The Administrative Agent is hereby authorized to execute and deliver any documents necessary or appropriate to create and perfect the rights of pledge for the benefit of the Holders of Secured Obligations including a right of pledge with respect to the entitlements to profits, the balance left after winding up and the voting rights of the Company as ultimate parent of any Subsidiary which is organized under the laws of the Netherlands and the Equity Interests of which are pledged in connection herewith (a “Dutch Pledge”). Without prejudice to the provisions of this Agreement and the other Loan Documents, the parties hereto acknowledge and agree with the creation of parallel debt obligations of the Company or any relevant Subsidiary as will be described in any Dutch Pledge (the “Parallel Debt”), including that any payment received by the Administrative Agent in respect of the Parallel Debt will—conditionally upon such payment not subsequently being avoided or reduced by virtue of any provisions or enactments relating to bankruptcy, insolvency, preference, liquidation or similar laws of general application—be deemed a satisfaction of a pro rata portion of the corresponding amounts of the Secured Obligations, and any payment to the Holders of Secured Obligations in satisfaction of the Secured Obligations shall—conditionally upon such payment not subsequently being avoided or reduced by virtue of any provisions or enactments relating to bankruptcy, insolvency, preference, liquidation or similar laws of general application—be deemed as satisfaction of the corresponding amount of the Parallel Debt. The parties hereto acknowledge and agree that, for purposes of a Dutch Pledge, any resignation by the Administrative Agent is not effective until its rights under the Parallel Debt are assigned to the successor Administrative Agent.

The parties hereto acknowledge and agree for the purposes of taking and ensuring the continuing validity of German law governed pledges (Pfandrechte) with the creation of parallel debt obligations of the Company and its Subsidiaries as will be further described in a separate German law governed parallel debt undertaking. The Administrative Agent shall (i) hold such parallel debt undertaking as fiduciary agent (Treuhänder) and (ii) administer and hold as fiduciary agent (Treuhänder) any pledge created under a German law governed Collateral Document which is created in favor of any Holder of Secured Obligations or transferred to any Holder of Secured Obligations due to its accessory nature (Akzessorietät), in each case in its own name and for the account of the Holders of Secured Obligations. Each Lender (on behalf of itself and its affiliated Holders of Secured Obligations) hereby authorizes the Administrative Agent to enter as its agent in its name and on its behalf into any German law governed Collateral Document, accept as its agent in its name and on its behalf any pledge or other creation of any accessory security right in relation to this Agreement and to agree to and execute on its behalf as its representative in its name and on its behalf any amendments, supplements and other alterations to any such Collateral Document and to release on behalf of any such Lender or Holder of Secured Obligations any such Collateral Document and any pledge created under any such Collateral Document in accordance with the provisions herein and/or the provisions in any such Collateral Document.

ARTICLE IX

Miscellaneous

SECTION 9.01. Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) if to any Borrower, to it c/o Materion Corporation, 6070 Parkland Boulevard, Mayfield Heights, Ohio 44124, Attention of Michael C. Hasychak (Telecopy No. (216) 481-2523; Telephone No. (216) 383-6823);

(ii) if to the Administrative Agent, to (A) in the case of Borrowings by the Company denominated in Dollars, JPMorgan Chase Bank, N.A., JPMorgan Loan Services, 10 South Dearborn Street, 7th Floor, Chicago, Illinois 60603, Attention: Irma Yanez (Facsimile No. (312) 385-7107) and (B) in the case of Borrowings by any Foreign Subsidiary Borrower or denominated in Agreed Currencies other than Dollars, J.P. Morgan Europe Limited, 125 London Wall, Floor 9, London EC2Y 5AJ, United Kingdom, Attention of Mark Satchel (Telecopy No. 44 207 777 2360), and in each case with a copy to JPMorgan Chase Bank, N.A., 1300 East Ninth Street, 13th Floor, Cleveland, Ohio 44114, Attention: Justin Byrne (Facsimile No. (216) 781-2271);

(iii) if to the Issuing Bank, to it at JPMorgan Chase Bank, N.A., JPMorgan Loan Services, 10 South Dearborn Street, 7th Floor, Chicago, Illinois 60603, Attention: Irma Yanez (Facsimile No. (312) 385-7107);

(iv) if to the Swingline Lender, to it at JPMorgan Chase Bank, N.A., JPMorgan Loan Services, 10 South Dearborn Street, 7th Floor, Chicago, Illinois 60603, Attention: Irma Yanez (Facsimile No. (312) 385-7107); and

(v) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 9.02. Waivers; Amendments. (a) No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Except as provided in Section 2.20 with respect to an Incremental Term Loan Amendment, neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders or by the Borrowers and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender directly affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby, (iv) change Section 2.18(b) or (d) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender (it being understood that, solely with the consent of the parties prescribed by Section 2.20 to be parties to an Incremental Term Loan Amendment, Incremental Term Loans may be included in the determination of Required Lenders on substantially the same basis as the Commitments and the Revolving Loans are included on the Effective Date), (vi) release the Company or all or substantially all of the Subsidiary Guarantors from their obligations under Article X or the Subsidiary Guaranty without the written consent of each Lender, or (vii) except as provided in clause (d) of this Section or in any Collateral Document, release all or substantially all of the Collateral, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be.

(c) Notwithstanding the foregoing, this Agreement and any other Loan Document may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and each Borrower to each relevant Loan Document (x) to add one or more credit facilities (in addition to the Incremental Term Loans pursuant to an Incremental Term Loan Amendment) to this Agreement and to permit extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Revolving Loans, Incremental Term Loans and the accrued interest and fees in respect thereof and (y) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and Lenders.

(d) The Lenders hereby irrevocably authorize the Administrative Agent, at its option and in its sole discretion, to release any Liens granted to the Administrative Agent by the Loan Parties on any Collateral (i) upon the termination of all the Commitments, payment and satisfaction in full in cash of all Secured Obligations (other than Unliquidated Obligations), and the cash collateralization of all Unliquidated Obligations in a manner satisfactory to the Administrative Agent, (ii) constituting property being sold or disposed of if the Company certifies to the Administrative Agent that the sale or disposition is made in compliance with the terms of this Agreement (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry), (iii) constituting property leased to the Company or any Subsidiary under a lease which has expired or been terminated in a transaction permitted under this Agreement, or (iv) as required to effect any sale or other disposition of such Collateral in connection with any exercise of remedies of the Administrative Agent and the Lenders pursuant to Article VII. Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

(e) If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender directly affected thereby,” the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a “Non-Consenting Lender”), then the Company may elect to replace a Non-Consenting Lender as a Lender party to this Agreement; provided that, concurrently with such replacement,

(i) another bank or other entity which is reasonably satisfactory to the Company and the Administrative Agent shall agree, as of such date, to purchase for cash the Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of clause (b) of Section 9.04, and (ii) each Borrower shall pay to such Non-Consenting Lender in same day funds on the day of such replacement (1) all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by such Borrower hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Sections 2.15 and 2.17, and (2) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 2.16 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender.

(f) Notwithstanding anything to the contrary herein the Administrative Agent may, with the consent of the Borrowers only, amend, modify or supplement this Agreement or any of the other Loan Documents to cure any ambiguity, omission, mistake, defect or inconsistency.

SECTION 9.03. Expenses; Indemnity; Damage Waiver. (a) The Company shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication and distribution (including, without limitation, via the internet or through a service such as Intralinks) of the credit facilities provided for herein, the preparation and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, the Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, the Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement and any other Loan Document, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such reasonable out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) The Company shall indemnify the Administrative Agent, the Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Company or any of its Subsidiaries, or any Environmental Liability related in any way to the Company or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Company or any of its Subsidiaries, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(c) To the extent that the Company fails to pay any amount required to be paid by it to the Administrative Agent, the Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (it being understood that the Company’s failure to pay any such amount shall not relieve the Company of any default in the payment thereof); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Issuing Bank or the Swingline Lender in its capacity as such.

(d) To the extent permitted by applicable law, no Borrower shall assert, and each Borrower hereby waives, any claim against any Indemnitee (i) for any damages arising from the use by others of information or other materials obtained directly or indirectly from an Indemnitee through telecommunications, electronic or other information transmission systems (including the Internet), or (ii) on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e) All amounts due under this Section shall be payable not later than fifteen (15) days after written demand therefor.

SECTION 9.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)(i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) the Company (provided that the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof); provided further that no consent of the Company shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee;

(B) the Administrative Agent; and

(C) the Issuing Bank.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Company and the Administrative Agent otherwise consent; provided that no such consent of the Company shall be required if an Event of Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, such fee to be paid by either the assigning Lender or the assignee Lender or shared between such Lenders;

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Company and its affiliates and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws; and

(E) other than assignments to an existing Lender, assignments shall always be in an amount exceeding €50,000 or the equivalent thereof in a foreign currency.

For the purposes of this Section 9.04(b), the term “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as an agent of each Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Company, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.05(c), 2.06(d) or (e), 2.07(b), 2.18(d) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)(i) Any Lender may, without the consent of the Company, the Administrative Agent, the Issuing Bank or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, each Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.15 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless the Company is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Company, to comply with Section 2.17(e) as though it were a Lender (it being understood that the documentation required under Section 2.17(e) shall be delivered to the participating Lender). Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in the obligations under this Agreement) except to the extent that such disclosure is necessary to establish that such interest is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.

SECTION 9.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07. Severability. Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final and in whatever currency denominated) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of any Borrower or any Subsidiary Guarantor against any of and all the Secured Obligations held by such Lender, irrespective of whether or not such Lender shall have made any demand under the Loan Documents and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) Each Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.

(c) Each Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Each Foreign Subsidiary Borrower irrevocably designates and appoints the Company, as its authorized agent, to accept and acknowledge on its behalf, service of any and all process which may be served in any suit, action or proceeding of the nature referred to in Section 9.09(b) in any federal or New York State court sitting in New York City. The Company hereby represents, warrants and confirms that the Company has agreed to accept such appointment (and any similar appointment by a Subsidiary Guarantor which is a Foreign Subsidiary). Said designation and appointment shall be irrevocable by each such Foreign Subsidiary Borrower until all Loans, all reimbursement obligations, interest thereon and all other amounts payable by such Foreign Subsidiary Borrower hereunder and under the other Loan Documents shall have been paid in full in accordance with the provisions hereof and thereof and such Foreign Subsidiary Borrower shall have been terminated as a Borrower hereunder pursuant to Section 2.23. Each Foreign Subsidiary Borrower hereby consents to process being served in any suit, action or proceeding of the nature referred to in Section 9.09(b) in any federal or New York State court sitting in New York City by service of process upon the Company as provided in this Section 9.09(d); provided that, to the extent lawful and possible, notice of said service upon such agent shall be mailed by registered or certified air mail, postage prepaid, return receipt requested, to the Company and (if applicable to) such Foreign Subsidiary Borrower at its address set forth in the Borrowing Subsidiary Agreement to which it is a party or to any other address of which such Foreign Subsidiary Borrower shall have given written notice to the Administrative Agent (with a copy thereof to the Company). Each Foreign Subsidiary Borrower irrevocably waives, to the fullest extent permitted by law, all claim of error by reason of any such service in such manner and agrees that such service shall be deemed in every respect effective service of process upon such Foreign Subsidiary Borrower in any such suit, action or proceeding and shall, to the fullest extent permitted by law, be taken and held to be valid and personal service upon and personal delivery to such Foreign Subsidiary Borrower. To the extent any Foreign Subsidiary Borrower has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether from service or notice, attachment prior to judgment, attachment in aid of execution of a judgment, execution or otherwise), each Foreign Subsidiary Borrower hereby irrevocably waives such immunity in respect of its obligations under the Loan Documents. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12. Confidentiality. Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), and that the disclosing Administrative Agent, Issuing Bank or Lender will be responsible for any unauthorized disclosure by any of its foregoing affiliated Persons), (b) to the extent requested by any regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under this Agreement or any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Borrower and its obligations, (g) with the consent of the Company or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis from a source other than the Company. For the purposes of this Section, “Information” means all information received from the Company or any Subsidiary relating to the Company, any of its Subsidiaries or its business, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Company. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 9.13. USA PATRIOT Act. Each Lender that is subject to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies each Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies such Borrower, which information includes the name and address of such Borrower and other information that will allow such Lender to identify such Borrower in accordance with the Act.

SECTION 9.14. Appointment for Perfection. Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of the Administrative Agent and the Holders of Secured Obligations, in assets which, in accordance with Article 9 of the UCC or any other applicable law can be perfected only by possession. Should any Lender (other than the Administrative Agent) obtain possession of any such Collateral, such Lender shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions.

ARTICLE X

Cross-Guarantee

In order to induce the Lenders to extend credit to the other Borrowers hereunder, but subject to the last sentence of this Article X, each Borrower hereby irrevocably and unconditionally guarantees, as a primary obligor and not merely as a surety, the payment when and as due of the Secured Obligations. Each Borrower further agrees that the due and punctual payment of the Secured Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee hereunder notwithstanding any such extension or renewal of any Secured Obligation.

Each Borrower waives presentment to, demand of payment from and protest to any Borrower of any of the Secured Obligations, and also waives notice of acceptance of its obligations and notice of protest for nonpayment. The obligations of each Borrower hereunder shall not be affected by (a) the failure of the Administrative Agent, the Issuing Bank or any Lender to assert any claim or demand or to enforce any right or remedy against any Borrower under the provisions of this Agreement, any other Loan Document or otherwise; (b) any extension or renewal of any of the Secured Obligations; (c) any rescission, waiver, amendment or modification of, or release from, any of the terms or provisions of this Agreement, or any other Loan Document or agreement; (d) any default, failure or delay, willful or otherwise, in the performance of any of the Secured Obligations; (e) the failure of the Administrative Agent to take any steps to perfect and maintain any security interest in, or to preserve any rights to, any security or collateral for the Secured Obligations, if any; (f) any change in the corporate, partnership or other existence, structure or ownership of any Borrower or any other guarantor of any of the Secured Obligations; (g) the enforceability or validity of the Secured Obligations or any part thereof or the genuineness, enforceability or validity of any agreement relating thereto or with respect to any collateral securing the Secured Obligations or any part thereof, or any other invalidity or unenforceability relating to or against any Borrower or any other guarantor of any of the Secured Obligations, for any reason related to this Agreement, any Swap Agreement, any Banking Services Agreement, any other Loan Document, or any provision of applicable law, decree, order or regulation of any jurisdiction purporting to prohibit the payment by such Borrower or any other guarantor of the Secured Obligations, of any of the Secured Obligations or otherwise affecting any term of any of the Secured Obligations; or (h) any other act, omission or delay to do any other act which may or might in any manner or to any extent vary the risk of such Borrower or otherwise operate as a discharge of a guarantor as a matter of law or equity or which would impair or eliminate any right of such Borrower to subrogation.

Each Borrower further agrees that its agreement hereunder constitutes a guarantee of payment when due (whether or not any bankruptcy or similar proceeding shall have stayed the accrual or collection of any of the Secured Obligations or operated as a discharge thereof) and not merely of collection, and waives any right to require that any resort be had by the Administrative Agent, the Issuing Bank or any Lender to any balance of any deposit account or credit on the books of the Administrative Agent, the Issuing Bank or any Lender in favor of any Borrower or any other Person.

The obligations of each Borrower hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever, by reason of the invalidity, illegality or unenforceability of any of the Secured Obligations, any impossibility in the performance of any of the Secured Obligations or otherwise.

Each Borrower further agrees that its obligations hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Secured Obligation is rescinded or must otherwise be restored by the Administrative Agent, the Issuing Bank or any Lender upon the bankruptcy or reorganization of any Borrower or otherwise.

In furtherance of the foregoing and not in limitation of any other right which the Administrative Agent, the Issuing Bank or any Lender may have at law or in equity against any Borrower by virtue hereof, upon the failure of any other Borrower to pay any Secured Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Borrower hereby promises to and will, upon receipt of written demand by the Administrative Agent, the Issuing Bank or any Lender, forthwith pay, or cause to be paid, to the Administrative Agent, the Issuing Bank or any Lender in cash an amount equal to the unpaid principal amount of the Secured Obligations then due, together with accrued and unpaid interest thereon. Each Borrower further agrees that if payment in respect of any Secured Obligation shall be due in a currency other than Dollars and/or at a place of payment other than New York, Chicago or any other Eurocurrency Payment Office and if, by reason of any Change in Law, disruption of currency or foreign exchange markets, war or civil disturbance or other event, payment of the Secured Obligation in such currency or at such place of payment shall be impossible or, in the reasonable judgment of the Administrative Agent, the Issuing Bank or any Lender, disadvantageous to the Administrative Agent, the Issuing Bank or any Lender in any material respect, then, at the election of the Administrative Agent, such Borrower shall make payment of the Secured Obligation in Dollars (based upon the applicable Equivalent Amount in effect on the date of payment) and/or in New York, Chicago or such other Eurocurrency Payment Office as is designated by the Administrative Agent and, as a separate and independent obligation, shall indemnify the Administrative Agent, the Issuing Bank and any Lender against any losses or reasonable out-of-pocket expenses that it shall sustain as a result of such alternative payment.

Upon payment by any Borrower of any sums as provided above, all rights of such Borrower against any Borrower arising as a result thereof by way of right of subrogation or otherwise shall in all respects be subordinated and junior in right of payment to the prior indefeasible payment in full in cash of all the Secured Obligations owed by such Borrower to the Administrative Agent, the Issuing Bank and the Lenders.

Nothing shall discharge or satisfy the liability of any Borrower hereunder except the full performance and payment of the Secured Obligations.

Notwithstanding anything contained in this Article X to the contrary, no Foreign Subsidiary Borrower which is and remains an Affected Foreign Subsidiary shall be liable hereunder for any of the Loans made to, or any other Secured Obligation incurred solely by or on behalf of, the Company or any Subsidiary Guarantor which is a Domestic Subsidiary.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

MATERION CORPORATION, as the Company
By	/s/ Michael C. Hasychak
Name: Michael C. Hasychak
Title: Vice President, Treasurer & Secretary

MATERION ADVANCED MATERIALS TECHNOLOGIES AND SERVICES NETHERLANDS B.V., as the Dutch Borrower
By	/s/ James P. Marrotte
Name: James P. Marrotte
Title: Class A Director

JPMORGAN CHASE BANK, N.A., individually as a Lender, as Swingline Lender, as Issuing Bank and as Administrative Agent
By	/s/ William P. McGreehan
Name: William P. McGreehan
Title: Senior Vice President

[OTHER AGENTS AND LENDERS]

Signature Page to Amended and Restated Credit Agreement

Materion Corporation et al

SCHEDULES

TO

AMENDED AND RESTATED CREDIT AGREEMENT

dated as of July 13, 2011

among

MATERION CORPORATION

MATERION ADVANCED MATERIALS

TECHNOLOGIES AND SERVICES NETHERLANDS B.V.

THE OTHER FOREIGN SUBSIDIARY BORROWERS PARTY THERETO

THE LENDERS PARTY THERETO

JPMORGAN CHASE BANK, N.A. as Administrative Agent

and

BANK OF AMERICA, N.A., KEYBANK NATIONAL ASSOCIATION and

WELLS FARGO BANK, NATIONAL ASSOCIATION as Co-Syndication Agents

Except as otherwise defined herein, all capitalized terms used in these schedules have the meanings given to them in the above-referenced Amended and Restated Credit Agreement.

SCHEDULE 2.01

COMMITMENTS

LENDER	COMMITMENT

JPMORGAN CHASE BANK, N.A.	$62,500,000

BANK OF AMERICA, N.A.	$57,500,000

KEYBANK NATIONAL ASSOCIATION	$57,500,000

WELLS FARGO BANK, NATIONAL ASSOCIATION	$57,500,000

RBS CITIZENS, N.A.	$50,000,000

FIFTH THIRD BANK	$40,000,000

AGGREGATE COMMITMENT	$325,000,000

SCHEDULE 2.02

MANDATORY COST

1.	The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.	On the first day of each Interest Period (or as soon as possible thereafter) the Administrative Agent shall calculate, as a percentage rate, a rate (the “Associated Costs Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Administrative Agent as a weighted average of the Lenders’ Associated Costs Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

3.	The Associated Costs Rate for any Lender lending from a Facility Office in a Participating Member State will be the percentage notified by that Lender to the Administrative Agent. This percentage will be certified by that Lender in its notice to the Administrative Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.

4.	The Associated Costs Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Administrative Agent as follows:

(a)	in relation to a Loan in Pounds Sterling:

AB + C(B-D) + E x 0.01 100- (A+C)	per cent. per annum

(b)	in relation to a Loan in any currency other than Pounds Sterling:

E x 0.01 300	per cent. per annum

Where:

A	is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B	is the percentage rate of interest (excluding the Applicable Rate and the Mandatory Cost and, if the Loan is an Unpaid Sum, the additional rate of interest specified in Section 2.13(c)) payable for the relevant Interest Period on the Loan.

C	is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D	is the percentage rate per annum payable by the Bank of England to the Administrative Agent on interest bearing Special Deposits.

E	is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Administrative Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Administrative Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5.	For the purposes of this Schedule:

(a)	“Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)	“Facility Office” means the office or offices notified by a Lender to the Administrative Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

(c)	“Fees Rules” means the rules on periodic fees contained in the Financial Services Authority Fees Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(d)	“Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate);

(e)	“Participating Member State” means any member state of the European Union that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Union relating to economic and monetary union.

(f)	“Reference Banks” means, in relation to Mandatory Cost, the principal London offices of JPMorgan Chase Bank, N.A.

(g)	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

(h)	“Unpaid Sum” means any sum due and payable but unpaid by any Borrower under the Loan Documents.

6.	In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent. will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7.	If requested by the Administrative Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Administrative Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

8.	Each Lender shall supply any information required by the Administrative Agent for the purpose of calculating its Associated Costs Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

(i)	the jurisdiction of its Facility Office; and

(j)	any other information that the Administrative Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Administrative Agent of any change to the information provided by it pursuant to this paragraph.

9.	The percentages of each Lender for the purpose of A and C above and the rates of charge of each Reference Bank for the purpose of E above shall be determined by the Administrative Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Administrative Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

10.	The Administrative Agent shall have no liability to any person if such determination results in an Associated Costs Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.	The Administrative Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Associated Costs Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 7 and 8 above.

12.	Any determination by the Administrative Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Associated Costs Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all parties hereto.

13.	The Administrative Agent may from time to time, after consultation with the Company and the relevant Lenders, determine and notify to all parties hereto any amendments which are required to be made to this Schedule 2.02 in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties hereto.

SCHEDULE 2.06

EXISTING LETTERS OF CREDIT

JPM Reference Number	Issuer	Booking Party ID	Beneficiary Name	Outstanding Amount	Renewal/ Maturity
IJII-910525	JPMorgan Chase Bank, N.A.	Materion Corporation	TradeCorp Investments Nigeria Limited.	$48,917.60	9/16/2010

IJII-916636	JPMorgan Chase Bank, N.A.	Materion Corporation	TradeCorp Investments Nigeria Limited.	$262,354.94	10/8/2010

CTCS-626207	JPMorgan Chase Bank, N.A.	Materion Corporation	The Bank of Nova Scotia	$20,000,000.00	4/26/2005

CTCS-852654	JPMorgan Chase Bank, N.A.	Materion Corporation	Bank of America N.A.	$2,000,000.00	6/15/2010

CTCS-634321	JPMorgan Chase Bank, N.A.	Materion Brush Inc.	Zurich American Insurance Company	$1,950,000.00	12/1/2010

CTCS-634339	JPMorgan Chase Bank, N.A.	Materion Corporation	Dresdner Bank Stuttgart	$362,500.00	5/9/2008

CTCS-634359	JPMorgan Chase Bank, N.A.	Materion Natural Resources Inc.	Utah Division of Oil, Gas and Mining	$1,362,000.00	10/21/2011

CTCS-634364	JPMorgan Chase Bank, N.A.	Materion Brush Inc.	National Union Insurance Company	$173,000.00	11/5/2009

CTCS-634379	JPMorgan Chase Bank, N.A.	Materion Natural Resources Inc.	Utah Dision of Solid and Hazardous Waste	$89,000.00	2/25/2011

CTCS-937025	JPMorgan Chase Bank, N.A.	Materion Corporation	Ohio Bureau of Worker’s Compensation	$425,000.00	5/13/2011

CTCS-927360	JPMorgan Chase Bank, N.A.	Materion Brush Inc.	Bank of New York Mellon Trust	$800,000.00	4/28/2012

CTCS-634605	JPMorgan Chase Bank, N.A.	Materion Brush Inc.	Wells Fargo Inc. N.A.	$8,557,600.00	12/16/2010

CTCS-639816	JPMorgan Chase Bank, N.A.	Materion Brush Inc.	Pennsylvania Department of Environmental Protection	$320,000.00	6/12/2008

CTCS-623997	JPMorgan Chase Bank, N.A.	Materion Corporation	The Huntington National Bank Trustee for Cleveland Cuyahoga Port Authority	$515,500.00	6/25/2009

CTCS-328002	JPMorgan Chase Bank, N.A.	Materion Advanced Chemicals Inc.	State of Wisconsin Department of Health and Family Services	$433,500.00	5/2/2008

SCHEDULE 3.01

SUBSIDIARIES

Subsidiary Name	Material Subsidiary?	Capitalization	State/Country of Incorporation or Organization	Identification Number	Type of Entity
Domestic Subsidiaries

Materion Services Inc. (f/k/a BEM Services, Inc.)	No	Common SharesA	Ohio	1166840 (OIN) 34-1927267 (EIN)	Corporation

Materion Brush International Inc. (f/k/a Brush International, Inc.)	No	Common SharesA	Ohio	1155382 (OIN) 34-1927273 (EIN)	Corporation

Materion Brush Inc. (f/k/a Brush Wellman Inc.)	Yes	Common SharesA	Ohio	144720 (OIN) 34-0119320 (EIN)	Corporation

Materion Technologies Inc. (f/k/a Zentrix Technologies Inc.)	No	Common SharesA	Arizona	0972456-4 (OIN) 34-1748139 (EIN)	Corporation

Materion Natural Resources Inc. (f/k/a Brush Resources Inc.)	Yes	Common SharesA	Utah	4814594-0142 (OIN) 34-1943102 (EIN)	Corporation

Materion Ceramics Inc. (f/k/a Brush Ceramic Products Inc.)	No	Common SharesB	Arizona	0972432-7 (OIN) 31-1748141 (EIN)	Corporation

Brush Wellman Acquisition Co.	No	Common SharesB	Delaware	2038888 (OIN) 51-0277851 (EIN)	Corporation

Egbert Corp.	No	Common SharesB	Ohio	413003 (OIN) 34-1088209 (EIN)	Corporation

Materion Acquisition Corp.	No	Common SharesD	New York	No OIN 20-4003544 (EIN)	Corporation

Spiral Systems Inc.	No	Common SharesB	Delaware	2168111 (OIN) 52-1586339 (EIN)	Corporation

Materion Precision Optics and Thin Film Coatings Corporation (f/k/a Thin Film Technology, Inc.)	No	Common SharesD	California	C0940886 (OIN) 39-1993454 (EIN)	Corporation

Materion Precision Optics and Thin Film Coatings Inc. (f/k/a Barr Associates, Inc.)	No	Common SharesD	Massachusetts	042482453 (OIN)	Corporation

Materion Technical Materials Inc. (f/k/a Technical Materials, Inc.)	No	Common SharesA	Ohio	603745 (OIN) 34-1376144 (EIN)	Corporation

Subsidiary Name	Material Subsidiary?	Capitalization	State/Country of Incorporation or Organization	Identification Number	Type of Entity
Materion Advanced Materials Technologies and Services Inc. (f/k/a Williams Advanced Materials Inc.)	Yes	Common SharesA	New York	No OIN 16-0690610 (EIN)	Corporation

Materion Advanced Materials Technologies and Services Corp. (f/k/a Academy Corporation)	No	Common SharesD	New Mexico	1047760 (OIN)	Corporation

Materion Advanced Materials Technologies and Services LLC (f/k/a Academy Gallup, LLC)	No	Common SharesD	New Mexico	2405942 (OIN)	Limited Liability Company

Materion Brewster LLC (f/k/a Williams Acquisition, LLC (PureTech))	No	Common InterestsD	New York	No OIN 16-1551953 (EIN)	Limited Liability Company

Materion Advanced Chemicals Inc. (f/k/a Cerac, Incorporated)	No	Common SharesG	Wisconsin	39-1993454 (EIN)	Corporation

Materion Large Area Coatings LLC (f/k/a Techni-Met, LLC)	Yes	Common InterestsD	Delaware	4639163 (OIN) No EIN	Limited Liability Company

WAM Acquisition Corp.	No	Common InterestsD	New York	No OIN 20-4003544 (EIN)	Corporation

Subsidiary Name	Material Subsidiary?	Capitalization	State/Country of Incorporation or Organization	Identification Number	Type of Entity
International Subsidiaries

Materion Brush GmbH (f/k/a Brush Wellman GmbH)	No	Equity InterestsE	Germany	99021/07076 (OIN) No EIN	Limited Liability Company

Materion Brush Japan Ltd. (f/k/a Brush Wellman (Japan) Ltd.)	No	Common SharesE	Japan	00547719 (OIN) No EIN	Corporation

Materion Brush Ltd. (f/k/a Brush Wellman Ltd.)	No	“Deferred” Ordinary SharesE “B” Ordinary SharesE “A” Ordinary SharesE	England	731182 (OIN) No EIN	Corporation

Materion Brush Singapore Pte. Ltd. (f/k/a Brush Wellman (Singapore) PTE Ltd.)	No	Ordinary SharesE	Singapore	1995-01329-E (OIN) No EIN	Corporation

Materion Advanced Materials Technologies and Services Far East Pte. Ltd. (f/k/a Williams Advanced Materials Far East PTE Ltd.)	No	Common SharesD	Singapore	199203795 (OIN) No EIN	Corporation

Materion Advanced Materials Technologies and Services Netherlands B.V. (f/k/a Williams Advanced Materials (Netherlands) B.V.)	N/A – Dutch Borrower	Common SharesD	Netherlands	34174567 (OIN) No EIN	Corporation

Materion Advanced Materials Technologies and Services Taiwan Co. Ltd. (f/k/a Williams Advanced Materials Technology Taiwan Co., Ltd.)	No	N/AF	Taiwan	80148407 (OIN) No EIN	Joint Venture

Materion Ireland Holdings Limited (f/k/a OMC Scientific Holdings Limited)	No	Common SharesF	Ireland	N/A	Corporation

Subsidiary Name	Material Subsidiary?	Capitalization	State/Country of Incorporation or Organization	Identification Number	Type of Entity
Materion Czech S.R.O. (f/k/a OMC Scientific, Czech S.R.O)	No	N/AF	Czech Republic	N/A	Corporation

Materion Ireland Limited (f/k/a OMC Scientific Manufacturing Limited)	No	SharesH	Ireland	303933	Corporation

Materion Advanced Materials Technologies and Services Shanghai Co. Ltd. (f/k/a Williams Advanced Materials (Shanghai) Co. LTD)	No	SharesF	China	N/A	Corporation

Materion Advanced Materials Technologies and Services Suzhou Ltd. (f/k/a Williams Advanced Materials (Suzhou) Ltd.)	No	SharesF	China	N/A	Corporation

A	100% owned by Materion Corporation
B	100% owned by Materion Brush Inc.
C	100% owned by Materion Technologies Inc.
D	100% owned by Materion Advanced Materials Technologies and Services Inc.
E	100% owned by Materion Brush International Inc.
F	100% owned by Materion Advanced Materials Technologies and Services Netherlands B.V.
G	100% owned by Materion Acquisition Corporation
H	100% owned by Materion Ireland Holdings Limited

SCHEDULE 6.01

EXISTING INDEBTEDNESS

Lender	Description	Secured Assets	Original Principal Amount
Credit Facilities
The Bank of Nova Scotia	Revolving Credit Agreement between Materion Brush GmbH and The Bank of Nova Scotia. Facility is secured through a Comfort Letter issued by Materion Corporation	All assets of Materion Brush GmbH	$5,000,000

Project Financing

Cleveland-Cuyahoga County Port Authority	Cleveland-Cuyahoga County Port Authority Taxable Development Revenue Bonds (Port of Cleveland Bond Fund) Series 2008A (Materion Brush Inc. Project)	Infrastructure and equipment purchased with bond proceeds	$5,155,000

State of Ohio	State of Ohio Department of Development Research and Development Loan (Materion Brush Inc. Project)	Infrastructure and equipment purchased with state loan proceeds	$5,000,000

Dayton-Montgomery County Port Authority	Open-End Mortgage and Security Agreement, dated as of April 1, 2011, from Materion Brush, Inc. to The Bank of New York Mellon Trust Company, N.A., for the benefit of Dayton-Montgomery County Port Authority	125,400 square foot facility located at 14710 West Portage River Road, Elmore, Ohio, and all structures additions, improvements, appurtenances and herediments on or with respect to such real estate	$2,000,000

Toledo-Lucas County Port Authority, Ohio	Open-End Mortgage and Security Agreement, dated as of April 1, 2011, from Materion Brush Inc. to The Bank of New York Mellon Trust Company, N.A., for the benefit of Toledo-Lucas County Port Authority	125,400 square foot facility located at 14710 West Portage River Road, Elmore, Ohio, and all structures additions, improvements, appurtenances and herediments on or with respect to such real estate	$6,000,000

Lender	Description	Secured Assets	Original Principal Amount
Hedge Agreements
JP Morgan Chase	Foreign Exchange Contracts between JP Morgan Chase and Materion Brush Inc.	All assets	Variable

Fifth Third Bank	Foreign Exchange Contracts between Fifth Third Bank and Materion Brush Inc.	All assets	Variable

Key Bank	Utility Hedge Contracts between Key Bank and Materion Corporation	All assets	Variable

RBS Citizens	Foreign Exchange Contracts between RBS Citizens and Materion Corporation	All assets	Variable

Bank of America, N.A.	Foreign Exchange Contracts between Bank of America, N.A. and Materion Brush Inc.	All assets	Variable

Wells Fargo Bank N.A.	Foreign Exchange Contracts between Wells Fargo Bank N.A. and Materion Brush Inc.	All assets	Variable

Existing Indebtedness in the form of Letters of Credit are listed on Schedule 2.06.

SCHEDULE 6.02

EXISTING LIENS

1.	See Schedule 6.01.

2.	Liens evidenced by the following UCC financing statements (Debtor names denoted by asterisk indicates financing statement and amendments filed under Debtor’s previous name, and such filings have not been amended to reflect new name):

Debtor	Secured Party	Jurisdiction	Date Filed	File Number	Summary of Collateral Description
Materion Brush Inc.*	Director of Development, Ohio Department of Development	OH SOS	10/11/96; amendment to add property filed 6/30/97	Initial: AN09912	Property described in Appendix I attached to financing statement and Exhibit A attached to amendment

Materion Brush Inc.	General Electric Capital Corporation	OH SOS	10/16/03; continuation filed 6/5/08; amendment restating collateral description filed 6/5/08; amendment changing Debtor name filed 3/17/11; amendment to amend collateral filed 6/9/11	Initial: OH00069625641; amendments: 20081570686, 20081570688, 20110760142, 20111600253	All accounts in which Honeywell International Inc. is the account debtor that are purchased by Secured Party from Debtor pursuant to that certain Amended and Restated Agreement between Secured Party and Debtor dated May 5, 2011

Materion Advanced Materials Technologies and Services Inc.	Johnson Matthey Inc.	NY SOS	3/9/05, continuation filed 1/19/10; amendment to change Debtor name filed 4/13/11	Initial: 200503095200839; amendments: 201001195054139, 201104135388740	Bailed property (refining scrap containing platinum, palladium, gold, silver and other precious metals) and any products thereof

Materion Corporation	The Bank of Nova Scotia	OH SOS	4/6/05; assignment filed 1/26/07; amendment to restate collateral description filed 12/31/07; continuation filed 11/12/09; amendment to change Debtor name filed 5/17/11	Initial: OH00088047305; amendments: 20070290020, 20080030298, 20093170332, 20111380053	All right, title and interest of Debtor in all gold, silver, platinum, palladium and rhodium, all inventory containing or consisting of the foregoing, and all proceeds of the foregoing

Materion Advanced Materials Technologies and Services Inc.	The Bank of Nova Scotia	NY SOS	4/6/05; assignment filed 1/26/07; amendment to restate collateral description filed 12/31/07; continuation filed 11/12/09; amendment to change Debtor name filed 5/17/11	Initial: 200504060480577; amendments: 200701260067278, 200712310994493, 200911120647971, 201105170267662	All right, title and interest of Debtor in all gold, silver, platinum, palladium and rhodium, all inventory containing or consisting of the foregoing, and all proceeds of the foregoing

Materion Brush Inc.	Tha Bank of Nova Scotia	OH SOS	4/6/05; assignment filed 1/26/07; amendments to restate collateral description filed 12/31/07 and 3/6/08; continuation filed 11/12/09; amendment to change Debtor name filed 5/17/11	Initial: OH00088047527; amendments: 20070290024, 20080030300, 20080670322, 20093170336, 20111380051	All right, title and interest of Debtor in all gold, silver, platinum, palladium and rhodium, all inventory containing or consisting of the foregoing, and all proceeds of the foregoing

Debtor	Secured Party	Jurisdiction	Date Filed	File Number	Summary of Collateral Description
Materion Brush Inc.*	Air Liquide Industrial US LP	OH SOS	4/25/05; amendment to add collateral filed 8/25/05; continuation filed 4/13/10	Initial: OH00088705755; amendments: 20052410330, 20101040169	Vertical vessels and Thermax vaporizers

Materion Brush Inc.*	US Bancorp	OH SOS	11/29/05	OH00095994179	Leased equipment: Konica Minolta Bizhub E-351 (filing for informational purposes only)

Materion Brush Inc.*	US Bancorp	OH SOS	9/15/06	OH00106567502	Leased equipment: Toshiba E-Studio 351C color copier (filing for informational purposes only)

Materion Brush Inc.*	US Bancorp	OH SOS	9/28/06	OH00106983524	Leased equipment: E-Studio 720; E-Studio 352 (filing for informational purposes only)

Materion Brush Inc.*	US Bancorp	OH SOS	9/28/06	OH00106995771	Leased equipment: E-Studio Toshiba 163; E-Studio Toshiba 165 (filing for informational purposes only)

Materion Brush Inc.*	IBM Credit LLC	OH SOS	12/14/06	OH00109887694	Leased equipment: IBM equipment type 1740 9131 with related software (filing for informational purposes only)

Materion Brush Inc.*	US Bancorp	OH SOS	5/9/07	OH00114909609	Leased equipment: E-Studio 352 copier (filing for informational purposes only)

Materion Corporation	The Bank of Nova Scotia, as Collateral Agent	OH SOS	10/2/07; amendments to restate collateral description filed 12/31/07 and 10/8/09; amendment to change Debtor name filed 5/17/11	Initial: OH00119762288; amendments: 20080030296, 20092820214, 20111380054	All right, title and interest of Debtor in gold, silver, platinum, palladium, rhodium and copper, all inventory containing or consisting of the foregoing, and all proceeds of the foregoing

Materion Advanced Materials Technologies and Services Inc.	The Bank of Nova Scotia, as Collateral Agent	NY SOS	10/2/07; amendments to restate collateral description filed 12/31/07 and 10/8/09; amendment to change Debtor name filed 5/17/11	Initial: 200710020778731; amendments: 200712310994544, 200910080579773, 201105170267650	All right, title and interest of Debtor in gold, silver, platinum, palladium, rhodium and copper, all inventory containing or consisting of the foregoing, and all proceeds of the foregoing
Materion Corporation	The Bank of Nova Scotia, as Collateral Agent	OH SOS	10/7/07; amendments to restate collateral description filed 12/31/07 and 10/8/09; amendment to change Debtor name filed 5/17/11	Intial: OH00119762288; amendments: 20080030296, 20092820214, 20111380054	All right, title, and interest of Debtor in gold, silver, platinum, palladium, rhodium and copper, all inventory containing or consisting of the foregoing, and all proceeds of the foregoing

Materion Advanced Materials Technologies and Services Inc.	The Bank of Nova Scotia, as Collateral Agent	NY SOS	10/7/07; amendments to restate collateral description filed 12/31/07 and 10/8/09; amendment to change Debtor name filed 5/17/11	Initial: 200710020778731; amendments: 200712310994544, 200910080579773, 201105170267650	All right, title, and interest of Debtor in gold, silver, platinum, palladium, rhodium and copper, all inventory containing or consisting of the foregoing, and all proceeds of the foregoing

Debtor	Secured Party	Jurisdiction	Date Filed	File Number	Summary of Collateral Description
Materion Brush Inc.*	IBM Credit LLC	OH SOS	12/31/07	OH00122450717	IBM equipment type 1812 1814 2005 3576 7014 with related software (filing for informational purposes only)

Materion Brush Inc.	The Bank of Nova Scotia, as Collateral Agent	OH SOS	12/31/07; amendment to restate collateral description filed 10/8/09; amendment to change Debtor name filed 5/17/11	Initial: OH00122520463; amendments: 20092820212, 20111380052	All right, title, and interest of Debtor in gold, silver, platinum, palladium, rhodium and copper, all inventory containing or consisting of the foregoing, and all proceeds of the foregoing

Materion Large Area Coatings LLC*	The Bank of Nova Scotia	CT SOS	2/5/08; amendment to change debtor name filed 3/6/08	Initial: 0002616904; amendment: 0002621377	All gold, silver, platinum and palladium consigned, sold, leased or delivered by debtor or any affiliates, all inventory of debtor containing or consisting of the foregoing, all proceeds of the foregoing
Materion Large Area Coatings LLC*	The Bank of Nova Scotia, as Collateral Agent	CT SOS	3/6/08	0002621383	All right, title, and interest of Debtor in gold, silver, platinum, palladium and rhodium, all inventory containing or consisting of the foregoing, and all proceeds of the foregoing

Materion Large Area Coatings LLC*	The Bank of Nova Scotia	CT SOS	3/6/08	0002621384	All right, title, and interest of Debtor in gold, silver, platinum, palladium and rhodium, all inventory containing or consisting of the foregoing, and all proceeds of the foregoing

Materion Brush Inc.*	US Bancorp	OH SOS	5/21/08	OH00126256539	E-Studio 3510C SCVL717523 (filing for informational purposes only)

Materion Brush Inc.*	US Bancorp	OH SOS	5/21/08	OH00126859565	E-Studio 3510C SCVL717483 (filing for informational purposes only)

Materion Brush Inc.*	US Bancorp	OH SOS	6/9/08	OH00127335011	E-Studio 603 CQA824688; E-Studio 723 CRL717668 (filing for informational purposes only)

Materion Brush Inc.*	US Bancorp	OH SOS	6/30/08	OH00127871289	Finisher JJJ715606 (filing for informational purposes only)

Materion Corporation*	IBM Credit LLC	OH SOS	12/12/08	OH00131561632	IBM equipment 1812-81A (IBM), 1814-70A (IBM), 2005-B5K (IBM), 2145-8G4 (IBM), 2805-MC2 (IBM), 7014-T42 (IBM), 7042-CR4 (IBM), 7316-TF3 (IBM), 8203-E4A (IBM), 9117-MMA (IBM), with related software (filing for informational purposes only)

Debtor	Secured Party	Jurisdiction	Date Filed	File Number	Summary of Collateral Description
Materion Advanced Materials Technologies and Services Inc.*	Air Liquide Industrial U.S. LP	NY SOS	2/9/09	200902090077356	Hydrogen tube trailer, nitrogen tank and associated equipment, argon tank and associated equipment

Materion Advanced Materials Technologies and Services Inc.*	Air Liquide Industrial U.S. LP	NY SOS	2/9/09	200902090077368	Nitrogen tank and associated equipment, argon tank and associated equipment

Materion Advanced Materials Technologies and Services Inc.*	Air Liquide Industrial U.S. LP	NY SOS	2/9/09	200902090077370	Argon vessel and associated equipment

Materion Brush Inc.*	US Bancorp	OH SOS	3/16/09	OH00133340717	E-Studio 3530C CZI811545

Materion Brush Inc.*	Air Liquide Industrial U.S. LP	OH SOS	3/24/09	OH00133516659	HP Storage tube trailer, 6K gallon nitrogen vessel, datal, microsystem expansion (datal)

Materion Advanced Materials Technologies and Services Inc.	Canadian Imperial Bank of Commerce; CIBC World Markets Inc.	NY SOS	10/2/09; amendment to restate collateral description filed 6/14/10; amendment to change Debtor name filed 3/28/11	Initial: 200910020570191; amendments: 201006140316990, 201103280167582	All right, title and interest in certain property and assets, including gold, copper and silver, inventory containing or consisting of the foregoing, and all proceeds of the foregoing

Materion Large Area Coatings LLC	Canadian Imperial Bank of Commerce; CIBC World Markets Inc.	DE SOS	10/2/09; amendment to restate collateral description filed 6/11/10; amendment to change Debtor name filed 3/28/11	Initial: 2009 3170872; amendments: 2010 2050817, 2011 1125759	All right, title and interest in certain property and assets, including gold, copper and silver, inventory containing or consisting of the foregoing, and all proceeds of the foregoing

Materion Corporation	Canadian Imperial Bank of Commerce; CIBC World Markets Inc.	OH SOS	10/5/09; amendment to restate collateral description filed 6/14/10; amendment to change Debtor name filed 3/28/11	Initial: OH00137587016; amendments: 20101660216, 20110880183	All right, title and interest in certain property and assets, including gold, copper and silver, inventory containing or consisting of the foregoing, and all proceeds of the foregoing

Materion Brush Inc.	Canadian Imperial Bank of Commerce; CIBC World Markets Inc.	OH SOS	10/5/09; amendment to restate collateral description filed 6/14/10; amendment to change Debtor name filed 3/28/11	Initial: OH00137589474; amendments: 20101660218, 20110880187	All right, title and interest in certain property and assets, including gold, copper and silver, inventory containing or consisting of the foregoing, and all proceeds of the foregoing

Debtor	Secured Party	Jurisdiction	Date Filed	File Number	Summary of Collateral Description
Materion Large Area Coatings LLC	The Bank of Nova Scotia	DE SOS	10/7/09; amendment to change Debtor name filed 5/17/2011	Initial: 2009 3217400; amendment: 2011 1850679	All right, title and interest of Debtor in and to all gold, silver, platinum, palladium and rhodium of Debtor, inventory containing or consisting of gold, silver, platinum, palladium or rhodium, and all proceeds of the foregoing

Materion Large Area Coatings LLC	The Bank of Nova Scotia, as Collateral Agent	DE SOS	10/7/09; amendment to change Debtor name filed 5/17/11	Initial: 2009 3217442; amendment: 2011 1850737	All right, title and interest of Debtor in and to all gold, silver, platinum, palladium, rhodium and copper of Debtor, inventory containing or consisting of the foregoing, and all proceeds of the foregoing

Materion Brush Inc.*	U.S. Bancorp Business Equipment Finance Group	OH SOS	1/24/11	OH00147759477	E-Studio 255 SCNG037620 (filing for informational purposes only)

Materion Large Area Coatings LLC	HSBC Bank USA, National Association	DE SOS	3/29/11	2011 1157695	All right, title and interest of Debtor in gold, silver, platinum and palladium of Debtor, all inventory containing or consisting of the foregoing, and all proceeds of the foregoing
Materion Corporation	HSBC Bank USA, National Association	OH SOS	3/29/11	OH00149063585	All right, title and interest of Debtor in gold, silver, platinum and palladium of Debtor, all inventory containing or consisting of the foregoing, and all proceeds of the foregoing
Materion Advanced Materials Technologies and Services Inc.	HSBC Bank USA, National Association	NY SOS	3/29/11	201103290169552	All right, title and interest of Debtor in gold, silver, platinum and palladium of Debtor, all inventory containing or consisting of the foregoing, and all proceeds of the foregoing
Materion Brush Inc.	HSBC Bank USA, National Association	OH SOS	3/29/11	OH00149063252	All right, title and interest of Debtor in gold, silver, platinum and palladium of Debtor, all inventory containing or consisting of the foregoing, and all proceeds of the foregoing
Materion Brush Inc.	U.S. Bancorp Business Equipment Finance Group	OH SOS	3/30/11	OH00149086088	3530 CAL019545 (filing for informational purposes only)
Materion Brush Inc.	U.S. Bancorp Business Equipment Finance Group	OH SOS	3/30/11	OH00149085854	3530 CZL019523 (filing for informational purposes only)
Materion Brush Inc.	U.S. Bancorp Business Equipment Finance Group	OH SOS	3/30/11	OH00149085743	2830C CXA129510 (filing for informational purposes only)
Materion Large Area Coatings LLC	United Rentals (North America), Inc.	DE SOS	4/11/11	2011 1340705	Equipment: Skyjack; model: SJIII3226
Materion Brush Inc.	U.S. Bancorp Business Equipment Finance Group	OH SOS	4/27/11	OH00149746018	2830 SCXA129985 (filing for informational puposes only)

Debtor	Secured Party	Jurisdiction	Date Filed	File Number	Summary of Collateral Description
Materion Brush Inc.	The Bank of New York Mellon, N.A.	OH SOS	4/29/11	OH00149843327	Pursuant to Open-End Mortgage and Security Agreement between Debtor and Secured Party, dated as of April 1, 2011, all property described in Appendix I attached to financing statement, all property described in Exhibit A attached to financing statement, all of machinery and equipment described in Exhibit B attached to financing statement, and all proceeds thereof
Materion Brush Inc.	The Bank of New York Mellon Trust Company, N.A.	OH SOS	4/29/11	OH00149842759	Pursuant to Open-End Mortgage and Security Agreement between Debtor and Secured Party, dated as of April 1, 2011, all property described in Appendix I attached to financing statement, all property described in Exhibit A attached to financing statement, all equipment described in Exhibit B attached to financing statement, and all proceeds thereof
Materion Brush Inc.*	Hyundai-WIA Machine America Corp	OH SOS	5/27/11	OH00150521712	CNC Turning Machine Center

SCHEDULE 6.04

EXISTING INVESTMENTS

Investment	Amount
Cleveland Development Partnership	$236,018
Venture Capital Partnership	$100,000
Ohio Innovation Fund	$33,828
Cleveland Civic Vision Housing	$118,226
ShoreBank CD	$137,673

EXHIBIT A

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other Loan Documents to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other Loan Documents or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1. Assignor:

2. Assignee:
[and is an Affiliate/Approved Fund of [identify Lender]1]

3. Borrowers:	Materion Corporation, Materion Advanced Materials Technologies and Services Netherlands B.V. and certain other Foreign Subsidiary Borrowers

4. Administrative Agent:	JPMorgan Chase Bank, N.A., as the administrative agent under the Credit Agreement

5. Credit Agreement:	Amended and Restated Credit Agreement dated as of July 13, 2011 among Materion Corporation, Materion Advanced Materials Technologies and Services Netherlands B.V., the other Foreign Subsidiary Borrowers from time to time parties thereto, the Lenders parties thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other agents parties thereto

[1]	Select as applicable.

6. Assigned Interest:

Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/ Loans Assigned	Percentage Assigned of Commitment/Loans[2]
$	$	%
$	$	%
$	$	%

Effective Date:                          , 20    [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]
By:
Title:

ASSIGNEE [NAME OF ASSIGNEE]
By:
Title:

Consented to and Accepted:

JPMORGAN CHASE BANK, N.A., as

Administrative Agent and Issuing Bank

By:
Title:

[Consented to:]3

MATERION CORPORATION
By:
Title:

[2]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[3]	To be added only if the consent of the Company is required by the terms of the Credit Agreement.

ANNEX I

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Company, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Company, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT B-1

OPINION OF COUNSEL FOR THE U.S. LOAN PARTIES

[Attached]

JONES DAY

NORTH POINT   •  901 LAKESIDE AVENUE   •  CLEVELAND, OHIO 44114-1190

TELEPHONE: (216) 586-3939   •  FACSIMILE: (216) 579-0212

July 13, 2011

To the Lenders and the Agent

Referred to Below

c/o JPMorgan Chase Bank, N.A.

JPMorgan Loan Services

10 South Dearborn Street, 9th Floor

Chicago, Illinois 60603

Re:     Amended and Restated Credit Agreement, dated as of July 13, 2011

Ladies and Gentlemen:

We have acted as counsel for Materion Corporation, an Ohio corporation (the “Company”), and its subsidiaries, Materion Brush Inc., an Ohio corporation (“MBI”), Materion Advanced Materials Technologies and Services Inc., a New York corporation (“MAMTS”), Materion Natural Resources Inc., a Utah corporation (“MNR”), Materion Large Area Coatings LLC, a Delaware limited liability company (“MLAC”), and Materion Advanced Materials Technologies and Services Netherlands B.V., a company incorporated under the laws of The Netherlands and subsidiary of MAMTS (“MAMTS Netherlands”), in connection with the Amended and Restated Credit Agreement, dated as of July 13, 2011 (the “Financing Agreement”), among the Company, MAMTS Netherlands, the other Foreign Subsidiary Borrowers from time to time party thereto, the financial institutions listed on Schedule 2.01 thereof (the “Lenders”), Bank of America, N.A., Keybank National Association, and Wells Fargo Bank, National Association, as co-syndication agents for the Financing Agreement, and JPMorgan Chase Bank, N.A., as administrative agent for the Lenders (the “Agent” or the “Secured Party”). The Company, MBI, MAMTS, MNR, MLAC and MAMTS Netherlands are sometimes referred to herein collectively as the “Transaction Parties” and each individually as a “Transaction Party”.

This opinion letter is delivered to you pursuant to Section 4.01(b)(i) of the Financing Agreement. Capitalized terms used herein and not otherwise defined herein have the meanings assigned to such terms in the Financing Agreement. The Uniform Commercial Code, as amended and in effect in the State of Ohio on the date hereof, is referred to herein as the “OH UCC”. The Uniform Commercial Code, as amended and in effect in the State of New York on the date hereof, is referred to herein as the “NY UCC”. The Uniform Commercial Code, as amended and in effect in the State of Delaware on the date hereof, is referred to herein as the “DE UCC”. The OH UCC, NY UCC and DE UCC are referred to herein collectively as the “UCC”. The Article 9 Collateral (defined below) in which the Company or MBI has rights is referred to herein as the “Ohio Article 9 Collateral”. The Article 9 Collateral in which MAMTS has rights is referred to herein as the “New York Article 9 Collateral”. The Article 9 Collateral in which MLAC has rights is referred to herein as the “Delaware Article 9 Collateral”. With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on our part except to the extent, if any, otherwise expressly stated, and we express no opinion with respect to the subject matter or accuracy of the assumptions or items upon which we have relied.

ALKHOBAR  •  ATLANTA  •  BEIJING  •  BOSTON  •   BRUSSELS  •  CHICAGO  •  CLEVELAND  •  COLUMBUS  •  DALLAS  •  DUBAI FRANKFURT  •  HONG KONG  •  HOUSTON  •  IRVINE  •  JEDDAH  •  LONDON  •  LOS ANGELES  •  MADRID  •  MEXICO CITY MILAN  •  MOSCOW  •  MUNICH  •  NEW DELHI  •  NEW YORK  •  PARIS  •  PITTSBURGH  •  RIYADH SAN DIEGO  •  SAN FRANCISCO  •  SHANGHAI  •  SILICON VALLEY  •  SINGAPORE  •  SYDNEY  •  TAIPEI  •  TOKYO  •  WASHINGTON

In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed necessary for the purposes of such opinions. We have examined, among other documents, the following:

ARTICLE Ian executed copy of the Financing Agreement;

ARTICLE IIan executed copy of the Amended and Restated Pledge and Security Agreement, dated as of July 13, 2011 (the “Security Agreement”), by and among the Transaction Parties (other than MAMTS Netherlands) and the Secured Party;

ARTICLE IIIan executed copy of the Amended and Restated Guaranty, dated as of July 13, 2011 (the “Guaranty”), of MBI, MAMTS, MLAC and MNR in favor of the Agent;

ARTICLE IVthe Officer’s Certificate of each Transaction Party (other than MNR and MAMTS Netherlands) delivered to us in connection with this opinion letter, a copy of which is attached hereto as Exhibit A (the “Officer’s Certificate”);

ARTICLE Vunfiled copies of financing statements naming each of the Company and MBI as debtor and the Secured Party as secured party (the “Ohio Financing Statements”), a copy of each of which is attached hereto as Exhibit B, which Ohio Financing Statements we understand will be filed in the office of the Secretary of State of the State of Ohio (such office, the “Ohio Filing Office”);

ARTICLE VIan unfiled copy of a financing statement naming MAMTS as debtor and the Secured Party as secured party (the “New York Financing Statement”), a copy of which is attached hereto as Exhibit C, which New York Financing Statement we understand will be filed in the office of the Secretary of State of the State of New York (such office, the “New York Filing Office”);

ARTICLE VIIan unfiled copy of a financing statement naming MLAC as debtor and the Secured Party as secured party (the “Delaware Financing Statement”), a copy of which is attached hereto as Exhibit D, which Delaware Financing Statement we understand will be filed in the office of the Secretary of State of the State of Delaware (such office, the “Delaware Filing Office”);

ARTICLE VIIIcopies of the Articles of Incorporation, each certified by the Secretary of State of the State of Ohio on July 7, 2011, and copies of the Regulations of each of the Company and MBI, each as amended to the date hereof and certified to us by an officer of the Company and MBI as being complete and correct and in full force and effect as of the date hereof;

ARTICLE IXa copy of the Certificate of Incorporation, certified by the Secretary of State of the State of New York on July 5, 2011, and a copy of the Bylaws of MAMTS, both as amended to the date hereof and certified to us by an officer of MAMTS as being complete and correct and in full force and effect as of the date hereof;

ARTICLE Xa copy of the Certificate of Formation, certified by the Secretary of State of the State of Delaware on July 1, 2011, and a copy of the Limited Liability Company Agreement of MLAC, both as amended to the date hereof and certified to us by an officer of MLAC as being complete and correct and in full force and effect as of the date hereof;

ARTICLE XI(i) copies of certificates, each dated July 7, 2011, of the Secretary of State of the State of Ohio as to the existence of the Company and MBI in the State of Ohio as of such date, and (ii) copies of certificates, each dated July 8, 2011, of the Ohio Department of Taxation, as to the good standing of the Company and MBI in the State of Ohio as of such date;

ARTICLE XII(i) a copy of a certificate, dated July 6, 2011, of the Secretary of State of the State of New York as to the valid subsistence of MAMTS in the State of New York as of such date, and (ii) a copy of a certificate, dated June 27, 2011, of the New York State Department of Taxation and Finance as to the good standing of MAMTS in the State of New York as of such date; and

ARTICLE XIIIa copy of a certificate, dated July 7, 2011, of the Secretary of State of the State of Delaware, as to the existence and good standing of MLAC in the State of Delaware as of such date.

The documents referred to in items (1) through (3) above, inclusive, are referred to herein collectively as the “Documents”. Each of the organizational documents described in items (8) through (10) above, inclusive, is referred to herein as a “Certified Organizational Document” and each of the good standing and other status certificates described in items (11) through (13) above, inclusive, is referred to herein as an “Official Status Certificate”. In addition, as used herein, “security interest” means “security interest” as defined in Section 1-201 of the UCC.

In all such examinations, we have assumed the legal capacity of all natural persons executing documents, the genuineness of all signatures, the authenticity of original and certified documents and the conformity to original documents or certified copies of all copies submitted to us as conformed or reproduction copies. We have also assumed that the conditions precedent listed in Article IV of the Financing Agreement (other than the delivery of this opinion letter) have been satisfied and that the Financing Agreement is effective as of the date hereof. As to various questions of fact relevant to the opinions expressed herein, we have relied upon, and assume the accuracy of, representations and warranties contained in the Documents and certificates and oral or written statements and other information of or from representatives of the Transaction Parties and others and assume compliance on the part of the Transaction Parties with their covenants and agreements contained therein. In connection with the opinions expressed in paragraph (a) below, we have relied solely upon the Official Status Certificates as to the factual matters and legal conclusions set forth therein. With respect to the opinions expressed in clause (i) of paragraph (b) below and clauses (ii) and (iv)(A) of paragraph (c) below, our opinions are limited (x) to our actual knowledge, if any, of the specially regulated business activities and properties of the Transaction Parties based solely upon the section entitled “Business” under Item 1 of the Form 10-K, as filed by the Company with the Securities and Exchange Commission on March 9, 2011, in respect of such matters (the “Public Filing”) and without any independent investigation or verification on our part and (y) to only those laws and regulations that, in our experience, are normally applicable to transactions of the type contemplated by the Documents.

Based upon the foregoing, and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that:

SECTION 13.01. Each of the Company and MBI is a corporation existing and in good standing under the laws of the State of Ohio. MAMTS is a corporation validly subsisting under the laws of the State of New York. MLAC is a limited liability company existing and in good standing under the laws of the State of Delaware.

SECTION 13.02. Each Transaction Party (other than MNR and MAMTS Netherlands) has the corporate power and authority to (i) conduct its respective business substantially as described in the Public Filing and (ii) enter into and to incur and perform its obligations under the Documents to which it is a party.

SECTION 13.03. The execution and delivery to the Agent by each Transaction Party (other than MNR and MAMTS Netherlands) of the Documents to which it is a party and the performance by such Transaction Party of its obligations thereunder, and the granting by each Transaction Party (other than MNR and MAMTS Netherlands) of the security interests provided for in the Security Agreement:

(i) have been authorized by all necessary corporate action by such Transaction Party;

(ii) do not require under present law, or present regulation of any governmental agency or authority, of the State of New York or the United States of America, any filing or registration by such Transaction Party with, or approval or consent to such Transaction Party of, any governmental agency or authority of the State of New York or the United States of America that has not been made or obtained except those required in the ordinary course of business in connection with the performance by such Transaction Party of its obligations under certain covenants contained in the Documents to which it is a party and to perfect security interests, if any, granted by such Transaction Party thereunder (without limiting the opinions expressed in paragraphs (f) and (g) below) and pursuant to securities and other laws that may be applicable to the disposition of any collateral subject thereto and other filings under securities laws and filings, registrations, consents or approvals in each case not required to be made or obtained by the date hereof;

(iii) do not contravene any provision of the Certified Organizational Documents of such Transaction Party (the opinion in this clause (iii) being limited solely to our review of the Certified Organizational Documents of such Transaction Party);

(iv) do not violate (A) any present law, or present regulation of any governmental agency or authority, of the State of New York or the United States of America applicable to such Transaction Party or its property or (B) any agreement binding upon such Transaction Party or its property that is listed on Annex I to the Officer’s Certificate or any court decree or order binding upon such Transaction Party or its property that is listed on Annex I to the Officer’s Certificate (the opinion in this clause (iv) being limited in that we express no opinion with respect to any violation not readily ascertainable from the face of any such agreement, or arising under or based upon any cross default provision insofar as it relates to a default under an agreement not so identified to us, or arising under or based upon any covenant of a financial or numerical nature or requiring computation); and

(v) will not result in or require the creation or imposition of any security interest or lien upon any of its properties pursuant to the provisions of any agreement binding upon such Transaction Party or its property that is listed on Annex I to the Officer’s Certificate other than any security interests or liens created by the Documents and any other security interests or liens in favor of the Secured Party or the Holders of Secured Obligations arising under any of the Documents or applicable law.

SECTION 13.04. Each Document has been duly executed and delivered on behalf of each Transaction Party (other than MNR and MAMTS Netherlands) signatory thereto. Each Document constitutes a valid and binding obligation of each Transaction Party (other than MNR and MAMTS Netherlands), enforceable against such Transaction Party in accordance with its terms.

SECTION 13.05. The Security Agreement creates in favor of the Secured Party for the benefit of the Holders of Secured Obligations, as security for the Secured Obligations, a security interest in the respective right, title and interest of each Transaction Party (other than MNR and MAMTS Netherlands) in the Collateral (as defined in the Security Agreement) to which Article 9 of the NY UCC is applicable (the “Article 9 Collateral”).

SECTION 13.06. The Ohio Financing Statements are in proper form for filing in the Ohio Filing Office. Upon the effective filing of the Ohio Financing Statements with the Ohio Filing Office, the Secured Party will have, for the benefit of the Holders of Secured Obligations, a perfected security interest in that portion of the Ohio Article 9 Collateral in which a security interest may be perfected by filing an initial financing statement with the Ohio Filing Office under the OH UCC (the “Ohio Filing Collateral”).

SECTION 13.07. The New York Financing Statement is in proper form for filing in the New York Filing Office. Upon the effective filing of the New York Financing Statement with the New York Filing Office, the Secured Party will have, for the benefit of the Holders of Secured Obligations, a perfected security interest in that portion of the New York Article 9 Collateral in which a security interest may be perfected by filing an initial financing statement with the New York Filing Office under the NY UCC (the “New York Filing Collateral”).

SECTION 13.08. The Delaware Financing Statement is in proper form for filing in the Delaware Filing Office. Upon the effective filing of the Delaware Financing Statement with the Delaware Filing Office, the Secured Party will have, for the benefit of the Holders of Secured Obligations, a perfected security interest in that portion of the Delaware Article 9 Collateral in which a security interest may be perfected by filing an initial financing statement with the Delaware Filing Office under the DE UCC (the “Delaware Filing Collateral”).

SECTION 13.09. The Security Agreement, together with physical delivery of the certificates representing the shares of stock identified on Exhibit G to the Security Agreement (the “Pledged Securities”) to the Secured Party, creates in favor of the Secured Party, for the benefit of the Holders of Secured Obligations, as security for the Secured Obligations, a perfected security interest under the NY UCC in the Company’s rights in the Pledged Securities while the Pledged Securities are located in the State of New York or the State of Ohio and remain in the possession of the Secured Party. Assuming the Secured Party and each of the Holders of Secured Obligations so acquires its security interest in the Pledged Securities, by delivery thereof in the State of New York, without “notice of any adverse claims” (all within the meaning of the NY UCC) and that each Pledged Security is either in bearer form or in registered form, registered in the name of, or effectively indorsed to, the Secured Party as such or effectively indorsed in blank, the Secured Party will acquire its security interest in the Pledged Securities free of adverse claims (within the meaning of the NY UCC).

SECTION 13.10. The borrowings by the Company under the Financing Agreement and the application of the proceeds thereof as provided in the Financing Agreement will not violate Regulation U of the Board of Governors of the Federal Reserve System.

SECTION 13.11. None of the Company, MBI, MLAC or MAMTS is required to register as an “investment company” (under, and as defined in, the Investment Company Act of 1940, as amended (the “1940 Act”)) and none of the Company, MBI, MLAC or MAMTS is a company controlled by a company required to register as such under the 1940 Act.

The opinions set forth above are subject to the following qualifications and limitations:

(a) Our opinions in paragraph (d) above are subject to (i) applicable bankruptcy, insolvency, reorganization, fraudulent transfer and conveyance, voidable preference, moratorium, receivership, conservatorship, arrangement or similar laws, and related regulations and judicial doctrines, from time to time in effect affecting creditors’ rights and remedies generally, (ii) general principles of equity (including, without limitation, standards of materiality, good faith, fair dealing and reasonableness, equitable defenses, the exercise of judicial discretion and limits on the availability of equitable remedies), whether such principles are considered in a proceeding at law or in equity, and (iii) the qualification that certain other provisions of the Documents may be unenforceable in whole or in part under the laws (including judicial decisions) of the State of New York or the United States of America, but the inclusion of such provisions does not affect the validity as against the Transaction Parties party thereto of the Documents as a whole and the Documents contain adequate provisions for the practical realization of the principal benefits provided by the Documents, in each case subject to the other qualifications contained in this letter.

(b) We express no opinion as to the enforceability of any provision in the Documents:

(i) providing that any person or entity may sell or otherwise dispose of, or purchase, any collateral subject thereto, or enforce any other right or remedy thereunder (including without limitation any self-help or taking-possession remedy), except in compliance with the NY UCC and other applicable laws;

(ii) establishing standards for the performance of the obligations of good faith, diligence, reasonableness and care prescribed by the NY UCC or of any of the rights or duties referred to in Section 9-603 of the NY UCC;

(iii) relating to indemnification, contribution or exculpation in connection with violations of any securities laws or statutory duties or public policy, or in connection with willful, reckless or unlawful acts or gross negligence of the indemnified or exculpated party or the party receiving contribution;

(iv) providing that any person or entity may exercise set-off rights other than in accordance with and pursuant to applicable law;

(v) relating to choice of governing law to the extent that the enforceability of any such provision is to be determined by any court other than a court of the State of New York or may be subject to constitutional limitations;

(vi) purporting to confer, or constituting an agreement with respect to, subject matter jurisdiction of United States federal courts to adjudicate any matter;

(vii) purporting to create a trust or other fiduciary relationship;

(viii) specifying that provisions thereof may be waived only in writing, to the extent that an oral agreement or an implied agreement by trade practice or course of conduct has been created that modifies any provision of such Documents;

(ix) giving any person or entity the power to accelerate obligations or to foreclose upon collateral without any notice to the obligor;

(x) providing for the performance by any guarantor of any of the nonmonetary obligations of any person or entity not controlled by such guarantor;

(xi) providing for restraints on alienation of property and purporting to render transfers of such property void and of no effect or prohibiting or restricting the assignment or transfer of property or rights to the extent that any such prohibition or restriction is ineffective pursuant to Sections 9-406 through 9-409 of the NY UCC;

(xii) securing obligations and indebtedness of parties other than the Transaction Parties without specifically identifying such other parties and such obligations and indebtedness;

(xiii) providing for the payment of attorneys’ fees;

(xiv) providing for a confession of judgment;

(xv) granting any party a power of attorney to act on behalf of any Transaction Party;

(xvi) waiving or affecting any right of the Transaction Parties to receive notices;

(xvii) waiving any statute of limitations;

(xviii) restricting the Transaction Parties from access to legal or equitable remedies;

(xix) requiring payment of a prepayment premium, including yield maintenance charges, or late charge to the extent such prepayment premium or late charge may be characterized as a penalty; or

(xx) that (a) releases any party from liability for future acts or omissions, (b) purports to secure future obligations which are unrelated to the obligations under the Loan Documents or (c) purports to allow the Agent or the Holders of Secured Obligations to simultaneously maintain or prosecute actions to enforce or collect the obligations under any of the Documents.

(c) Our opinions as to enforceability are subject to the effect of generally applicable rules of law that:

(i) provide that forum selection clauses in contracts are not necessarily binding on the court(s) in the forum selected; and

(ii) may, where less than all of a contract may be unenforceable, limit the enforceability of the balance of the contract to circumstances in which the unenforceable portion is not an essential part of the agreed exchange, or that permit a court to reserve to itself a decision as to whether any provision of any agreement is severable.

(d) We express no opinion as to the enforceability of any purported waiver, release, variation, disclaimer, consent or other agreement to similar effect (all of the foregoing, collectively, a “Waiver”) by any Transaction Party under any of the Documents to the extent limited by Sections 1-102(3), 1-102(4), 9-602 or 9-624 of the NY UCC or other provisions of applicable law (including judicial decisions), or to the extent that such a Waiver applies to a right, claim, duty or defense or a ground for, or a circumstance that would operate as, a discharge or release otherwise existing or occurring as a matter of law (including judicial decisions), except to the extent that such a Waiver is effective under and is not prohibited by or void or invalid under Section 9-602 or 9-624 of the NY UCC or other provisions of applicable law (including judicial decisions).

(e) Our opinions in paragraphs (e), (f), (g), (h) and (i) above are subject to the following assumptions, qualifications and limitations:

(i) Any security interest in the proceeds of collateral is subject in all respects to the limitations set forth in Section 9-315 of the UCC.

(ii) We express no opinion as to the nature or extent of the rights, or the power to transfer rights, of any Transaction Party in, or title of any Transaction Party to, any collateral under any of the Documents, or property purporting to constitute such collateral, or the value, validity or effectiveness for any purpose of any such collateral or purported collateral, and we have assumed that each Transaction Party has sufficient rights in, or power to transfer rights in, all such collateral or purported collateral for the security interests provided for under the Documents to attach.

(iii) Other than as expressly noted in paragraph (i) above, we express no opinion as to the priority of any pledge, security interest, assignment for security, lien or other encumbrance, as the case may be, that may be created or purported to be created under the Documents. Other than as expressly noted in paragraphs (f), (g), (h) and (i) above, we express no opinion as to the perfection of, and other than as expressly noted in paragraphs (e) and (i) above, we express no opinion as to the creation, validity or enforceability of, any pledge, security interest, assignment for security, lien or other encumbrance, as the case may be, that may be created or purported to be created under the Documents. We express no opinion as to the creation, validity or enforceability of any pledge, security interest, assignment for security, lien or other encumbrance, as the case may be, that may be created or purported to be created under the Documents in any commercial tort claims, other than those listed on Exhibit J to the Security Agreement (the “Existing Commercial Tort Claims”).

(iv) We have assumed that the Existing Commercial Tort Claims constitute commercial tort claims within the meaning of Section 9-102 of the UCC.

(v) In the case of property that becomes collateral under the Documents after the date hereof, Section 552 of the United States Bankruptcy Code limits the extent to which property acquired by a debtor after the commencement of a case under the United States Bankruptcy Code may be subject to a lien arising from a security agreement entered into by the debtor before the commencement of such case.

(vi) We express no opinion as to the enforceability of the security interests under the Documents in any item of collateral subject to any restriction on or prohibition against transfer contained in or otherwise applicable to such item of collateral or any contract, agreement, license, permit, security, instrument or document constituting, evidencing or relating to such item, except to the extent that any such restriction is rendered ineffective pursuant to any of Sections 9-406 through 9-409, inclusive, of the UCC.

(vii) We call to your attention that Article 9 of the UCC requires the filing of continuation statements within the period of six months prior to the expiration of five years from the date of original filing of financing statements under the UCC in order to maintain the effectiveness of such financing statements and that additional financing statements may be required to be filed to maintain the perfection of security interests if the debtor granting such security interests makes certain changes to its name, or changes its location (including through a change in its jurisdiction of organization) or the location of certain types of collateral, all as provided in the UCC.

(viii) We call to your attention that an obligor (as defined in the UCC) other than a debtor may have rights under Part 6 of Article 9 of the UCC.

(ix) With respect to our opinions above as to the perfection of a security interest in the Article 9 Collateral through the filing of a financing statement, we express no opinion with respect to the perfection of any such security interest in any Article 9 Collateral constituting intellectual property, timber to be cut, as extracted collateral, cooperative interests, agricultural liens or other property described in Section 9-311(a) of the UCC (including, without limitation, property subject to a certificate of title statute), or with respect to perfection of a security interest in deposit accounts and letter of credit rights, and we express no opinion with respect to the effectiveness of any financing statement filed or purported to be filed as a fixture filing.

(x) We express no opinion as to the effectiveness of the defined term “Other Collateral” as used in the Security Agreement for purposes of Section 9-203 of the NY UCC.

(xi) We express no opinion as to the existence of any liens, restrictions, easements or encumbrances on any of the personal property, improvements or other collateral purported to be covered by the Documents.

(xii) We have assumed that each Transaction Party (other than MNR and MAMTS Netherlands) is organized solely under the laws of the state identified as such Transaction Party’s jurisdiction of organization in the Certified Organizational Document of and Official Status Certificate for such Transaction Party.

(xiii) We have assumed that the information pertaining to the Secured Party in the Ohio Financing Statements, the New York Financing Statement and the Delaware Financing Statement is complete and correct in all respects.

(xiv) We have assumed that the Transaction Parties (other than MNR and MAMTS Netherlands) are the owners of the Article 9 Collateral and that such property actually exists.

(xv) We express no opinion with respect to the priority of the security interest of the Secured Party in the Pledged Securities against any of the following: (a) any claims or liens that arise by operation of law and any other claims or liens not created under the UCC or (b) any claim or lien in favor of the United States of America or any state or other political subdivision thereof or any agency or instrumentality of any of the foregoing.

(f) We have assumed that each Transaction Party’s obligations under the Documents are, and would be deemed by a court of competent jurisdiction to be, in furtherance of its corporate purposes and necessary or convenient to the conduct, promotion or attainment of such Transaction Party’s business. We also have assumed that each Transaction Party will perform its obligations in compliance with applicable law and will obtain, in the ordinary course, such licenses and permits as then may be required.

(g) To the extent it may be relevant to the opinions expressed herein, we have assumed that the parties to the Documents (other than the Transaction Parties) have the power to enter into and perform such Documents and to consummate the transactions contemplated thereby, that such parties have complied with all federal and state laws and regulations applicable to them, and that such Documents have been duly authorized, executed and delivered by, and constitute legal, valid and binding obligations of, such parties. With respect to each of MNR and MAMTS Netherlands, we have assumed that (i) it is a corporation validly existing and in good standing in its jurisdiction of incorporation, has all requisite power and authority, and has obtained all requisite corporate, shareholder, third party and governmental authorizations, consents and approvals, and has complied with all federal and state laws and regulations applicable to it and made all requisite filings and registrations, necessary to execute, deliver and perform the Documents to which it is a party and to grant the security interests and guaranties contemplated thereby, and that such execution, delivery, performance and grant will not violate or conflict with any law, rule, regulation, order, decree, judgment, instrument or agreement binding upon or applicable to it or its properties, and (ii) the Documents to which it is a party have been duly executed and delivered by it, and each such Document constitutes a valid and binding obligation of MNR or MAMTS Netherlands, as applicable, enforceable against it in accordance with its terms. For purposes of our opinion, we have assumed that the Agent and each Lender has obtained all requisite third party and governmental authorizations, consents and approvals, and made all requisite filings and registrations, necessary to execute, deliver and perform its obligations under the Documents to which it is a party and that such execution, delivery or performance will not violate or conflict with any law, rule, regulation, order, decree, judgment, instrument or agreement binding upon or applicable to it or its properties.

(h) For purposes of the opinions set forth in paragraph (j) above, we have assumed that (i) neither the Agent nor any of the Lenders has or will have the benefit of any agreement or arrangement (excluding the Documents) pursuant to which any extensions of credit are directly or indirectly secured by margin stock, (ii) neither the Agent nor any of the Lenders nor any of their respective affiliates has extended or will extend any other credit to any Transaction Party directly or indirectly secured by margin stock, and (iii) neither the Agent nor any of the Lenders has relied or will rely upon any margin stock as collateral in extending or maintaining any extensions of credit pursuant to the Financing Agreement.

(i) The opinions expressed herein are limited to (i) the federal laws of the United States of America and the laws of the State of New York, (ii) to the extent relevant to the opinions expressed in paragraphs (a), (b), (c) and (d) above with respect to the Company and MBI, the General Corporation Law of the State of Ohio as currently in effect on the date hereof and (iii) to the extent relevant to the opinions expressed in paragraph (f) above, the OH UCC. Our opinions in paragraphs (e) and (g) above are limited to Article 9 of the NY UCC, our opinions in paragraph (h) above are limited to Article 9 of the DE UCC, our opinions in paragraph (i) above are limited to Articles 8 and 9 of the NY UCC and the OH UCC, and our opinions in paragraph (f) above are limited to Article 9 of the OH UCC, and therefore, those opinion paragraphs do not address (i) laws of jurisdictions other than New York, Ohio and Delaware, and laws of New York, Ohio and Delaware except for Articles 8 and 9 of the NY UCC, Article 9 of the OH UCC and Article 9 of the DE UCC, (ii) collateral of a type not subject to Article 8 and/or 9 of the NY UCC, Article 9 of the OH UCC, and Article 9 of the DE UCC, and (iii) under the choice of law rules of the NY UCC, OH UCC and the DE UCC with respect to the law governing perfection and priority of security interests, what law governs perfection and/or priority of the security interests granted in the collateral covered by this opinion letter. Without limitation, we express no opinion as to federal or state environmental, securities, pension or benefit, labor, antitrust or unfair competition laws; the statutes, ordinances, administrative decisions, rules, regulations or requirements of any county, municipality, subdivision or local authority of any jurisdiction; or federal or state tax laws, including, without limitation, franchise, income or transfer taxes.

(j) Our opinions as to any matters governed by the NY UCC are based solely upon our review of the NY UCC as published by the State of New York on its website at http://public.leginfo.state.ny.us/, without any review or consideration of any decisions or opinions of courts or other adjudicative bodies or governmental authorities of the State of New York, whether or not reported or summarized in the foregoing publication.

(k) Our opinions are limited to those expressly set forth herein, and we express no opinions by implication. This opinion letter speaks only as of the date hereof and we have no responsibility or obligation to update this opinion letter, to consider its applicability or correctness to any person or entity other than its addressees, or to take into account changes in law, facts or any other developments of which we may later become aware.

(l) We express no opinion as to the compliance or noncompliance, or the effect of the compliance or noncompliance, of each of the addressees or any other person or entity with any state or federal laws or regulations applicable to each of them by reason of their status as or affiliation with a federally insured depository institution.

(m) The opinions expressed herein are solely for the benefit of the addressees hereof and their respective successors and assigns, in each case, in connection with the transaction referred to herein. The opinions expressed herein may not be relied on for any other purpose or for any purpose by any other person or entity.

Very truly yours,

/s/ JONES DAY

EXHIBIT B-2

OPINION OF COUNSEL FOR THE DUTCH BORROWER

[Attached]

Parkstraat 107
2514 JH The Hague
P.O. Box 30457
2500 GL The Hague
T +31-(0)70-376 06 06
To:	F +31-(0)70-365 18 56
The Addressees listed in Annex A hereto
www.barentskrans.nl

13 July 2011

Our ref.	: 061/121.323
Telephone direct	: +31 70 376 06 82
Fax direct	: +31 70 361 56 87
E-mail	: surber@barentskrans.nl

Ladies and Gentlemen,

Re: Materion Corporation et al. / Amended and Restated Credit Agreement

1.	Introduction

1.1	We have acted as Dutch counsel to Materion Advanced Materials Technologies and Services Netherlands B.V. (the “Dutch Borrower”) in connection with the transactions contemplated by an amended and restated credit agreement, dated as of 13 July 2011 among Materion Corporation, the Dutch Borrower and the other Foreign Subsidiary Borrowers from time to time party thereto as Borrowers, the Lenders from time to time party thereto, JPMorgan Chase Bank, N.A. as Administrative Agent and Bank of America, N.A., Keybank National Association and Wells Fargo, National Association, as Co-Syndication Agents (the “Credit Agreement”), for the purpose of amending and restating the existing credit agreement dated as of November 7, 2007 (the “Existing Credit Agreement”).

1.2	This opinion letter is rendered to you in accordance with Section 4.01(b)(ii) of the Credit Agreement. Capitalized terms used herein shall, unless otherwise defined, have the respective meanings set forth in the Credit Agreement. The section headings used in this opinion letter are for convenience of reference only and are not to affect the construction hereof or to be taken into consideration in the interpretation hereof.

1.3	In rendering the opinions and statements expressed herein, we have exclusively reviewed and relied upon the documents set forth and defined in paragraph 6 and we have assumed that the Credit Agreement and all other documents have been or will be entered into for bona fide commercial reasons. We have not investigated or verified any factual matter disclosed to us in the course of our review.

1.4	This opinion letter sets out our opinion on certain matters of Netherlands Law as at today’s date and the opinions and statements expressed in this opinion letter are limited in all respects to and are to be construed and interpreted in accordance with Netherlands Law. Unless otherwise specifically stated herein, we do not express any opinion on representations and warranties, on public international law or on the rules promulgated under or by any treaty or treaty organisation, except insofar as such rules are directly applicable in the Netherlands. We do not express any opinion on Netherlands or European competition law

Rabobank 12.17.34.404, bank account name: Stichting beheer derdengelden BarentsKrans Advocatuur

IBAN: NL20 RABO 0121 7344 04 | BIC: RABONL2U

or tax law. No undertaking is assumed on our part to revise, update or amend this opinion letter in connection with or to notify or inform you of, any developments and/or changes under Netherlands Law subsequent to today’s date.

1.5	In this opinion letter, legal concepts are expressed in English terms. The Netherlands legal concepts concerned may not be identical in meaning to the concepts described by the English terms as they exist under the law of other jurisdictions. In the event of a conflict or inconsistency, the relevant expression shall be deemed to refer only to the Netherlands legal concepts described by the English terms.

2.	Assumptions

For the purpose of this opinion, we have made the following assumptions:

2.1	All documents reviewed by us as originals are complete and authentic and the signatures thereon are the genuine signatures of the persons purporting to have signed the same, and all documents reviewed by us as fax, photo- or electronic copy of originals are in conformity with the executed originals thereof and such originals are complete and authentic and the signatures thereon genuine. All documents reviewed by us as drafts which will be executed on or about the date hereof will be executed in conformity with such drafts.

2.2	Each of the parties to the Credit Agreement, the Deed and the Confirmation Agreement (both as defined below), other than the Dutch Borrower, has been duly incorporated and is validly existing under the laws of its jurisdiction.

2.3	At the moment of execution of the deed of pledge on shares in the capital of the Dutch Borrower (the “Deed”) by all persons named as a signatory therein, including without limitation by any signatory for acknowledgement of notification, (i) the Pledgor as defined therein was the owner (‘eigenaar’) or proprietor (‘rechthebbende’), as the case may be, and had full power to dispose (‘beschikkingsbevoegd’) of the Present Shares and other existing Collateral as defined therein, and (ii) such Present Shares and other existing Collateral were not encumbered by any limited rights (‘beperkte rechten’), attachments (‘beslagen’) or other similar encumbrances.

2.4	The Pledgor as defined in the Deed shall be the owner (‘eigenaar’) or proprietor (‘rechthebbende’), as the case may be of any shares in the capital of the Dutch Borrower to be issued in the future (and of any rights pertaining to such future shares) and shall have full power to dispose of (‘beschikkingsbevoegd’) and shall be validly obligated to pledge such future shares and rights. We have further assumed that the Pledgor shall at such time not have been declared bankrupt (‘faillissement’), granted a (preliminary) suspension of payments (‘(voorlopige) surséance van betaling’) or otherwise be limited in its right to dispose of its assets, and that such future shares and rights shall not be encumbered by any limited rights (‘beperkte rechten’), attachments (‘beslagen’) or other similar encumbrances.

2.5	To the extent rights governed by Netherlands Law are part of the Collateral in which a security right is purported to be created pursuant to the Deed, such rights are assignable (‘voor overdracht vatbaar’) within the meaning of Article 3:228 of the Netherlands Civil Code (“NCC”).

2.6	The Parallel Debt as defined in article 2 of the Deed is sufficiently identifiable (‘voldoende bepaalbaar’) within the meaning of Article 3:231(2) NCC.

2.7	The information in the Shareholders Register is true, complete and correct in all respects.

2.8	The Resolutions are and remain in full force and effect.

2.9

The Credit Agreement and the confirmation agreement among Materion Advanced Materials Technologies and Services Inc. as Pledgor, the Administrative Agent as Pledgee and the Dutch Borrower as the Company dated as of 13 July 2011 (the “Confirmation Agreement”, the Credit Agreement and the

Confirmation Agreement herinafter collectively the “Agreements”) are within the power of and have been duly authorised by and signed on behalf of all parties thereto other than the Dutch Borrower.

2.10	The Deed is within the power of and has been duly authorised by and signed on behalf of all parties thereto other than the Dutch Borrower.

2.11	The Agreements constitute under any applicable law other than Netherlands Law, the legal, valid and binding obligations of all parties thereto, enforceable in accordance with its respective terms.

2.12	The choice of law clause contained in the Credit Agreement constitutes under any applicable law, other than Netherlands Law, a legal, valid and binding choice of law for the laws of the State of New York.

2.13	The Deed of Incorporation constitutes a valid notarial deed. There are no defects in the incorporation (not appearing on the face of the Deed of Incorporation) on the basis of which a court might dissolve the Dutch Borrower.

3.	Opinion

Based upon and subject to the foregoing and subject to the qualifications listed below and to any factual matters, documents or events not disclosed to us in the course of our examination which, if disclosed, would shed a different light on the information in the documents listed in paragraph 6 (including, in connection with the Confirmation Agreement, force (bedreiging), fraud (bedrog), undue influence (misbruik van omstandigheden) or a mistake (dwaling)), we are at the date hereof of the following opinion:

3.1	The Dutch Borrower has been duly and properly incorporated and is validly existing under Netherlands Law as a legal entity in the form of a private company with limited liability (‘besloten vennootschap met beperkte aansprakelijkheid’).

3.2	The Dutch Borrower has the corporate power and authority and legal right and has taken all corporate action as required by its articles of association (‘statuten’) and by Netherlands Law to execute and deliver the Agreements and to perform its obligations thereunder.

3.3	The Agreements have been duly executed by the Dutch Borrower.

3.4	The Deed constitutes a valid right of pledge (‘pandrecht’) on the Collateral as defined therein, in favor of the Pledgee as defined therein, which right of pledge will be enforceable in the Netherlands in accordance with its terms. The validity and enforceability of the right of pledge created under the Deed will not be affected by reason only of the implementation of the amendments to the Existing Credit Agreement as a consequence of the execution of the Credit Agreement.

3.5	The contractual obligations of the Dutch Borrower under the Agreements are enforceable against it in the Netherlands, provided that the remedy of specific performance of obligations may not always and in all circumstances be available in the Netherlands.

3.6	To the extent the Agreements provide for any contractual obligations of the Dutch Borrower as defined therein, such obligations will be the legal, valid and binding obligations of such Dutch Borrower, enforceable in the Netherlands in accordance with their respective terms and the applicable provisions of Netherlands Law, provided that the remedy of specific performance of obligations may not always and in all circumstances be available in the Netherlands.

3.7	Entering into the Agreements by the Dutch Borrower and the performance by the Dutch Borrower of its obligations thereunder does not and will not violate the Dutch Borrower’s present articles of association (‘statuten’) and does not in itself violate Netherlands Law.

3.8	The choice of the law of the State of New York as the law governing the Credit Agreement is valid and binding under Netherlands Law.

3.9	A final and binding court decision by the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, which is enforceable in the United States of America as provided for in the Credit Agreement will be recognised and given effect by the Netherlands courts.

3.10	No authorization, consents or approvals and no licenses or orders from or notices to or filings with any regulatory or other authority, governmental body of the Netherlands or the Netherlands courts are required to ensure the validity and enforceability of the Agreements, or their admissibility in evidence in the Netherlands courts.

4.	Qualifications

The opinions expressed above are subject to the following qualifications:

4.1	The information with respect to the Dutch Borrower contained in the Extracts (as defined below) and our inquiries of today over the telephone with the District Court in Amsterdam (the Netherlands) support but do not constitute conclusive evidence of the corporate status, the solvency or other matters reflected in them relating to the Dutch Borrower. In particular, no conclusive evidence can be obtained that the Dutch Borrower has not (i) been dissolved (ontbonden), (ii) ceased to exist pursuant to a merger (‘fusie’) or a demerger (‘splitsing’), (iii) had its assets placed under administration (‘onder bewind gesteld’), or (iv) been declared bankrupt (‘failliet verklaard’), been granted a (preliminary) suspension of payments (‘(voorlopige) surséance van betaling verleend’) or (v) been made subject to similar insolvency proceedings in other jurisdictions.

4.2	The opinions expressed herein may be effected or limited by the provisions of any applicable bankruptcy, insolvency, reorganisation, moratorium or other similar laws or procedures now or hereinafter in effect, relating to or affecting the enforcement or protection of creditors rights, except that the enforcement of a right of pledge created by the Deed will not be affected by a bankruptcy (‘faillissement’) or suspension of payments (‘surséance van betaling’) of the Dutch Borrower under the Dutch Bankruptcy Act (‘Faillissementswet’), subject, however, to the immediately following sentence. Enforcement of rights against a party (such as the Dutch Borrower) which has been declared bankrupt (‘in staat van faillissement verklaard’), or is granted a (preliminary) suspension of payments (‘(voorlopige) surséance van betaling verleend’), may be suspended by a court for a period not exceeding four months.

4.3	Under Netherlands Law, a legal act (‘rechtshandeling’) performed by a person or entity may be nullified by (i) any of its creditors, or (ii) its bankruptcy trustee (‘curator’), if (a) it performed the act without an obligation to do so (‘onverplicht’), (b) the creditor concerned or (in the case of a bankruptcy) any creditor was prejudiced as a consequence of the act, and (c) at the time the act was performed both the person or entity and (unless the act was for no consideration (‘om niet’)) the party with or towards which it acted, knew or should have known that one or more of its creditors (present or future) would be prejudiced. In the case of a legal entity’s bankruptcy, its bankruptcy trustee may nullify its performance of any due and payable obligation (‘opeisbare schuld’), if (d) the recipient of such performance knew that a petition for bankruptcy had been filed, or (e) the performance of the obligation resulted from consultation between it and the recipient with the intent to give preference to the latter over the legal entity’s other creditors.

4.4	Under Netherlands Law, notwithstanding the recognition of the laws of the State of New York as the governing law of the Credit Agreement:

•

A Netherlands court may give effect to mandatory rules of the laws of another jurisdiction (including its own) with which the situation has a close connection, if and insofar as, under the laws of that other jurisdiction those rules must be applied whatever the chosen law;

•	The application of the laws of the State of New York may be refused if it is manifestly incompatible with the public policy of the Netherlands (‘ordre public’);

•	Regard will be had to the law of the jurisdiction in which performance takes place in relation to the manner of performance and the steps to be taken in the event of defective performance.

Unless otherwise stated in this opinion letter and on the face of the Credit Agreement, we have no reason to believe that (i) the Credit Agreement will give rise to situations where mandatory rules of Netherlands law will prevail over the chosen law of the Credit Agreement, or (ii) a provision of the Credit Agreement will be deemed manifestly incompatible with the public policy of the Netherlands.

4.5	Under Netherlands Law, when applying Netherlands Law as the law governing the Confirmation Agreement:

•

effect may be given to the law of another jurisdiction with which the situation has a close connection, if and insofar as, under the laws of that other jurisdiction those rules must be applied whatever the chosen law;

•	Regard will be had to the law of the jurisdiction in which performance takes place in relation to the manner of performance and the steps to be taken in the event of defective performance.

4.6	The binding effect and enforceability of the Confirmation Agreement may be affected by rules of Netherlands Law which generally apply to contractual arrangements like the Confirmation Agreement, including (without limitation) the requirements of reasonableness and fairness (‘redelijkheid en billijkheid’) and rules relating to force majeure.

4.7	Pursuant to Article 7 of Book 2 of the Netherlands Civil Code, any transactions entered into by legal entities (such as the Dutch Borrower) may be nullified by the legal entity itself or its bankruptcy trustee if the objects of such entity were transgressed thereby and the other party to the transaction knew or should have known this without independent investigation (‘wist of zonder onderzoek behoorde te weten’). The Netherlands Supreme Court has ruled that in determining whether the objects of a legal entity are transgressed, not only the description of such objects in the articles of association (‘statuten’) is decisive, but all (relevant) circumstances must be taken into account, in particular whether the interests of the legal entity were served by the transaction. On the face of the Agreements, we have no reason to believe that entering into the Agreements by the Dutch Borrower would be a violation of its objects clause as contained in its articles of association, and therefore, be considered ultra vires. However, we cannot assess whether there are other relevant circumstances that must be taken into account, in particular whether the interests of the Dutch Borrower are served by entering into the Agreements. Most authoritative legal writers, however, take the view that the acts of a legal entity should be both (a) within the objects clause as contained in the articles of association of such legal entity, or considered secondary thereto (‘secundaire handeling’), and (b) in the actual interests of such legal entity in the sense that such acts must be conducive to the realisation of the objects of such legal entity as laid down in its articles of association.

4.8	To the extent Netherlands Law is applicable, any provision in the Agreements to the effect that such agreements or any of the provisions thereof shall be binding on the assigns or successors of any party thereto will not be enforceable in the absence of an agreement to that effect with any such assign or successor.

4.9

In order to obtain a judgment that can be enforced in the Netherlands against the Dutch Borrower, the dispute will have to be re-litigated before the competent Netherlands Court. This court will have discretion to attach such weight to the judgment of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, as it deems appropriate. Given the submission by the Dutch Borrower to the (non-exclusive) jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York in the Credit Agreement, the Netherlands Courts can be expected to give conclusive effect to a final and enforceable judgment of such courts without re-examination or re-litigation of the substantive matters adjudicated upon. This would require (i) proper service of process to have been given, (ii) the proceedings before such court to have complied with principles of proper procedure (‘behoorlijke rechtspleging’), and (iii) such judgment not being contrary to the public policy of the Netherlands.

4.10	In accordance with Netherlands Law, a power of attorney can only be made irrevocable to the extent its object is the performance of legal acts (‘rechtshandelingen’) in the interest of the representative appointed thereby or of a third party. On the face of the Agreements we have no reason to believe that the objects of any of the powers of attorney contained therein are not in the interests of such representatives or third parties. The competent Netherlands court may at the request of the principal cancel the irrevocable power of attorney or mandate granted by the Dutch Borrower, including but not limited to the appointment of an agent for service of process (to the extent that it can be considered a power of attorney).

4.11	A power of attorney or mandate granted by the Dutch Borrower, including but not limited to the appointment of an agent for service of process (to the extent that it can be considered a power of attorney) will terminate upon the bankruptcy or become ineffective upon the suspension of payments of the Dutch Borrower.

4.12	The enforcement in a Netherlands court of the Agreements and of foreign judgments is subject to Netherlands Law and to the rules of civil procedure as applied by Netherlands courts.

5.	Reliance

5.1	This opinion letter speaks as of its date. It is addressed solely to you and your permitted successors and assigns. It may only be relied upon by you in connection with the Opinion Documents as described in paragraph 6 and on the condition that you accept that the legal relationship between yourselves and BarentsKrans, a public company limited by shares (‘naamloze vennootschap’), is governed by Netherlands Law and by BarentsKrans’ General Terms and Conditions, a copy of which is attached to this opinion letter as Annex B.

5.2	This opinion letter is strictly limited to the matters stated in it and may not be read as extending by implication to any matters not specifically referred to in it. Its contents may not be quoted, otherwise included, summarised or referred to in any publication or document or disclosed to any other party, for any purpose, without our prior written consent. A copy may, however, be provided to (i) your legal advisers solely for the purpose of the Agreements and of giving their opinions in connection therewith and subject to the restrictions set forth in this paragraph 5, (ii) bank examiners and regulators in connection with their review of your activities and (iii) prospective participants and assignees under the Credit Agreement subject to the restrictions set forth in this paragraph 5.

6.	Opinion Documents

6.1	An executed copy of the Credit Agreement dated as of 13 July 2011.

6.2	An executed copy of the Confirmation Agreement dated as of 13 July 2011.

6.3	A true copy of the deed of pledge on shares in the capital of the Dutch Borrower (f/k/a/ Williams Advanced Materials (Netherlands) B.V.), reference 82032908 AMS C 655700 / 6 and dated as of 29 November 2007.

6.4	A certified copy of the deed of incorporation (‘akte van oprichting’) of the Dutch Borrower dated 29 May 2002, stating that the declaration of no-objection from the Minister of Justice in the Netherlands was obtained on 27 May 2002 (the “Deed of Incorporation”).

6.5	A certified copy of the articles of association (‘statuten’) of the Dutch Borrower as last amended on 3 March, 2011.

6.6	A photocopy of the Dutch Borrower’s shareholders’ register (the “Shareholders’ Register”).

6.7	An extract dated 8 July 2011 and an electronic extract as of the date hereof from the Trade Register of the Chamber of Commerce and Industry for Amsterdam relating to the Dutch Borrower (the “Extracts”).

6.8	A photocopy of a signed resolution dated as of 12 July 2011 of the board of directors of the Dutch Borrower, whereby it is resolved that the Dutch Borrower shall enter into the Agreements to which it is a party.

6.9	A photocopy of a signed shareholders’ resolution dated as of 12 July 2011 of the shareholders of the Dutch Borrower, whereby the intended resolution by the Dutch Borrower’s board of directors is approved (the resolutions referred to in 6.8 and 6.9 collectively the “Resolutions”).

[SIGNATURE PAGE FOLLOWS]

Yours faithfully,

BarentsKrans N.V.

Annex A

1.	JPMorgan Chase Bank, N.A. as Administrative Agent and as Lender;

2.	Bank of America, N.A., Keybank National Association and Wells Fargo, National Association, as Co-Syndication Agents and as Lenders;

3.	RBS Citizens, N.A. as Lender;

4.	Fifth Third Bank as Lender;

5.	The other Lenders from time to time party to the Credit Agreement.

Annex B

[General Terms and Conditions]

General Terms and Conditions BarentsKrans	June 2006

I BarentsKrans N.V. (“BarentsKrans”) is a public limited company (naamloze vennootschap). Next to the name mentioned in the articles of association, the public limited company uses BarentsKrans as its trade name.

II 1. A professional services agreement will only be concluded after BarentsKrans has accepted the client’s instructions. For the purposes of concluding a professional services agreement, BarentsKrans can be represented only by its attorneys at law and (junior) civil law notaries and by personnel holding written authorization.

2. Instructions will be accepted and handled by BarentsKrans only, even if it is a client’s explicit or implicit intention to have his instructions handled by a particular person.

3. BarentsKrans will confer with the client as far as possible before engaging any third parties. BarentsKrans does not accept any liability for any shortcomings on the part of such third parties.

III Sections 404 and 407 (2) of Book 7 of the Netherlands Civil Code are not applicable.

IV 1. BarentsKrans’ liability to clients and third parties for any damages arising from or relating to the performance of a services agreement is limited to the amount paid out in the case in question under the professional liability insurance policy/policies taken out by BarentsKrans, plus the deductible which under the policy conditions will not be borne by the insurers. Information about our professional liability insurance will be sent upon request.

2. If and to the extent that no payment is made under the policy/policies referred to, for any reason whatsoever, BarentsKrans liability is limited to the amount of the fee charged by BarentsKrans for the work in question, subject to a maximum of

€ 100,000, and a maximum of € 50,000 for its liability to third parties.

3. The limitation of liability also applies if BarentsKrans is liable for the errors made by third parties engaged by BarentsKrans or if the equipment, software, data files, registers or any other items (none excluded) used by BarentsKrans for the purposes of performing the services agreement do not function properly.

4. The client authorizes BarentsKrans to accept – on the client’s behalf – any limitations of liability of third parties.

V The client will hold BarentsKrans harmless against any and all claims made by third parties and the costs of legal assistance, pertaining in any way to the services provided for the client.

VI 1. The client is required to pay a fee, plus out-of-pocket expenses, office expenses (a percentage of the fee charged) and VAT, for the performance of a services agreement.

2. If the performance of a services agreement covers a period of more than one month, interim invoices may be billed for the services rendered.

3. BarentsKrans is entitled at any time to request the client to pay a deposit. Any deposits received will be set off against the final invoice.

4. BarentsKrans is entitled as per January 1 of each year to alter its fee in proportion to the time billed according to the hourly rates fixed by BarentsKrans.

VII 1. Amounts billed by BarentsKrans must be paid within 14 days of the billing date. If the period allowed for payment is exceeded, the client will be in default by operation of law and will be liable to pay default interest at a rate equal to the current statutory interest rate.

2. If BarentsKrans takes debt collection measures to obtain payment from a defaulting client, the costs incurred on that account will be payable by the client, subject to a minimum of 10% of the outstanding bill.

3. The client is not entitled to defer payment or to set off any amounts.

VIII 1. These General Terms and Conditions are stipulated also on behalf of those who work for the public limited company or have done so in the past.

2. Any and all agreements between the client and BarentsKrans are governed by the laws of The Netherlands.

3. Disputes are subject to the exclusive jurisdiction of the competent courts in the district of The Hague, The Netherlands. BarentsKrans is also entitled to submit disputes to the competent courts in the client’s place of residence.

4. These General Terms and Conditions are available in English and Dutch. If there is any discrepancy between the English text and the Dutch text, the latter shall be binding.

5. BarentsKrans is entitled to amend these General Terms and Conditions at any point in time. The most recent version of the General Terms and Conditions is accessible via BarentsKrans’ website (www.barentskrans.nl).

IX Unless otherwise agreed in writing before a services agreement is concluded, these General Terms and Conditions govern all professional services agreements.

EXHIBIT C

FORM OF INCREASING LENDER SUPPLEMENT

INCREASING LENDER SUPPLEMENT, dated                     , 20     (this “Supplement”), by and among each of the signatories hereto, to the Amended and Restated Credit Agreement, dated as of July 13, 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Materion Corporation (the “Company”), Materion Advanced Materials Technologies and Services Netherlands B.V., the other Foreign Subsidiary Borrowers from time to time party thereto, the Lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”).

W I T N E S S E T H

WHEREAS, pursuant to Section 2.20 of the Credit Agreement, the Company has the right, subject to the terms and conditions thereof, to effectuate from time to time an increase in the Aggregate Commitment and/or one or more tranches of Incremental Term Loans under the Credit Agreement by requesting one or more Lenders to increase the amount of its Commitment and/or to participate in such a tranche;

WHEREAS, the Company has given notice to the Administrative Agent of its intention to [increase the Aggregate Commitment] [and] [enter into a tranche of Incremental Term Loans] pursuant to such Section 2.20; and

WHEREAS, pursuant to Section 2.20 of the Credit Agreement, the undersigned Increasing Lender now desires to [increase the amount of its Commitment] [and] [participate in a tranche of Incremental Term Loans] under the Credit Agreement by executing and delivering to the Company and the Administrative Agent this Supplement;

NOW, THEREFORE, each of the parties hereto hereby agrees as follows:

1. The undersigned Increasing Lender agrees, subject to the terms and conditions of the Credit Agreement, that on the date of this Supplement it shall [have its Commitment increased by $[        ], thereby making the aggregate amount of its total Commitments equal to $[        ]] [and] [participate in a tranche of Incremental Term Loans with a commitment amount equal to $[        ] with respect thereto].

2. The Company hereby represents and warrants that no Default or Event of Default has occurred and is continuing on and as of the date hereof.

3. Terms defined in the Credit Agreement shall have their defined meanings when used herein.

4. This Supplement shall be governed by, and construed in accordance with, the laws of the State of New York.

5. This Supplement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same document.

IN WITNESS WHEREOF, each of the undersigned has caused this Supplement to be executed and delivered by a duly authorized officer on the date first above written.

[INSERT NAME OF INCREASING LENDER]

By:
Name:
Title:

Accepted and agreed to as of the date first written above:

MATERION CORPORATION

By:
Name:
Title:

Acknowledged as of the date first written above:

JPMORGAN CHASE BANK, N.A.

as Administrative Agent

By:
Name:
Title:

EXHIBIT D

FORM OF AUGMENTING LENDER SUPPLEMENT

AUGMENTING LENDER SUPPLEMENT, dated                     , 20     (this “Supplement”), to the Amended and Restated Credit Agreement, dated as of July 13, 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Materion Corporation (the “Company”), Materion Advanced Materials Technologies and Services Netherlands B.V., the other Foreign Subsidiary Borrowers from time to time party thereto, the Lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”).

W I T N E S S E T H

WHEREAS, the Credit Agreement provides in Section 2.20 thereof that any bank, financial institution or other entity may [extend Commitments] [and] [participate in tranches of Incremental Term Loans] under the Credit Agreement subject to the approval of the Company and the Administrative Agent, by executing and delivering to the Company and the Administrative Agent a supplement to the Credit Agreement in substantially the form of this Supplement; and

WHEREAS, the undersigned Augmenting Lender was not an original party to the Credit Agreement but now desires to become a party thereto;

NOW, THEREFORE, each of the parties hereto hereby agrees as follows:

1. The undersigned Augmenting Lender agrees to be bound by the provisions of the Credit Agreement and agrees that it shall, on the date of this Supplement, become a Lender for all purposes of the Credit Agreement to the same extent as if originally a party thereto, with a [Commitment with respect to Revolving Loans of $[        ]] [and] [a commitment with respect to Incremental Term Loans of $[        ]].

2. The undersigned Augmenting Lender (a) represents and warrants that it is legally authorized to enter into this Supplement; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and has reviewed such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Supplement; (c) agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement or any other instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto; and (e) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with its terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender.

3. The undersigned’s address for notices for the purposes of the Credit Agreement is as follows:

[            ]

4. The Company hereby represents and warrants that no Default or Event of Default has occurred and is continuing on and as of the date hereof.

5. Terms defined in the Credit Agreement shall have their defined meanings when used herein.

6. This Supplement shall be governed by, and construed in accordance with, the laws of the State of New York.

7. This Supplement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same document.

[remainder of this page intentionally left blank]

IN WITNESS WHEREOF, each of the undersigned has caused this Supplement to be executed and delivered by a duly authorized officer on the date first above written.

[INSERT NAME OF AUGMENTING LENDER]

By:
Name:
Title:

Accepted and agreed to as of the date first written above:

MATERION CORPORATION

By:
Name:
Title:

Acknowledged as of the date first written above:

JPMORGAN CHASE BANK, N.A.

as Administrative Agent

By:
Name:
Title:

EXHIBIT E

LIST OF CLOSING DOCUMENTS

MATERION CORPORATION

CERTAIN FOREIGN SUBSIDIARY BORROWERS

CREDIT FACILITIES

July 13, 2011

LIST OF CLOSING DOCUMENTS1

A.    LOAN DOCUMENTS

1.	Amended and Restated Credit Agreement (the “Credit Agreement”) by and among Materion Corporation, an Ohio corporation (the “Company”), Materion Advanced Materials Technologies and Services Netherlands B.V., the other Foreign Subsidiary Borrowers from time to time parties thereto (collectively with the Company, the “Borrowers”), the institutions from time to time parties thereto as Lenders (the “Lenders”) and JPMorgan Chase Bank, N.A., in its capacity as Administrative Agent for itself and the other Lenders (the “Administrative Agent”), evidencing a revolving credit facility to the Borrowers from the Lenders in an initial aggregate principal amount of $325,000,000.

SCHEDULES

Schedule 2.01	—	Commitments
Schedule 2.02	—	Mandatory Cost
Schedule 2.06	—	Existing Letters of Credit
Schedule 3.01	—	Subsidiaries
Schedule 6.01	—	Existing Indebtedness
Schedule 6.02	—	Existing Liens
Schedule 6.04	—	Existing Investments

EXHIBITS

Exhibit A	—	Form of Assignment and Assumption
Exhibit B-1	—	Form of Opinion of U.S. Loan Parties’ Counsel
Exhibit B-2	—	Form of Opinion of Dutch Borrower’s Counsel
Exhibit C	—	Form of Increasing Lender Supplement
Exhibit D	—	Form of Augmenting Lender Supplement
Exhibit E	—	List of Closing Documents
Exhibit F-1	—	Form of Borrowing Subsidiary Agreement
Exhibit F-2	—	Form of Borrowing Subsidiary Termination

2.	Notes executed by the initial Borrowers in favor of each of the Lenders, if any, which has requested a note pursuant to Section 2.10(e) of the Credit Agreement.

3.	Amended and Restated Guaranty executed by the initial Subsidiary Guarantors (collectively with the Borrowers, the “Loan Parties”) in favor of the Administrative Agent

[1]	Each capitalized term used herein and not defined herein shall have the meaning assigned to such term in the above-defined Credit Agreement. Items appearing in bold and italics shall be prepared and/or provided by the Company and/or Company’s counsel

4.	Amended and Restated Pledge and Security Agreement executed by the Loan Parties, together with, pledged instruments and allonges, stock certificates, stock powers executed in blank, pledge instructions and acknowledgments, as appropriate.

Exhibit A	—

Legal and Prior Names; Principal Place of Business and Chief Executive Office; FEIN; State Organization Number and Jurisdiction of Incorporation; Properties Leased by the Grantors; Properties Owned by the Grantors; Public Warehouses or Other Locations

Exhibit B	—	Deposit Accounts; Securities Accounts
Exhibit C	—	Letter of Credit Rights; Chattel Paper
Exhibit D	—	Patents, Copyrights and Trademarks Protected under Federal Law
Exhibit E	—	Aircraft/Engines, Ships, Railcars and Other Vehicles Governed by Federal Statute
Exhibit G	—	List of Instruments, Pledged Securities and other Investment Property
Exhibit H	—	Form of Amendment to Security Agreement
Exhibit I	—	Excluded Collateral
Exhibit J	—	Commercial Tort Claims

5.	Confirmatory Grant of Security Interest in United States Patents made by certain of the Loan Parties in favor of the Administrative Agent for the benefit of the Secured Parties.

Exhibit A — Schedule of Patents

6.	Confirmatory Grants of Security Interest in United States Trademarks made by certain of the Loan Parties in favor of the Administrative Agent for the benefit of the Secured Parties.

Exhibit A — Schedule of Trademarks

7.	Amended and Restated Intercreditor Agreement between the Administrative Agent and The Bank of Nova Scotia.

8.	Certificates of Insurance listing the Administrative Agent as (x) lender loss payee for the property, casualty and business interruption insurance policies of the Initial Loan Parties, together with long-form lender loss payable endorsements, as appropriate, and (y) additional insured with respect to the liability insurance of the Loan Parties, together with additional insured endorsements.

B.    UCC DOCUMENTS

9.	UCC, tax lien and name variation search reports naming each Loan Party from the appropriate offices in relevant jurisdictions.

10.	UCC financing statements naming each Loan Party as debtor and the Administrative Agent as secured party as filed with the appropriate offices in applicable jurisdictions.

C.    CORPORATE DOCUMENTS

11.	Certificate of the Secretary or an Assistant Secretary of each Loan Party certifying (i) that there have been no changes in the Certificate of Incorporation or other charter document of such Loan Party, as attached thereto and as certified as of a recent date by the Secretary of State of the jurisdiction of its organization, since the date of the certification thereof by such secretary of state, (ii) the By-Laws or other applicable organizational document, as attached thereto, of such Loan Party as in effect on the date of such certification, (iii) resolutions of the Board of Directors or other governing body of such Loan Party authorizing the execution, delivery and performance of each Loan Document to which it is a party, and (iv) the names and true signatures of the incumbent officers of each Loan Party authorized to sign the Loan Documents to which it is a party, and (in the case of the Company) authorized to request Borrowing or the issuance of a Letter of Credit under the Credit Agreement.

12.	Good Standing Certificate for each Loan Party from the Secretary of State of the jurisdiction of its organization.

D.    OPINIONS

13.	Opinion of Jones Day, counsel for the U.S. Loan Parties.

14.	Opinion of BarentsKrans N.V., counsel for the Dutch Borrower.

E.    CLOSING CERTIFICATES AND MISCELLANEOUS

15.	A Certificate signed by the President, a Vice President or a Financial Officer of the Company certifying the following: (i) all of the representations and warranties of the Company set forth in the Credit Agreement are true and correct and (ii) no Default has occurred and is then continuing.

16.	A Certificate of the chief financial officer of the Company in form and substance satisfactory to the Administrative Agent supporting the conclusions that, after giving effect to the Transactions, the Company and its Subsidiaries, taken as a whole, are Solvent and will be Solvent subsequent to incurring the indebtedness in connection with the Transactions.

F.    POST-CLOSING DOCUMENTS

17.	Amended and Restated Mortgage executed by the applicable Loan Parties in favor of the Administrative Agent for the benefit of the Holders of Secured Obligations with respect to certain parcels of real Property used for mining operations in Delta, Utah (the “Owned Properties”), together with evidence of their recordation, including any fixture filings.

18.	Mortgage Instruments.

19.	Foreign pledge agreements and related instruments, including confirmation agreements.

20.	Foreign pledge opinions.

EXHIBIT F-1

[FORM OF]

BORROWING SUBSIDIARY AGREEMENT

BORROWING SUBSIDIARY AGREEMENT dated as of [                    ], among Materion Corporation, an Ohio corporation (the “Company”), Materion Advanced Materials Technologies and Services Netherlands B.V., [Name of Foreign Subsidiary Borrower], a [                    ] (the “New Borrowing Subsidiary”), and JPMorgan Chase Bank, N.A. as Administrative Agent (the “Administrative Agent”).

Reference is hereby made to the Amended and Restated Credit Agreement dated as of July 13, 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Company, the Foreign Subsidiary Borrowers from time to time party thereto, the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A. as Administrative Agent. Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement. Under the Credit Agreement, the Lenders have agreed, upon the terms and subject to the conditions therein set forth, to make Loans to certain Foreign Subsidiary Borrowers (collectively with the Company, the “Borrowers”), and the Company and the New Borrowing Subsidiary desire that the New Borrowing Subsidiary become a Foreign Subsidiary Borrower. In addition, the New Borrowing Subsidiary hereby authorizes the Company to act on its behalf as and to the extent provided for in Article II of the Credit Agreement. [Notwithstanding the preceding sentence, the New Borrowing Subsidiary hereby designates the following officers as being authorized to request Borrowings under the Credit Agreement on behalf of the New Subsidiary Borrower and sign this Borrowing Subsidiary Agreement and the other Loan Documents to which the New Borrowing Subsidiary is, or may from time to time become, a party: [                    ].]

Each of the Company and the New Borrowing Subsidiary represents and warrants that the representations and warranties of the Company in the Credit Agreement relating to the New Borrowing Subsidiary and this Agreement are true and correct on and as of the date hereof, other than representations given as of a particular date, in which case they shall be true and correct as of that date. [The Company and the New Borrowing Subsidiary further represent and warrant that the execution, delivery and performance by the New Borrowing Subsidiary of the transactions contemplated under this Agreement and the use of any of the proceeds raised in connection with this Agreement will not contravene or conflict with , or otherwise constitute unlawful financial assistance under, Sections 677 to 683 (inclusive) of the United Kingdom Companies Act 2006 of England and Wales (as amended).]5 [INSERT OTHER PROVISIONS REASONABLY REQUESTED BY ADMINISTRATIVE AGENT OR ITS COUNSELS] The Company agrees that the Guarantee of the Company contained in the Credit Agreement will apply to the Obligations of the New Borrowing Subsidiary. Upon execution of this Agreement by each of the Company, the New Borrowing Subsidiary and the Administrative Agent, the New Borrowing Subsidiary shall be a party to the Credit Agreement and shall constitute a “Foreign Subsidiary Borrower” for all purposes thereof, and the New Borrowing Subsidiary hereby agrees to be bound by all provisions of the Credit Agreement.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

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[5]	To be included only if a New Borrowing Subsidiary will be a Borrower organized under the laws of England and Wales.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their authorized officers as of the date first appearing above.

MATERION CORPORATION

By:
Name: Title:

[NAME OF NEW BORROWING SUBSIDIARY]

By:
Name: Title:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name: Title:

EXHIBIT F-2

[FORM OF]

BORROWING SUBSIDIARY TERMINATION

JPMorgan Chase Bank, N.A.

as Administrative Agent

for the Lenders referred to below

10 South Dearborn Street

Chicago, Illinois 60603

Attention: [                    ]

[Date]

Ladies and Gentlemen:

The undersigned, Materion Corporation (the “Company”), refers to the Amended and Restated Credit Agreement dated as of July 13, 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Company, the Foreign Subsidiary Borrowers from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent. Capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The Company hereby terminates the status of [                    ] (the “Terminated Borrowing Subsidiary”) as a Foreign Subsidiary Borrower under the Credit Agreement. [The Company represents and warrants that no Loans made to the Terminated Borrowing Subsidiary are outstanding as of the date hereof and that all amounts payable by the Terminated Borrowing Subsidiary in respect of interest and/or fees (and, to the extent notified by the Administrative Agent or any Lender, any other amounts payable under the Credit Agreement) pursuant to the Credit Agreement have been paid in full on or prior to the date hereof.] [The Company acknowledges that the Terminated Borrowing Subsidiary shall continue to be a Borrower until such time as all Loans made to the Terminated Borrowing Subsidiary shall have been prepaid and all amounts payable by the Terminated Borrowing Subsidiary in respect of interest and/or fees (and, to the extent notified by the Administrative Agent or any Lender, any other amounts payable under the Credit Agreement) pursuant to the Credit Agreement shall have been paid in full; provided that the Terminated Borrowing Subsidiary shall not have the right to make further Borrowings under the Credit Agreement.]

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This instrument shall be construed in accordance with and governed by the laws of the State of New York.

Very truly yours,

MATERION CORPORATION

By:
Name: Title:

Copy to: JPMorgan Chase Bank, N.A.

               10 South Dearborn Street

               Chicago, Illinois 60603